As filed with the Securities and Exchange Commission on July 28, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1311	23-1128670
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 N. Cascade Avenue, 14th Floor
Colorado Springs, CO 80903
(719) 442-2600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Christopher K. Seglem
Chairman and Chief Executive Officer
WESTMORELAND COAL COMPANY
2 N. Cascade Avenue, 14th Floor
Colorado Springs, CO 80903
(719) 442-2600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
W. Michael Lepchitz Vice President, General Counsel and Secretary WESTMORELAND COAL COMPANY 2 N. Cascade Avenue, 14th Floor Colorado Springs, CO 80903 Telephone: (719) 442-2600 Telecopy: (719) 448-5824		Michael J. Levitin WILMER CUTLER PICKERING HALE AND DORR LLP 1455 Pennsylvania Avenue, N.W. Washington, DC 20004 Telephone: (202) 942-8400 Telecopy: (202) 942-8484

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. 
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ___________
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ___________
        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ___________
        If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. 

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $2.50 par value per share (1)	1,626,986 (2)	$20.40 (3)	$33,190,515 (3)	$4,206
Subscription Rights	(4)	N/A	N/A	$ -0- (5)

(1)	This Registration Statement also relates to rights to purchase shares of the Registrant's Series B Junior Participating Preferred Stock (the "Preferred Stock Rights"), which are attached to all shares of Common Stock. Until the occurrence of certain prescribed events, the Preferred Stock Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferable along with and only with the Common Stock. The value attributable to the Preferred Stock Rights, if any, is reflected in the value of the Common Stock.
(2)	This figure represents the maximum number of shares of Common Stock issuable upon the exercise of the Subscription Rights based on the assumption that each holder of Common Stock outstanding as of July 23, 2004 will be granted 1/5 of a Subscription Right for each share of Common Stock held by such holder.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of the Common Stock as reported on the American Stock Exchange on July 23, 2004.
(4)	Evidencing the rights to subscribe for 1,626,986 shares of Common Stock (the “Subscription Rights”). This figure represents the maximum number of shares of Common Stock issuable upon the exercise of the Subscription Rights based on the assumption that each holder of Common Stock as of July 23, 2004 will be granted 1/5 of a Subscription Right for each share of Common Stock held by such holder.
(5)	The Subscription Rights are being issued without consideration.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where an offer to sell is not permitted.

SUBJECT TO COMPLETION, DATED JULY 28, 2004

[WESTMORELAND LOGO]

PROSPECTUS

WESTMORELAND COAL COMPANY

__________ SUBSCRIPTION RIGHTS

TO PURCHASE

__________ SHARES OF COMMON STOCK

        If you held our common stock on ___________, 2004, Westmoreland Coal Company has granted you rights to purchase additional shares of our common stock for a subscription price of $___ per share. You have been granted ____ rights for every share of common stock you held of record on that date. Each whole right entitles you to purchase one share of our common stock for $___. This is your “basic subscription privilege.” If you fully exercise your rights and other stockholders do not fully exercise their rights, you may elect to purchase additional shares on a pro rata basis. This is your “oversubscription privilege.”

        We will not issue fractional rights or fractional shares. If the number of shares of common stock you held of record on that date would result in your receipt of fractional rights, the number of rights issued to you is being rounded down to the nearest whole right.

        We are offering the rights in order to obtain funds to support our growth and development strategy and for general corporate purposes.

        The rights will expire if they are not exercised by 5:00 p.m. New York City time, on ____________, 2004, the expiration date of the rights offering. We may extend the time period for exercising the rights. Rights that are not exercised by the expiration date of the rights offering will expire and will have no value. Rights may not be transferred or sold. You should carefully consider whether to exercise your rights before the expiration date. Our Board of Directors is making no recommendations regarding your exercise of rights.

        Our common stock is traded on the American Stock Exchange under the symbol “WLB.” On ____________, 2004, the last reported sales price for our common stock was __________ per share.

        AN INVESTMENT IN OUR COMMON STOCK IS RISKY. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE ____ OF THIS PROSPECTUS BEFORE EXERCISING YOUR RIGHTS.

        We are offering the shares directly without the services of an underwriter or selling agent.

	Per Share	Total

Subscription price	$ ______	$ ______

Underwriter's discounts and commissions	None	None

Net proceeds to Westmoreland	$ ______	$ ______

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___________, 2004.

TABLE OF CONTENTS

Forward-Looking Statements	ii
Questions and Answers about the Rights Offering	ii
Summary	1
Risk Factors	4
Use of Proceeds	15
Price Range of Common Stock, Dividends and Related Stockholder Matters	16
Capitalization	17
Selected Consolidated Financial Data	18
Management's Discussion and Analysis of Financial Condition and Results of Operations	20
Business	43
Properties	59
Legal Proceedings	66
Management	71
Certain Relationships and Related Transactions	85
Beneficial Ownership of Securities	86
The Rights Offering	90
Description of Capital Stock	101
United States Federal Income Tax Consequence	107
Plan of Distribution	109
Legal Matters	109
Experts	109
Where You Can Find More Information	110
Index to Financial Statements	F-1

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FORWARD-LOOKING STATEMENTS

        Throughout this Prospectus, we make statements that are not historical facts or information and that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, the information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; health care cost trends; the cost and capacity of the surety bond market; our ability to manage growth and significantly expanded operations; our ability to implement our growth and development strategy; our ability to pay the preferred stock dividends that are accumulated but unpaid; our ability to retain key senior management; our access to financing; our ability to maintain compliance with debt covenant requirements; our ability to successfully identify new business opportunities; our ability to negotiate profitable coal contracts, price reopeners and extensions; our ability to maintain satisfactory labor relations; changes in the industry; competition; our ability to utilize our income tax net operating losses; our ability to invest cash, including cash that has been deposited in reclamation accounts, at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the demand for electricity; the effect of regulatory and legal proceedings, including the bankruptcy filing by Touch America Holdings Inc. and Entech Inc.; environmental issues, including the cost of compliance with existing and future environmental requirements; the claims between Westmoreland and Montana Power; and the other factors discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Properties” sections of this prospectus. As a result of the foregoing and other factors, we cannot provide any assurance about our future results or achievements. We disclaim any duty to update these statements, even if subsequent events cause our views to change.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q.	What is the rights offering?

A.	The rights offering is a distribution to holders of our common stock, at no charge, of subscription rights. We are distributing one right for each _____ shares of common stock owned as of ___________, 2004, the record date. We will not distribute fractional rights or issue fractional shares. If the number of shares of common stock you held of record on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded down to the nearest whole right. Each right is evidenced by a rights certificate.

Q.	What is a subscription right?

A.	Each subscription right is a right to purchase one share of our common stock and carries with it a basic subscription privilege and an over-subscription privilege.

Q.	What is the basic subscription privilege?

A.	The basic subscription privilege of each right entitles you to purchase one share of our common stock at the subscription price of $__________ per each share purchased.

Q.	What is the over-subscription privilege?

A.	We do not expect that all of our stockholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our stockholders, we are providing stockholders that exercise all of their basic subscription privileges with the opportunity to purchase those shares that are not purchased by other stockholders through the exercise of their basic subscription privileges. If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe for additional shares of our common stock at the same subscription price of $___ per share that applies to your basic subscription privilege. If the number of shares requested by all holders exercising the over-subscription privilege is less than the total number of shares available, then each person exercising the over-subscription privilege will receive the total number of shares requested. If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available shares of our common stock pro rata, after eliminating all fractional shares, among the over-subscribing rights holders. "Pro rata" means in proportion to the number of shares of our common stock that you and the other holders of subscription rights have purchased by exercising your basic subscription privileges. If there is a pro rata allocation and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privileges. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Q.	How long will the rights offering last?

A.	You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New York City time, on ________________, 2004, your subscription rights will expire. We may, in our discretion, extend the rights offering until some later time but not later than 5:00 p.m., New York City time, on _______________, 2004.

Q.	Why is Westmoreland engaging in a rights offering?

A.	Our Board of Directors has determined to seek additional equity capital to support our growth and development strategy and for general corporate purposes. We do not currently have any agreement to acquire any business or assets (other than the capital expenditures we anticipate making in the ordinary course of our business) or any letter of intent with respect to any such acquisition; however, we have received a notice from LG&E Power Inc., which owns 50% of the Roanoke Valley power plant, or ROVA Project, containing the terms and conditions on which LG&E proposes to sell us its interest in the project pursuant to our right of first purchase, and we are evaluating those terms and conditions. We describe the status of this offer below under "Summary - Recent Developments." We have determined to seek equity capital through a rights offering because we would like to give all of our common stockholders the first opportunity to purchase additional shares of our common stock.

Q.	How was the subscription price established?

A.	Our Board of Directors will determine the exercise price for the rights. The Board is expected to consider a number of factors, including the historic and then current market price of the common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets and the coal industry, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors.

Q.	How do I exercise my subscription rights?

A.	You may exercise your rights by properly completing and signing your rights certificate. You must deliver your rights certificate with full payment of the subscription price (including any amounts in respect of the over-subscription privilege) to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering - Guaranteed Delivery Procedures."

If you wish to exercise your over-subscription privilege, you must pay in full for (1) the number of shares you purchase with your basic subscription privilege and (2) the number of shares you wish to purchase with your over-subscription privilege. You may pay the subscription price in a number of different ways. See “The Rights Offering – Method of Payment.” In order for you to timely exercise your rights, the subscription agent must actually receive good funds, in payment of the subscription price, before the expiration date. An uncertified personal check may take five business days or more to clear. Accordingly, if you pay the subscription price by uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before the expiration date.

Q.	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A.	If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you.

To indicate your decisions, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q.	What if the market price per share of our common stock is less than the subscription price per share when I am deciding to exercise my subscription rights?

A.	Consult your broker. Depending on the market price of our common stock, it may be more cost effective for you to purchase shares of our common stock on the American Stock Exchange rather than exercise your subscription rights.

Q.	Will I be charged a sales commission or a fee by Westmoreland if I exercise my subscription rights?

A.	No. We will not charge a brokerage commission or a fee to rights holders for exercising their rights. However, if you exercise your rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q.	What is the Board of Directors' recommendation regarding the rights offering?

A.	Our Board of Directors is not making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and Westmoreland.

Q.	Is exercising my subscription rights risky?

A.	Yes. The exercise of your rights involves risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page ___.

Q.	May I transfer my rights if I do not want to purchase any shares?

A.	No. If you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights.

Q.	Am I required to subscribe in the rights offering?

A.	No.

Q.	What happens if I choose not to exercise my subscription rights?

A.	If you do not exercise your subscription rights, the rights offering will not affect the number of shares of common stock you now own. However, if you choose not to exercise your subscription rights and other stockholders do, the percentage of our common stock that you own after the offering will decrease. Rights not exercised prior to the expiration of the rights offering will expire.

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Q.	Is there any limitation on the number of shares that I can purchase in the rights offering?

A.	Yes. In no event may any subscriber purchase shares of our common stock in the offering that, when aggregated with all of the shares of our common stock otherwise owned by the subscriber and his, her or its affiliates, would represent, immediately following the closing of the rights offering, 20% or more of our issued and outstanding common stock.

Q.	How many shares will be outstanding after the rights offering?

A.	Assuming the rights offering is fully subscribed, approximately __________ shares of our common stock will be outstanding immediately after the rights offering. This number is subject to any increases that may occur after the date of this prospectus as a result of the exercise, conversion or exchange of outstanding stock options or convertible securities.

Q.	What happens if the rights offering is not fully subscribed after giving effect to the over-subscription privilege?

A.	Any rights not exercised after giving effect to the over-subscription privilege will expire.

Q.	After I exercise my rights, can I change my mind and cancel my purchase?

A.	No. Once you send in your rights certificate and payment you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $________ per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $________ per share. See "The Rights Offering - No Revocation."

Q.	What are the federal income tax consequences of exercising my subscription rights as a holder of common stock?

A.	A holder of common stock will not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. See "United States Federal Income Tax Consequences," beginning on page ___.

Q.	When will I receive my new shares?

A.	If you purchase shares of common stock through this rights offering, you will receive certificates representing those shares as soon as practicable after the expiration of the rights offering. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over-subscription privilege in order to comply with state securities laws.

Q.	Will the new shares be initially listed on the American Stock Exchange and treated like other shares?

A.	Yes. Our common stock is traded on the American Stock Exchange under the symbol "WLB." On __________________, 2004, the last reported sales price of our common stock on the AMEX was $_____ per share.

Q.	Will Westmoreland consummate the rights offering if stockholders do not subscribe for a minimum number of shares of common stock?

A.	We may consummate this offering even if we do not receive subscriptions for any specific number of shares. We are not obligated, prior to the completion of the rights offering, to inform you how many shares have been subscribed for, and we do not expect to announce publicly the results of the rights offering until after its completion.

Q.	Are there any conditions to the rights offering?

A.	We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our Board of Directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may waive any of these conditions and choose to proceed with this rights offering even if one or more of these events occur. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction.

Q.	Can Westmoreland cancel this rights offering?

A.	Yes. We may cancel this rights offering, in whole or in part, in our sole discretion at any time prior to the time this rights offering expires for any reason (including a change in the market price of our common stock).

Q.	If the rights offering is not completed, will my subscription payment be refunded to me?

A.	Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.

Q.	What should I do if I have other questions?

A.	If you have questions or need assistance, please contact _________________, the subscription agent, at ( ) ___-____. Banks and brokerage firms please call ( ) ___-____. For a more complete description of the rights offering, see "The Rights Offering," beginning on page ___.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. This prospectus includes information about our business and our financial and operating data. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed in the “Risk Factors” section. We also encourage you to review our financial statements and the other information we provide in the reports and other documents that we file with the Securities and Exchange Commission, or SEC, as described under “Where You Can Find More Information.”

        We use the terms “we,” “us,” “our,” “the Company” and “Westmoreland” in this prospectus to refer to Westmoreland Coal Company and our consolidated subsidiaries. We use the terms “Westmoreland Energy” to refer to our subsidiary Westmoreland Energy, LLC, and “Westmoreland Mining” to refer to our separate subsidiary, Westmoreland Mining LLC. We use the term “Westmoreland Resources” to refer to Westmoreland Resources, Inc., which owns the Absaloka Mine. We own 80% of Westmoreland Resources, and Washington Group International Inc. owns the remaining 20%. We own 100% of our other subsidiaries.

Our Company

        We are an energy company. We mine coal, which is used to produce electric power, and we own interests in power-generating plants. Beginning in 2004, we also will receive royalties from the production of coalbed methane gas.

        We own five mines in Montana, North Dakota and Texas. Our mining operations are all surface mines that provide coal to power-generating stations. Our mines produced 27.7 million tons of coal in 2003, about 2.6% of all coal produced in the United States, and we were the 10th largest coal producer in the United States.

        We own interests in three power-generating plants. We own 50% of the Roanoke Valley power plant, or ROVA Project, which includes two units, ROVA I and ROVA II, that collectively produced 1.65 million megawatt hours, or MWH, in 2003. The ROVA Project is located in Weldon, North Carolina. We also own a 4.49% interest in a project in Fort Lupton, Colorado, that produced 899,000 MWH in 2003.

        The power-generating plants that we supply and the ROVA Project are all baseloaded plants. The baseload is the minimum amount of electric power delivered or required over a given period of time at a steady rate, and a baseload or baseloaded power plant is a plant that is normally operated to take all or part of the minimum load of a system and which consequently produces electricity whenever it is available and typically runs continuously when available. Although baseloaded plants typically run continuously when available, they do not run when they are unavailable because of unscheduled operating problems or when they are being maintained, and they require regular maintenance, which is usually scheduled for the spring and fall.

        For a power-generating plant, three of the principal costs of using coal are the cost of the coal, the cost of transporting the coal from the mine to the plant and the cost of complying with environmental standards. The principal customers of three of our mines are located adjacent to the mines, the principal customers for one of our mines are located 25 to 30 miles from the mine, and one of our mines is 300 rail miles closer to its principal customers than are this mine’s chief competitors. We have long-term contracts with the principal customers of each of our mines. The principal customers of each of our mines have already installed flue gas desulfurization systems, which are known as “scrubbers.”

        We terminated our coal operations in the eastern United States in the 1990s. We are obligated to provide postretirement medical benefits for our former employees, and individuals for whom responsibility has been assigned to us, under the Coal Industry Retiree Health Benefits Act, or Coal Act. Our Coal Act obligations are the predominant portion of a set of obligations that we call our heritage health benefit costs. They are our most significant long-term obligation.

        We trace our origin to a corporation organized in 1854. We are the oldest independent coal company in the United States. We are organized under the laws of the State of Delaware. Our principal executive office is located at 2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado 80903, and our office telephone number is (719) 442-2600.

        Our web site address is www.westmoreland.com. Information on our web site is not a part of this prospectus, and we have included our web site address in this document as an inactive textual link only.

Recent Developments

        We supply coal to Units 1&2 of the Colstrip Station under a contract that expires December 31, 2009. Under our contract, the price for our coal has two components, a cost component and a profit component, and is periodically redetermined or “reopened.” The final reopener under the contract occurred in July 2001. We agreed upon the cost component in December 2003, and we arbitrated the profit component with the owners of Colstrip Units 1&2. On May 25, 2004, we announced that we had received the arbitrators’ decision. The new profit component, when added to the new cost component, results in a significant price increase under our coal supply agreement for Colstrip Units 1&2. This increased price will remain in effect through expiration of the contract, but is subject to adjustment to reflect changes in some of our costs and in specified indices. Because the new price is effective as of July 30, 2001, we expect that, after payment of taxes and royalties, we will receive a payment of approximately $11 million for coal that we supplied to Colstrip Units 1&2 from the end of July 2001 through May 2004.

        On June 12, 2004, we received a notice from LG&E Power Inc., which owns the 50% of the ROVA Project that we do not own, containing the terms and conditions on which LG&E proposes to sell us its interest in the project. Westmoreland Energy has rights under its partnership agreement with LG&E to acquire LG&E’s interest in the ROVA Project pursuant to a right of first purchase. We are discussing the terms and conditions of such an acquisition with LG&E.

The Rights Offering

The rights offering	We are distributing subscription rights to holders of our common stock, at no charge, at the rate of one right for each _____ shares of common stock owned as of ___________, 2004. We are not distributing fractional rights.

Basic subscription privilege	Each right entitles you to purchase one share of our common stock at the subscription price of $__________ per each share purchased.

Over-subscription privilege	If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe for additional shares of our common stock at $___ per share. If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available shares of our common stock pro rata, after eliminating all fractional shares, among the over-subscribing rights holders.

Expiration date	5:00 p.m. New York City time, ________, 2004, unless otherwise extended by us to a later date.

Procedure for exercising rights	You may exercise your basic subscription privilege and your over-subscription privilege by properly completing the rights certificate and forwarding it to the subscription agent with payment of the subscription price, including payment for all the shares you wish to purchase with both the basic subscription privilege and the over-subscription privilege. The subscription agent must actually receive the rights certificate and payment at or prior to the expiration time. If you send rights certificates by mail, you are urged to use insured, registered mail.

Subscription agent	_____________, _______________, telephone number ___________________.

Use of proceeds	To support our growth and development strategy and for general corporate purposes.

Risk factors	You should read "Risk Factors" before you exercise your rights.

RISK FACTORS

        An investment in our common stock involves risk. You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before making any decision.

Risks Related to our Company

Our coal mining operations are inherently subject to conditions that could affect levels of production and production costs at particular mines for varying lengths of time and could reduce our profitability.

        Our coal mining operations are all surface mines. These mines are subject to conditions or events beyond our control that could disrupt operations, affect production and increase the cost of mining at particular mines for varying lengths of time and negatively affect our profitability. These conditions or events include:

•	unplanned equipment failures, which could interrupt production and require us to expend significant sums to repair our capital equipment, including our draglines, the large machines we use to remove the soil that overlies coal deposits;

•	geological conditions, such as variations in the quality of the coal produced from a particular seam, variations in the thickness of coal seams and variations in the amounts of rock and other natural materials that overlie the coal that we are mining; and

•	weather conditions.

Examples of recent conditions or events of these types include the following:

•	In the first quarter of 2004, electrical components on the dragline at our Savage Mine failed. This reduced overburden removal and increased costs at that mine for a period of 10½ days while the dragline was being repaired.

•	In the first quarter of 2004, our Beulah Mine experienced sloughage, a condition in which the side of the pit partially collapses and must be stabilized before mining can continue. This limited use of the dragline at that mine for a period of 4 days while the walls of the pit were being stabilized.

•	In the second quarter of 2004, our Jewett Mine received approximately 93% more rain than normal, impeding production.

Our revenues and profitability could suffer if our customers reduce or suspend their coal purchases.

        In 2003, we sold approximately 99% of our coal under long-term contracts and about two-thirds of our coal under contracts that obligate our customers to purchase all or almost all of their coal requirements from us, or which give us the right to supply all of the plant’s coal, lignite or fuel requirements. Two of our contracts, with the owners of Colstrip Units 3&4 and with Texas Genco, L.P. for its Limestone Electric Generating Station, accounted for 34% and 24%, respectively, of our coal revenues in 2003. Interruption in the purchases by or operations of our principal customers could significantly affect our revenues and profitability. Unscheduled maintenance outages at our customers’ power plants and unseasonably moderate weather are examples of conditions that might cause our customers to reduce their purchases. Four of our five mines are dedicated to supplying customers located adjacent to or near the mines, and these mines may have difficulty identifying alternative purchasers of their coal if their existing customers suspend or terminate their purchases.

Disputes relating to our coal supply agreements could harm our financial results.

        From time to time, we may have disputes with customers under our coal supply agreements. These disputes could be associated with claims by our customers that may affect our revenue and profitability. Any dispute that resulted in litigation could cause us to pay significant legal fees, which could also affect our profitability. By way of example, we have entered into a settlement agreement with Texas Genco that addresses contract disputes through 2007, but differences may occur as to the interpretation of various contract provisions after 2007.

We are a party to numerous legal proceedings, some of which, if determined unfavorably to us, could result in significant monetary damages.

        We are a party to several legal proceedings, which are described more fully in this prospectus under “Legal Proceedings.” Adverse outcomes in some or all of the pending cases could result in substantial damages against us or harm our business.

        We own a 50% interest in the ROVA Project, which is located in Halifax County, North Carolina. Halifax County asserts that the ROVA Project owes $8.3 million in back taxes, penalties and interest. If the assessment is upheld, in addition to the amounts assessed, the ROVA Project’s future taxes would increase approximately $600,000 per year.

        We acquired the Rosebud and Jewett Mines and other assets from Entech, Inc., a subsidiary of the Montana Power Company, in April 2001. Under our agreement with Entech, the final purchase price is subject to adjustment. In June 2001, Entech proposed adjustments that would increase the purchase price by approximately $9 million. In July 2001, we objected to Entech’s adjustments and proposed our own adjustments, which would result in a substantial decrease in the purchase price. In June 2003, Entech and Touch America Holdings, Inc., the successor to the Montana Power Company, filed bankruptcy petitions. In March 2004, we received notice that Entech and Touch America have commenced an adversary proceeding against us in the bankruptcy court, seeking payment of approximately $9 million. We have filed an answer, a motion to dismiss and a claim for indemnification. The parties are briefing the issues, and we anticipate that our motion to dismiss will be heard in the third quarter of 2004. At that time, the bankruptcy court will decide how to proceed with the purchase price adjustment and indemnification claims.

We may not be able to manage our expanding operations effectively, which could impair our profitability.

        At the end of 2000, we owned one mine and employed 31 people. In the spring of 2001, we acquired the Rosebud, Jewett, Beulah and Savage Mines from Entech and Knife River Corporation, and at the end of 2003, we employed 918 people. This growth has placed significant demands on our management as well as our resources and systems. One of the principal challenges associated with our growth has been, and we believe will continue to be, our need to attract and retain highly skilled employees and managers. If we are unable to attract and retain the personnel we need to manage our increasingly large and complex operations, our ability to manage our operations effectively and to pursue our business strategy could be compromised.

Our growth and development strategy could require significant resources and may not be successful.

        We regularly seek opportunities to make additional strategic acquisitions, to expand existing businesses, to develop new operations and to enter related businesses. We may not be able to identify suitable acquisition candidates or development opportunities, or complete any acquisition or project, on terms that are favorable to us. Acquisitions, investments and other growth projects involve risks that could harm our operating results, including difficulties in integrating acquired and new operations, diversions of management resources, debt incurred in financing such activities and unanticipated problems and liabilities. We anticipate that we would finance acquisitions and development activities by using our existing capital resources, borrowing under existing bank credit facilities, issuing equity securities or incurring additional indebtedness. We may not have sufficient available capital resources or access to additional capital to execute potential acquisitions or take advantage of development opportunities.

Our expenditures for postretirement medical and life insurance benefits could be materially higher than we have predicted if our underlying assumptions prove to be incorrect.

        We provide various postretirement medical and life insurance benefits to current and former employees and their dependents. We estimate the amounts of these obligations based on assumptions described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Postretirement Benefits and Pension Obligations.” We accrue amounts for these obligations, which are unfunded, and we pay as costs are incurred. If our assumptions change, the amount of our obligations could increase, and if our assumptions are inaccurate, we could be required to expend greater amounts than we anticipate. We estimate that our gross obligation for postretirement medical and life insurance benefits was $237.6 million at December 31, 2003. We had an accrued liability for postretirement medical and life insurance benefits of $127.2 million at December 31, 2003, and we will accrue an additional $110.4 million over the next ten years, as permitted by Statement of Financial Accounting Standards No. 106. We regularly revise our estimates, and the amount of our accrued obligations is subject to change.

We have a significant amount of debt, which imposes restrictions on us and may limit our flexibility, and a decline in our operating performance may materially affect our ability to meet our future financial commitments and liquidity needs.

        As of March 31, 2004, our total indebtedness was approximately $110.6 million, which included Westmoreland Mining’s obligations under its term loan agreement, including the “add-on” facility described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview – Revenues and expenses; sources and uses of cash.” Westmoreland Mining will borrow an additional $14.6 million under the add-on facility in the fourth quarter of 2004, and we may incur additional indebtedness in the future, including indebtedness under our two existing revolving credit facilities.

        Westmoreland Mining’s term loan agreement restricts its ability to distribute cash to Westmoreland Coal Company through 2008 and limits the types of transactions that Westmoreland Mining and its subsidiaries can engage in with Westmoreland Coal Company and our other subsidiaries. Westmoreland Mining executed the term loan agreement in 2001 and used the proceeds to finance its acquisition of the Rosebud, Jewett, Beulah and Savage Mines. The final payment on this indebtedness, which we call Westmoreland Mining’s acquisition debt, is in the amount of $30 million and is due on December 31, 2008. After payment of principal and interest, 25% of Westmoreland Mining’s surplus cash flow is dedicated to an account that is expected to fund this final payment. Westmoreland Mining has pledged or mortgaged substantially all of its assets and the assets of the Rosebud, Jewett, Beulah and Savage Mines, and we have pledged all of our member interests in Westmoreland Mining, as security for Westmoreland Mining’s indebtedness. In addition, Westmoreland Mining must comply with financial ratios and other covenants specified in the agreements with its lenders. Failure to comply with these ratios and covenants or to make regular payments of principal and interest could result in an event of default.

        A substantial portion of our cash flow must be used to pay principal of and interest on our indebtedness and is not available to fund working capital, capital expenditures or other general corporate uses. In addition, the degree to which we are leveraged could have other important consequences, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures or other general corporate requirements; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and in the industry.

        If our or Westmoreland Mining’s operating performance declines, or if we or Westmoreland Mining do not have sufficient cash flows and capital resources to meet our debt service obligations, we or Westmoreland Mining may be forced to sell assets, seek additional capital or seek to restructure or refinance our indebtedness. If Westmoreland Mining were to default on its debt service obligations, a note holder may be able to foreclose on assets that are important to our business.

If the cost of obtaining new reclamation bonds and renewing existing reclamation bonds continues to increase, our profitability could be reduced.

        Federal and state laws require that we provide bonds to secure our obligations to reclaim lands used for mining. We must post a bond before we obtain a permit to mine any new area. These bonds are typically renewable on a yearly basis and have become increasingly expensive. Bonding companies are requiring that applicants collateralize a portion of their obligations to the bonding company. In 2003, we paid approximately $2.2 million in premiums for reclamation bonds and posted approximately $1.5 million in collateral, in addition to the collateral that we had previously posted, for those bonds. Any capital that we provide to collateralize our obligations to our bonding companies is not available to support our other business activities. If the cost of our reclamation bonds continues to increase, our profitability could be reduced.

Our financial position could be adversely affected if we fail to maintain our Coal Act bonds.

        The Coal Act established the 1992 UMWA Benefit Plan, or 1992 Plan. We are required to secure three years of our obligations to that plan by posting a surety bond or a letter of credit or collateralizing our obligations with cash. We presently secure these obligations with two bonds, one in an amount of approximately $21.3 million and one in an amount of approximately $5.0 million. In December 2003, the issuer of our $21.3 million bond indicated a desire to exit the business of bonding Coal Act obligations. In February 2004, this company renewed our Coal Act bond. Although we believe that the issuer of this bond must continue to renew the bond so long as we do not default on our obligations to the 1992 Plan, there can be no assurance that the issuer of this bond will not attempt to cancel the bond. If either of the companies that issue our Coal Act bonds were to cancel or fail to renew our bonds, we may be required to post another bond or secure our obligations with a letter of credit or cash. At this time, we are not aware of any other company that would provide a surety bond to secure obligations under the Coal Act. We do not believe that we could now obtain a letter of credit without collateralizing that letter of credit in full with cash. Any capital that we might provide to collateralize such a letter of credit or secure our obligations under the Coal Act would not be available to support our other business activities.

Our insurance costs may increase, which could increase our expenses and reduce our profitability.

        Our insurance costs increased from July 2002 through June 2004, and we believe that insurance costs have generally increased throughout the mining industry. We have been able to address a portion of these costs by organizing Westmoreland Risk Management Ltd., our insurance subsidiary, and retaining a portion of the risk associated with our operations. However, Westmoreland Risk Management has limited capacity. Our insurance costs may increase in the future, and any such increase would increase our expenses and thereby reduce our profitability.

We face competition for sales to new and existing customers, and the loss of sales or a reduction in the prices we receive under new or renewed contracts would lower our revenues and could reduce our profitability.

        Approximately one-third of the coal tonnage that we will produce in 2004 will be sold under long-term contracts to power plants that take delivery of our coal from common carrier railroads. All of the Absaloka Mine’s sales are delivered by rail and about 20% of the Rosebud Mine’s and Beulah Mine’s sales are delivered by rail. Contracts covering 90% of those rail tons are scheduled to expire between December 2006 and December 2008. As a general matter, plants that take coal by rail can buy their coal from many different suppliers. We will face significant competition, primarily from mines in the Southern Powder River Basin of Wyoming, to renew our long-term contracts with our rail-served customers, and for contracts with new rail-served customers. Many of our competitors are larger and better capitalized than we are and have coal with a lower sulfur and ash content than our coal. As a result, our competitors may be able to adopt more aggressive pricing policies for their coal supply contracts than we can. If our existing customers fail to renew their existing contracts with us on terms that are at least equivalent to those in effect today, or if we are unable to replace our existing contracts with contracts of equal size and profitability from new customers, our revenues and profitability would be reduced.

        Approximately two-thirds of the coal tonnage that we will sell in 2004 will be delivered under long-term contracts to power plants located adjacent to our mines. We will face somewhat less competition to renew these contracts upon their expiration, both because of the transportation advantage we enjoy by being located adjacent to these customers and because most of these customers would be required to invest additional capital to obtain rail access to alternative sources of coal. Our Jewett Mine is an exception because our customer has already built rail unloading and associated facilities that are being used to take coal from the Southern Powder River Basin as permitted under our contract with that customer.

Stricter environmental regulations, including the EPA's proposed rule relating to mercury, could reduce the demand for coal as a fuel source and cause the volume of our sales to decline.

        Coal contains impurities, including sulfur, mercury, nitrogen and other elements or compounds, many of which are released into the air when coal is burned. Stricter environmental regulation of emissions from coal-fired electric generating plants could increase the costs of using coal, thereby reducing demand for coal as a fuel source generally, and could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future. The U.S. Environmental Protection Agency, or EPA, has proposed regulations that could increase the costs of operating coal-fired power plants, including the ROVA Project. Because different types of coal vary in their chemical composition and combustion characteristics, the proposed regulations could also alter the relative competitiveness among coal suppliers and coal types. Depending on the final forms of these rules, any or all of our mines could be disadvantaged, and notwithstanding our coal supply contracts we could lose all or a portion of our sales volumes and face increased pressure to reduce the price for our coal, thereby reducing our revenues, our profitability and the value of our coal reserves.

        On January 30, 2004, the EPA issued the Proposed National Emission Standards for Hazardous Air Pollutants, or Mercury Rule, which proposes to regulate emissions of mercury by electric generating units, or EGUs. The EPA issued a Supplemental Proposal Rule on March 16, 2004. These proposals contain three alternative methods for regulating emissions of mercury, including two alternatives that would establish standards of performance and cap-and-trade programs, and one alternative that would require EGUs to meet an emissions limit that is based on the installation of controls known as “maximum achievable control technologies,” or MACT. The MACT alternative would limit the amount of mercury that could be emitted from lignite-burning EGUs to 9.2 pounds of mercury for every trillion Btu those units produce, commencing as early as 2007. Mercury emissions from the Limestone Station, which burns lignite produced by our Jewett Mine, are higher than this level, and mercury emissions from the Coyote Station, which burns lignite produced by our Beulah Mine, may be higher than this level. According to the EPA, there are neither precombustion techniques nor proven technologies that are currently commercially available for reducing mercury emissions from lignite-burning EGUs to 9.2 pounds of mercury per trillion Btu produced, and there is also currently no proven technology for accurately measuring the mercury content in emissions. If the EPA were to adopt a version of the Mercury Rule that limits emissions of mercury to 9.2 pounds for every trillion Btu produced from lignite-burning plants, then sales from the Jewett Mine or Beulah Mine could be significantly reduced, and if the EPA were to adopt any version of the Mercury Rule, we could face increased pressure to reduce the price for our lignite to help defray the cost of complying with the regulations. The EPA has announced that it expects to adopt some version of the Mercury Rule by March 15, 2005.

        We provide more information about the technical aspects of the proposed Mercury Rule elsewhere in this prospectus under the heading “Business – Governmental Regulation – Proposed Environmental Rules.”

New legislation or regulations in the United States aimed at limiting emissions of greenhouse gases could increase the cost of using coal or restrict the use of coal, which could reduce demand for our coal, cause our profitability to suffer and reduce the value of our assets.

        A variety of international and domestic environmental initiatives are currently aimed at reducing emissions of greenhouse gases, such as carbon dioxide, which is emitted when coal is burned. If these initiatives were to be successful, the cost to our customers of using coal could increase, or the use of coal could be restricted. This could cause the demand for our coal to decrease or the price we receive for our coal to fall, and the demand for coal generally might diminish. Restrictions on the use of coal or increases in the cost of burning coal could cause us to lose sales and revenues, cause our profitability to decline or reduce the value of our coal reserves.

Demand for our coal could also be reduced by environmental regulations at the state level.

        Environmental regulations by the states in which our mines are located, or in which the generating plants they supply operate, may negatively affect demand for coal in general or for our coal in particular. For example, Texas has passed regulations requiring all fossil fuel-fired generating facilities in the state to reduce nitrogen oxide emissions beginning in May 2003. In January 2004, we entered into a supplemental settlement agreement with Texas Genco pursuant to which the Limestone Station must purchase a specified volume of lignite from the Jewett Mine. In order to burn this lignite without violating the Texas nitrogen oxide regulations, the Limestone Station is blending our lignite with coal, produced by others in the Southern Powder River Basin, and using emissions credits. Considerations involving the Texas nitrogen oxide regulations might affect the demand for lignite from the Jewett Mine in the period after 2007, which is the last year covered by the supplemental settlement agreement. Texas Genco might claim that it is less expensive for the Limestone Station to comply with the Texas nitrogen oxide regulations by switching to a blend that contains relatively more coal from the Southern Powder River Basin and relatively less of our lignite. Other states are evaluating various legislative and regulatory strategies for improving air quality and reducing emissions from electric generating units. Passage of other state-specific environmental laws could reduce the demand for our coal.

We have significant reclamation and mine closure obligations. If the assumptions underlying our accruals are materially inaccurate, or if we are required to honor reclamation obligations that have been assumed by our customers, we could be required to expend greater amounts than we currently anticipate, which could affect our profitability in future periods.

        We are responsible under federal and state regulations for the ultimate reclamation of the mines we operate. In some cases, our customers have assumed these liabilities by contract and have posted bonds or have funded escrows to secure their obligations. We estimate our future liabilities for reclamation and other mine-closing costs from time to time based on a variety of assumptions. If our assumptions are incorrect, we could be required in future periods to spend more on reclamation and mine-closing activities than we currently estimate, which could harm our profitability. Likewise, if our customers default on the unfunded portion of their contractual obligations to pay for reclamation, we could be forced to make these expenditures ourselves and the cost of reclamation could exceed any amount we might recover in litigation, which would also increase our costs and reduce our profitability.

        We estimate that our gross reclamation and mine-closing liabilities, which are based upon permit requirements and our experience, were $307 million (with a present value of $123 million) at December 31, 2003. Of these liabilities, our customers have assumed a gross aggregate of $184 million and have secured a portion of these obligations by posting bonds in the amount of $50 million and funding reclamation escrow accounts that currently hold approximately $54 million, in each case at December 31, 2003. We estimate that our gross obligation for final reclamation that is not the contractual responsibility of others was $123 million at December 31, 2003, and that the present value of our net obligation for final reclamation that is not the contractual responsibility of others was $45.2 million at December 31, 2003.

Our profitability could be affected by unscheduled outages at the power plants we supply or own or if the scheduled maintenance outages at the power plants we supply or own last longer than anticipated.

        Scheduled and unscheduled outages at the power plants that we supply could reduce our coal sales and revenues, because any such plant would not use coal while it was undergoing maintenance. We cannot anticipate if or when unscheduled outages may occur.

        Our profitability could be affected by unscheduled outages at the ROVA Project or if scheduled outages at the ROVA Project last longer than we anticipate. For example, the ROVA I unit is currently scheduled to be out of service for 30 days for major maintenance in the fourth quarter of 2004. The ROVA Project’s contract with Dominion Virginia Power is structured so that our revenues will not be adversely affected by a 30-day outage for major maintenance at ROVA I this year. However, if that maintenance uncovers matters beyond those anticipated, the outage may be prolonged beyond the 30-day period, which would reduce the ROVA Project’s profitability and our revenues. In addition, if the maintenance uncovers a matter that must be remedied or repaired, the cost of those repairs would also adversely affect the ROVA Project’s profitability.

Increases in the cost of the fuel, electricity and materials we use to operate our mines could affect our profitability.

        Under several of our existing coal supply agreements, our mines bear the cost of the diesel fuel, lubricants and other petroleum products, electricity, and other materials and supplies necessary to operate their draglines and other mobile equipment. The prices of many of these commodities have increased in the last year, and continued escalation of these costs would hurt our profitability.

If we experience unanticipated increases in the capital expenditures we expect to make over the next several years, our profitability could suffer.

        Over the next several years, we anticipate making significant capital expenditures, principally at the Rosebud and Jewett Mines, in order to add to and refurbish our machinery and equipment and prepare new areas for mining. We also expect to begin implementing a new enterprise resource planning system in late 2004, with full deployment scheduled for 2005. The costs of any of these expenditures could exceed our expectations, which could reduce our profitability and divert our capital resources from other uses.

Our ability to operate effectively and achieve our strategic goals could be impaired if we lose key personnel.

        Our future success is substantially dependent upon the continued service of our key senior management personnel, particularly Christopher K. Seglem, our Chairman of the Board, President and Chief Executive Officer. We do not have key-person life insurance policies on Mr. Seglem or any other employees. The loss of the services any of our executive officers or other key employees could make it more difficult for us to pursue our business goals.

Provisions of our certificate of incorporation, bylaws and Delaware law, and our stockholder rights plan, may have anti-takeover effects that could prevent a change of control of our company that you may consider favorable, and the market price of our common stock may be lower as a result.

        Provisions in our certificate of incorporation and bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Provisions of our bylaws impose various procedural and other requirements that could make it more difficult for stockholders to effect some types of corporate actions. In addition, a change of control of our Company may be delayed or deterred as a result of our stockholder rights plan, which was initially adopted by our Board of Directors in early 1993 and amended and restated in February 2003. Our ability to issue preferred stock in the future may influence the willingness of an investor to seek to acquire our company. These provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control of Westmoreland.

Risks Relating to the Rights Offering

The subscription price determined for this offering is not an indication of our value or the value of our common stock.

        The subscription price is $___. The subscription price does not necessarily bear any relationship to the results of our past operations, cash flows, net income, or financial condition; the book value of our assets; or any other established criteria for value, nor does the trading history of our common stock accurately predict its future market performance. Because of the manner in which we have established the subscription price, the trading price of the common stock may be below the subscription price even at the closing of the rights offering. On ________, 2004, the last reported sales price for our common stock on the American Stock Exchange was __________ per share. You should not consider the subscription price an indication of our value or any assurance of future value. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

Once you exercise your subscription rights, you may not revoke the exercise even if you no longer desire to invest in us, and even if we decide to extend the expiration date of the subscription period.

        Once you exercise your subscription rights, you may not revoke the exercise. Therefore, even if circumstances arise after you have subscribed in the offering that eliminate your interest in investing in our common stock, you will be required to purchase the common stock for which you subscribed.

        We may, in our discretion, extend the expiration date of the subscription period for up to an additional 30 days. During any potential extension of time, our common stock price may decline below the subscription price and result in a loss on your investment upon the exercise of rights to acquire shares of our common stock. If we extend the expiration date after you send in your subscription forms and payment, you still may not revoke or change your exercise of rights.

Because our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use them, and we may not invest those proceeds successfully.

        The net proceeds from this offering have not been allocated for any particular purpose and our management will have broad discretion as to the use of these proceeds. While we currently anticipate that we will use the net proceeds of this offering to support our growth and development strategy and for general corporate purposes, our management may allocate the proceeds among these purposes as it determines is necessary. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our Company.

If you exercise your rights, you may lose money if there is a decline in the trading price of our shares of common stock.

        The trading price of our common stock may be below the subscription price at the closing of this offering or may in the future decline below the subscription price. In that event, you will suffer a loss on your investment.

You may have to wait to resell the shares you purchase in the rights offering.

        Until certificates are delivered, you may not be able to sell the shares of common stock that you have purchased in the rights offering. This means that you may have to wait until you (or your broker or other nominee) have received a stock certificate. We will endeavor to prepare and issue the appropriate certificates as soon as practicable after the expiration of the offering. However, we cannot assure you that the market price of the common stock purchased pursuant to the exercise of rights will not decline below the subscription price before we are able to deliver your certificates. For shares purchased pursuant to the over-subscription privilege, delivery of certificates will occur as soon as practicable after all prorations and adjustments contemplated by the terms of the offering have been effected.

You will not receive interest on subscription funds, including any funds ultimately returned to you.

        You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this offering. In addition, if we cancel the rights offering, or if you exercise your oversubscription privilege and are not allocated all the shares for which you over-subscribed, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

USE OF PROCEEDS

        Assuming that stockholders exercise subscription rights for all of the common stock that we are offering, we will receive gross proceeds of approximately $________ million, and after related offering expenses that we estimate will approximate $_____ million, the net proceeds would be approximately $______ million. We intend to use the net proceeds from this offering initially to support our growth and development strategy and for general corporate purposes. We do not currently have any agreement to acquire any business or assets (other than the capital expenditures we anticipate making in the ordinary course of our business) or any letter of intent with respect to any such acquisition. However, we have received a notice from LG&E containing the terms and conditions on which LG&E proposes to sell us its interest in the ROVA Project pursuant to our right of first purchase, and we are discussing the terms and conditions of such an acquisition with LG&E.

PRICE RANGE OF COMMON STOCK,
DIVIDENDS AND RELATED STOCKHOLDER MATTERS

        Our common stock is listed on the American Stock Exchange under the symbol “WLB.” The following table sets forth the high and low closing sales prices per share of our common stock for the periods indicated.

	HIGH	LOW
Year Ended December 31, 2002
First Quarter	$15.49	$10.80
Second Quarter	16.44	12.25
Third Quarter	13.55	8.30
Fourth Quarter	12.85	10.00

Year Ended December 31, 2003
First Quarter	$13.70	$10.00
Second Quarter	19.53	13.41
Third Quarter	18.19	13.81
Fourth Quarter	18.25	13.29

Year Ending December 31, 2004
First Quarter	$19.01	$16.04
Second Quarter	21.61	16.70
Third Quarter (through ________, 2004)	_______	_______

        As of July 20, 2004, there were approximately 1,500 holders of record of our common stock.

        We issued our Series A Preferred Stock in July 1992. Each depositary share represents one-quarter of a share of Series A Preferred Stock. We paid quarterly dividends on the depositary shares until the third quarter of 1995, when we suspended dividend payments pursuant to the requirements of Delaware law described below. We resumed dividends to preferred stockholders on October 1, 2002. The quarterly dividends that are accumulated through and including April 1, 2004 amount to $15.6 million in the aggregate ($75.94 per preferred share or $18.99 per depositary share). We cannot pay dividends on our common stock until we pay the accumulated preferred dividends in full.

        There are statutory restrictions limiting the payment of preferred stock dividends under Delaware law, the state in which we are incorporated. Under Delaware law, we are permitted to pay preferred stock dividends only: (1) out of surplus, surplus being the amount of stockholders’ equity in excess of the par value of our two classes of stock; or (2) in the event there is no surplus, out of net profits for the fiscal year in which a preferred stock dividend is declared (and/or out of net profits from the preceding fiscal year), but only to the extent that stockholders’ equity exceeds the par value of the preferred stock (which par value was $205,000 at December 31, 2003). We had stockholders’ equity of $33.3 million and the par value of all outstanding shares of preferred stock and shares of common stock aggregated $20.1 million at December 31, 2003.

CAPITALIZATION

        The following table sets forth our summary capitalization as of March 31, 2004, and our summary capitalization as of March 31, 2004 as adjusted to reflect the sale of ______ shares of our common stock (the maximum number of shares offered) in this rights offering at an offering price of $_________ per share and the receipt of the estimated net proceeds therefrom, after deducting estimated offering expenses of $___________. There is no minimum number of shares that we must sell in the offering in order to close, and our net proceeds from this offering could be less than $ ___ million.

	March 31, 2004 (in thousands)

	Actual	As Adjusted

Long-term debt, less current maturities	$99,043		$99,043

Stockholders' Equity:
Preferred Stock of $1.00 par value, authorized 5,000,000 shares, issued and outstanding 205,083 shares	205		205
Common Stock, $2.50 par value, authorized 20,000,000 shares, issued and outstanding 8,023,384 shares (actual) and ______ shares (as adjusted)	20,059		_______
Other paid-in capital	73,420		_______
Accumulated other comprehensive loss	(4,946)		(4,946)
Accumulated deficit	(52,333)		(52,333)

Total stockholders' equity	36,405		_______

Total capitalization	$135,448	$	_______

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and notes thereto, and other financial information included elsewhere in this prospectus. Our consolidated statements of operations information set forth below for the years ended December 31, 2003, 2002 and 2001 and the consolidated balance sheet information as of December 31, 2003 and 2002 have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The consolidated balance sheet information as of March 31, 2004 and the consolidated statements of operations information set forth below for the three months ended March 31, 2004 and 2003 have been derived from our unaudited financial statements included elsewhere in this prospectus, which we believe have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of the selected financial data shown.

Westmoreland Coal Company and Subsidiaries Five-Year Review	Year ended December 31,					Three Months Ended March 31,

	2003	2002	2001(1)	2000	1999	2004	2003

	(in thousands, except per share data)					(unaudited)
Consolidated Statements of
Operations Information
Revenue – Coal	$294,986	$301,235	$231,048	$35,137	$38,539	$77,132	$74,513
– Independent power and other	15,824	14,506	15,871	32,260	34,492	5,405	3,771
Total revenues	310,810	315,741	246,919	67,397	73,031	82,537	78,284

Cost and expenses	303,695	296,908	233,307	60,170	62,849	78,933	75,775
Impairment charges	-	-	-	4,632	-	-	-
Operating income from continuing operations	7,115	18,833	13,612	2,595	10,182	3,604	2,509

Interest expense	(10,114)	(10,821)	(8,418)	(911)	(1,135)	(2,486)	(2,539)
Minority interest	(773)	(800)	(780)	(518)	(854)	(282)	(111)
Interest and other income	3,121	4,128	3,229	867	1,826	825	746
Income (loss) from continuing operations before
income taxes and cumulative effect of change in accounting principle	(651)	11,340	7,643	2,033	10,019	1,661	605

Income tax benefit (expense) from continuing operations	10,971	2,368	(1,228)	(428)	82	875	910
Net income from continuing operations before cumulative effect of change in accounting principle	10,320	13,708	6,415	1,605	10,101	2,536	1,515

Income (loss) from discontinued operations	2,113	(3,583)	(1,188)	(1,297)	(1,464)	-	(184)
Net income before cumulative effect of change
in accounting principle	12,433	10,125	5,227	308	8,637	2,536	1,331
Cumulative effect of change in accounting
principle	161	-	-	-	-	-	161
Net income	12,594	10,125	5,227	308	8,637	2,536	1,492

Less preferred stock dividend requirements	1,752	1,772	1,776	1,776	2,992	436	440
Net income (loss) applicable to common
shareholders	$10,842	$8,353	$3,451	$(1,468)	$5,645	$2,100	$1,052
Net income (loss) per share applicable to
common shareholders:
Basic	$1.39	$1.10	$0.48	$(0.21)	$0.80	$0.26	$0.14
Diluted	$1.30	$1.03	$0.43	$(0.21)	$0.79	$0.25	$0.13
Weighted average number of common shares
outstanding:
Basic	7,799	7,608	7,239	7,070	7,040	8,009	7,728
Diluted	8,338	8,147	8,000	7,070	7,146	8,503	8,223

Westmoreland Coal Company and Subsidiaries Five-Year Review	December 31,					March 31,

	2003	2002	2001(1)	2000	1999	2004

	(in thousands)					(unaudited)
Balance Sheet Information
Working capital (deficit)	$5,555	$10,143	$11,346	$(1,557)	$8,886	$24,859
Net property, plant and equipment	151,349	189,532	197,271	34,693	36,558	149,674
Total assets	457,837	471,957	466,532	139,096	142,297	482,188
Total debt	93,469	100,157	122,910	-	1,563	110,638
Shareholders’ equity	33,270	18,568	10,415	3,373	3,057	36,405

(1)	Effective April 30, 2001, the Company acquired the operating coal business of Montana Power and the coal assets of Knife River Corporation. Refer to Note 2 to our consolidated financial statements for further information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        Competitive, economic and industry factors

        We are an energy company. We mine coal, which is used to produce electric power, and we own interests in power-generating plants. We will also begin to earn royalties from the production of coalbed methane gas in 2004. All of our five mines supply baseloaded power plants, several of these power plants are located adjacent to our mines, and we sell virtually all our coal under long-term contracts. Consequently, our mines enjoy relatively stable demand and pricing compared to competitors who sell more of their production on the spot market.

        In partnership with others, we have developed eight independent power projects totaling 866 megawatts, or MW, of generating capacity. We have sold our interests in five of those projects. We currently own a 50% interest in the ROVA I and II coal-fired plants, which have a total generating capacity of 230 MW. We also retain a 4.49% interest in the gas-fired Fort Lupton Project, which has a generating capacity of 290 MW and provides peaking power to the local utility. The ROVA Project, which accounted for 96% of our equity in earnings from independent power in 2003, is baseloaded and supplies power pursuant to a long-term contract.

        According to the most recent Annual Energy Review prepared by the Energy Information Administration, or EIA, an agency of the U.S. Department of Energy, approximately 50% of all electricity generated in the United States in 2002 was produced by coal-fired units. The EIA projects that the demand for coal will increase 1.7% per year from 2002 through 2025. The EIA also estimates that the demand for coal used to generate electricity will increase 1.8% per year from 2002 through 2025. Consequently, we believe that the demand for coal will grow, in part because coal is the lowest cost fossil-fuel used for generating baseload electric power.

        Revenues and expenses; sources and uses of cash

        In 2003, approximately two-thirds of our operating income came from coal operations, and one-third came from independent power projects. Our principal expenses were the cost of coal sales, heritage health benefit costs and selling, general and administrative expenses.

        In 2001, in order to finance the purchase of the Rosebud, Jewett, Beulah and Savage Mines, Westmoreland Mining borrowed $120 million from institutional lenders under a term loan agreement. By the end of 2003, Westmoreland Mining had repaid $31.5 million of that $120 million and deposited an additional $17.4 million into two restricted accounts for the benefit of its lenders. In early March 2004, Westmoreland Mining made arrangements to borrow an additional $35 million from its lenders pursuant to what we call the add-on facility. Westmoreland Mining borrowed $20.4 million in early March 2004 and will borrow the additional $14.6 million before the end of 2004. The add-on facility will permit Westmoreland Mining to undertake significant capital projects in the near term without adversely affecting cash available to us.

Challenges

        We believe that our principal challenges today include the following:

•	inflation in medical costs, which can increase our expense for active employees and our heritage health benefit costs;

•	maintaining our Coal Act bonds;

•	transitioning from an approach towards growth and development that seeks to maximize the use of our net operating loss carryforwards to one that considers the impact of the alternative minimum tax;

•	managing the production from and costs of our operations;

•	proposed new environmental regulations, which have the potential to significantly reduce sales from our Jewett and Beulah Mines; and

•	addressing the claims for potential taxes asserted by various governmental entities.

We discuss these issues, as well as the other challenges we face, elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, and under “Risk Factors.”

Critical Accounting Estimates and Related Matters

        Our discussion and analysis of financial condition, results of operations, liquidity and capital resources is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Generally accepted accounting principles require that we make estimates and judgments. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates.

        We have made significant judgments and estimates in connection with the following accounting matters. Our senior management has discussed the development, selection and disclosure of these accounting estimates with the Audit Committee of our Board of Directors.

        In connection with our discussion of these critical accounting matters, and in order to reduce repetition, we also use this section to present information related to these judgments and estimates.

        Postretirement Benefits and Pension Obligations

        Our most significant long-term obligation is the obligation to provide postretirement medical benefits, pension benefits, workers’ compensation and pneumoconiosis (black lung) benefits. We provide these benefits to our current and former employees and their dependents.

                Estimates and Judgments

        We estimate the total amount of these obligations with the help of third party professionals using actuarial assumptions and information. Our estimate is sensitive to judgments we make about the discount rate, about the rate of inflation in medical care, about mortality rates and about the Medicare Prescription Drug Improvement and Modernization Act of 2003, or Medicare Reform Act. We review these estimates and obligations at least annually.

        We pay these obligations currently and will have continuing obligations for future periods. Under generally accepted accounting principles, we are required to estimate the present value of these obligations. In order to do this, we make a judgment about the discount rate, which is an estimate about the current interest rate at which these obligations could be effectively settled on the date we estimate them. The discount rate we used to calculate the present value of these future obligations was 7.25% in 2001, 6.75% in 2002 and 6.25% in 2003. Significant changes to interest rates result in substantial volatility to our consolidated financial statements by influencing our estimate of these amounts.

        In order to estimate the total cost of our obligation to provide medical benefits, we must make a judgment about the rate of inflation in medical costs. As our estimate of the rate of inflation of medical costs increases, our calculation of the total cost of providing these benefits increases. During 2001, we increased our assumption about this rate to 10%, and we also assumed that the rate would ultimately decline to 5% in 2009 and beyond. If we were to increase our assumption of the ultimate medical inflation rate from 5% to 6%, then all other things being equal, the present value of our postretirement medical cost obligation would increase by approximately $25 million.

        Our accrual for postretirement medical benefits is also affected by the mortality rate of the population for which we provide benefits. As people live longer, our cost to provide postretirement medical care increases. However, the number of former Westmoreland employees for whom we provide benefits under the Coal Act is fixed, since we discontinued our eastern underground operations, and the primary beneficiaries are elderly.

        The Medicare Reform Act provides prescription drug benefits. We have estimated that the Medicare Reform Act reduced the present value of our future health care obligations by $16.5 million as of December 31, 2003. There is no authoritative guidance on accounting for the Medicare Reform Act, and we may be required to revise our estimate when guidance becomes available.

                Related Information

        The present value of our actuarially determined liability for postretirement medical costs increased approximately $13.2 million between December 31, 2002 and 2003, and approximately $1.2 million between December 31, 2003 and March 31, 2004, principally because of an increase in actual costs over prior estimates and for the reasons described above. Actuarial valuations project that our retiree health benefit costs will continue to increase in the near term and then decline to zero over the next approximately sixty years as the number of eligible beneficiaries declines. We incurred cash costs of $20.7 million for postretirement medical costs during 2003 compared to $20.5 million in 2002. We incurred cash costs of $7.3 million for postretirement medical costs during the first quarter of 2004 compared to $4.9 million in the first quarter of 2003, and we expect to incur approximately $26 million of these costs in all of 2004. In September 2003, the UMWA Combined Benefit Fund, or Combined Fund, assessed us $4.7 million for the period from 1996. We are challenging this assessment in court but must pay pending a resolution. We paid $1.2 million of this assessment in 2003 and $1.1 million in the first quarter of 2004, and we expect to pay the remaining $2.4 million in the second and third quarters of 2004. Our estimate of our total cash costs for postretirement medical care in 2004 includes the amounts we have and will pay in respect of this assessment.

        We incurred cash costs of $2.1 million for workers’ compensation benefits during 2003 compared to $2.8 million in 2002 and cash costs of $500,000 for these benefits during the first quarter of 2004 compared to $600,000 in the first quarter of 2003. We expect to incur lower cash costs for workers’ compensation benefits in 2004 than we did in 2003 and expect that amount to decline steadily to zero over the next approximately eighteen years. We anticipate that these costs will decline because we are no longer self-insured for workers’ compensation benefits and have had no new claimants since 1995.

        We do not pay pension or black lung benefits directly. These benefits are paid from trusts that we established and funded. As of March 31, 2004, our pension trusts are underfunded, and we will contribute approximately $1.3 million to these trusts and may elect to contribute up to an additional $0.9 million to these trusts in 2004. As of March 31, 2004, our black lung trust is overfunded by $6.3 million, and we do not expect to be required to make additional contributions to this trust.

        The Coal Act, passed in 1992, established three benefit plans.

•	First, the statute merged the UMWA 1950 and 1974 Plans into the Combined Fund. The Combined Fund provides benefits to a completely closed pool of beneficiaries, retirees who were actually receiving benefits from either the 1950 or 1974 Plan as of July 20, 1992. The Coal Act requires that the benefits provided to this group remain substantially the same as provided by the 1950 and 1974 Plans as of January 1, 1992. This group is essentially Medicare-eligible, and the Combined Fund supplements the benefits this group receives under Medicare.

•	Second, the Coal Act requires companies that had established individual employer plans, or IEPs, pursuant to prior collective bargaining agreements to maintain those IEPs and provide the beneficiaries a level of benefits substantially the same as they received as of January 1, 1992. The beneficiaries of these statutorily-required IEPs are retirees meeting age and service requirements as of February 1, 1993 and who actually retired before September 30, 1994.

•	Third, the Coal Act established the 1992 UMWA Benefit Plan, which serves three distinct populations: miners who were eligible to retire as of February 1, 1993 and actually retired before September 30, 1992 and whose employers are no longer in business; miners receiving benefits under an IEP but whose former employer went out of business; and new spouses or new dependants of retirees in the Combined Fund.

        As required by the Coal Act, we maintain an IEP for our own retirees, and we pay premiums that cover a portion of the retired miners whose previous employers have gone out of business.

        In addition, and separate from the Coal Act, we continue to provide benefits under another IEP to a smaller group of former UMWA employees who retired under our last collective bargaining agreement, which ended in 1998. We call this IEP our 1993 Plan.

        As noted above, we expect that the Medicare Reform Act will reduce our prescription drug costs. The Medicare Reform Act provides a prescription drug benefit under Medicare as well as a Federal subsidy, starting in 2006, so long as an employer maintains qualifying health plans that provide prescription drug benefits. We currently estimate that the Medicare Reform Act will reduce our retiree medical costs by approximately $2.5 million in 2006 and annually thereafter until total drug costs otherwise begin to decline.

        Asset Retirement Obligations, Reclamation Costs and Reserve Estimates

        Asset retirement obligations primarily relate to the closure of mines and the reclamation of land upon cessation of mining. We account for reclamation costs, along with other costs related to mine closure, in accordance with Statement of Financial Accounting Standards No. 143 – Asset Retirement Obligations, or SFAS No. 143, which we adopted on January 1, 2003. This statement requires us to recognize the fair value of an asset retirement obligation in the period in which we incur that obligation. We capitalize the present value of our estimated asset retirement costs as part of the carrying amount of our long-lived assets.

        The liability, “Asset retirement obligations,” on our consolidated balance sheet represents our estimate of the present value of the cost of closing our mines and reclaiming land that has been disturbed by mining. This liability increases as land is mined and decreases as reclamation work is performed and cash expended. The asset, “Property, plant and equipment – capitalized asset retirement costs,” remains constant until new liabilities are incurred or old liabilities are re-estimated. We estimate the future costs of reclamation using standards for mine reclamation that have been established by the government agencies that regulate our operations as well as our own experience in performing reclamation activities. These estimates may change. Developments in our mining program also affect this estimate by influencing the timing of reclamation expenditures.

        Adopting SFAS No. 143 significantly affected our financial statements. See the Summary of Significant Accounting Policies to our consolidated financial statements, which includes a discussion of the effect on our financial statements of adopting SFAS No. 143. However, the adoption of SFAS No. 143 did not affect our cash costs, because the annual cash requirements for reclamation activities are the same using SFAS No. 143 and the units-of-production accrual method, the accounting method we used prior to adopting SFAS No. 143.

        We amortize our acquisition costs, development costs, capitalized asset retirement costs and some plant and equipment using the units-of-production method and estimates of recoverable proven and probable reserves. We review these estimates on a regular basis and adjust them to reflect our current mining plans. The rate at which we record depletion also depends on the estimates of our reserves. If the estimates of recoverable proven and probable reserves decline, the rate at which we record depletion increases. Such a decline in reserves may result from geological conditions, coal quality, effects of governmental, environmental and tax regulations and assumptions about future prices and future operating costs.

        Deferred Income Taxes

                Estimates and Judgments

        Our net income is sensitive to estimates we make about our ability to use our Federal net operating loss carryforwards, or NOLs.

        As of December 31, 2003, we had approximately $180 million of NOLs. These NOLs expire at various dates through 2023. When we have taxable income, we can use our NOLs to shield that income from regular U.S. Federal income tax. Our ability to use our NOLs thus depends on all the factors that determine taxable income, including operational factors, such as new coal sales, and non-operational factors, such as increases in heritage health benefit costs. Under Federal tax law, our ability to use our NOLs would be limited if we had a “change of ownership” within the meaning of the Federal tax code.

        Our NOLs are one of our deferred income tax assets. We have reduced our deferred income tax assets by a valuation allowance. The valuation allowance is primarily an estimate of the deferred tax assets that may not be realized in future periods. On a quarterly and annual basis, we estimate how much of our NOLs we expect that we will be able to use to shield future taxable income and make corresponding adjustments in the valuation allowance.

        If we increase our estimated utilization of NOLs, we decrease the valuation allowance, increase our net deferred income tax assets and recognize an income tax benefit in earnings. If we decrease our estimated utilization of NOLs, we increase the valuation allowance, decrease our net deferred income tax assets and increase income tax expense. These changes can materially affect our net income and our assets. In 2003, for example, we reduced the valuation allowance by $7.8 million, in part because we signed a new coal supply agreement and because we negotiated improved terms of an existing coal supply agreement. In the quarter ended March 31, 2004, we reduced the valuation allowance by $0.9 million. In both 2003 and the quarter ended March 31, 2004, we also made other adjustments in our net deferred tax assets. As a result of these estimates and adjustments and changes in temporary differences between book and tax accounting, our net deferred income tax assets increased from $65.1 million at December 31, 2002 to $75.8 million at December 31, 2003, and from $75.8 million at December 31, 2003 to $77.0 million at March 31, 2004, and we recognized income tax benefit from continuing operations of $11.0 million for 2003 and $0.9 million for the first quarter of 2004.

                Related Information

        Under the federal tax laws, there are two types of taxable income and two types of net operating loss carryforwards.

•	The two types of taxable income are regular taxable income and Alternative Minimum Taxable Income, or AMTI. AMTI differs from regular taxable income in that AMTI includes items such as percentage depletion. We have significant percentage depletion because of our mining activities.

•	The two types of NOLs are regular NOLs and alternative minimum tax, or AMT, NOLs.

Our NOLs are important to our strategy. Regular NOLs can offset our future regular taxable income, permit us to avoid payment of regular Federal income tax and thereby increase our cash flow and return from profitable investments (as compared to the return that would be received by a tax-paying entity that cannot shield its income from federal income taxation). However, regular NOLs will not shield our income from AMT.

        We are subject to AMT at a 20% rate. As of December 31, 2003, we had AMT net operating loss carryforwards of approximately $35 million. Only 90% of our AMTI can be shielded each year by our AMT NOLs. Based upon our estimates of our future taxable income, we expect to fully utilize our remaining AMT NOLs in 2005 and begin paying the full 20% AMT in 2006. We may owe more than $5 million per year in AMT until we fully utilize our regular NOLs. Any AMT we pay is available as a credit against future regular Federal income tax. These credits do not expire.

        As a strategic matter, we may face choices between business strategies intended to maximize the use of our regular NOLs and strategies that take account of AMT and seek to increase our after-tax profits, including the effects of AMT. Some of these strategies may involve decisions about business activities that generate AMTI, and many of these choices will require us to make judgments about matters that will arise in the future and that are therefore inherently uncertain.

Contractual Obligations and Commitments

        The following table presents information about our contractual obligations and commitments as of December 31, 2003. Some of the figures below are estimates. We discuss these obligations and commitments elsewhere in this prospectus.

	Payments Due by Period (in thousands of dollars)
Contractual Obligations and Commitments	Total	2004	2005	2006	2007	After
Westmoreland Mining term debt (1)	88,500	10,300	10,300	11,300	12,000	44,600
Westmoreland Coal Company revolving debt	500	-	500	-	-	-
Other debt	4,469	1,295	1,374	695	625	480
Operating leases	5,594	2,753	1,356	867	618	-
Heritage Health Benefit/ Pension:
Undiscounted obligations:
Workers’ compensation	9,478	2,016	2,000	1,800	1,600	2,062
1974 UMWA pension	250 (2)	250	-	-	-	-
Discounted obligations:
Combined Benefit Fund (Multiemployer)	39,780 (3)	8,311	4,783	4,516	4,254	17,916
Postretirement medical	237,554 (4)	17,367	18,206	17,446	18,005	166,530
Qualified pension benefits	47,777 (5)	456	597	832	1,118	44,774
SERP benefits	1,963 (6)	76	74	71	69	1,673
Pneumoconiosis	21,961 (7)	2,500	2,500	2,500	2,500	11,961
Reclamation costs	306,668 (8)	5,757	4,902	4,296	4,024	287,689
Preferred dividends	15,303 (9)	1,744 (10)	1,744 (10)	1,744 (10)	1,744 (10)	1,744 (10) per year
(1)	At December 31, 2003, Westmoreland Mining had deposited $17.4 million in two restricted accounts as collateral against these obligations.
(2)	This amount is the amount payable as of December 31, 2003, after giving effect to our settlement with the 1974 UMWA Retirement Plan.
(3)	Except for retroactive premium assessments of approximately $3.5 million that we are contesting, we have not accrued the present value of this obligation, because this plan is a multiemployer plan. We expense our premium payments when due.
(4)	The table presents our estimate of our gross benefit obligation. The accrued liability, net of the unrecognized net actuarial loss and the unrecognized net transition obligation, was $127.2 million as of December 31, 2003.
(5)	The fair value of plan assets at December 31, 2003 was $32.8 million. Pension benefits will be paid from these assets.
(6)	The table presents our estimate of our gross benefit obligation. The accrued liability, net of the unrecognized net actuarial gain and an unrecognized prior service cost, was $2.2 million as of December 31, 2003. The plan was unfunded at December 31, 2003.

(7)	The fair value of plan assets at December 31, 2003 was $28.2 million. Pneumoconiosis benefits will be paid from these assets.
(8)	The table presents our estimate of our gross cost of final reclamation. The accrued liability of $123.3 million as of December 31, 2003 will increase in present value as acres are disturbed in mining operations and as mine closures draw nearer. The accrued liability reflects the present value of contractual obligations of our customers and Washington Group, the contract miner at the Absaloka Mine, to perform reclamation; we estimate that the gross amount of their obligations is $25.4 million. The table also does not reflect $52.8 million, the amount held in escrow as of December 31, 2003 from contributions by customers for reclamation of the Rosebud Mine. We estimate that the present value of our net expense for final reclamation - that is, the costs of final reclamation that are not the contractual responsibilities of others - is $45.2 million.
(9)	Represents quarterly dividends that are accumulated through and including January 1, 2004.
(10)	As provided in the Certificate of Designation establishing the Series A Preferred Stock, the holders of the Series A Preferred Stock are entitled to receive dividends "when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefore." In general, dividends that are not paid cumulate, as provided in the Certificate of Designation.

        Since December 31, 2003, the most significant change to the preceding table relates to the add-on facility described above. Principal of this facility is payable from 2009 through 2011. After giving effect to Westmoreland Mining’s borrowings under this facility and payments of its existing indebtedness, Westmoreland Mining’s term debt increased from $88.5 million at December 31, 2003 to $106.3 million at March 31, 2004.

        Growth and Development Strategy

        Our growth and development strategy is founded on the ownership and operation of physical assets that generate profits. We strive to identify assets that are low-cost producers and environmental leaders and that supply customers who share our orientation for low-cost production and our environmental concern. We believe that we will be more likely to achieve success in niche markets. Our goal is to acquire stable, long-term earnings. We will use our NOLs to shield that income from regular U.S. Federal income tax.

        The acquisitions we completed in 2001 exemplify this strategy. Among other things, the Rosebud, Jewett, Beulah and Savage Mines are essentially adjacent to their principal customers, to which they deliver coal by conveyor belt or truck, and are the lowest-cost producers for their respective customers. These mines’ principal customers all employ emissions control technology. These mines are party to long-term contracts with their principal customers that generate stable earnings.

        Examples of our current development efforts include the following:

•	In 2003, we leased the rights to explore, drill and produce coalbed methane gas on property that we own in Southern Colorado to Petrogulf Corporation for $300,000 and a royalty interest on production from that property. Petrogulf drilled twelve wells by the end of 2003, and we began earning production royalties in February 2004.

•	In 2001, as part of our transaction with Knife River, we acquired rights to develop the lignite deposits at Gascoyne, North Dakota. Our subsidiary, Westmoreland Power, Inc., has joined with MDU Resources Group, Inc. to pursue development of a baseloaded lignite-fired power plant near Gascoyne as part of the State of North Dakota’s Lignite Vision 21, or LV-21, program. LV-21 is a partnership between North Dakota and the Lignite Energy Council, or LEC, that is administered by the North Dakota Industrial Commission, or NDIC. Westmoreland Power and MDU executed a joint development agreement in 2001, and we each own half of the venture that is seeking to develop the power plant. In September 2001, NDIC awarded the Westmoreland/MDU joint venture up to $10 million in matching funds to finance feasibility and technical studies. In January 2003, as a result of these studies, we and MDU sought additional support from NDIC to study the feasibility of substituting a 250 MW or 175 MW power plant for the 500 MW plant that had originally been proposed. NDIC awarded the funds we sought, and we and MDU completed studies of generation technology and lignite mining issues in 2003. Air quality evaluation was completed in early 2004, and in May 2004, we and MDU applied to the North Dakota Department of Health for an air quality permit for a proposed 175 MW plant.

        An existing source of future income and cash flow relates to the Caballo Mine in Campbell County, Wyoming. In connection with the 2001 acquisitions, we acquired the stock of Horizon Coal Services, Inc. Horizon’s only asset is a royalty interest in coal reserves located at the Caballo Mine, which is owned by a company that is not affiliated with us. The royalty of $.10 per ton covers the mining of 225 million tons of coal, making the potential gross royalty amount $22.5 million. The latest mine plan projects that mining of coal subject to the royalty will begin in 2007.

        Another source of potential future income may involve ROVA. LG&E has offered to sell us its 50% interest in the ROVA Project pursuant to our right of first purchase and has provided the terms and conditions of its proposed sale. We are discussing the terms and conditions of such an acquisition with LG&E.

Liquidity and Capital Resources

        As discussed in the Overview section above, we believe that Westmoreland Mining’s add-on facility substantially improves our near-term liquidity. In addition, even though the requirements of Westmoreland Mining’s basic term loan agreement, including debt service requirements, restrict our access to some of Westmoreland Mining’s cash, Westmoreland Mining itself generates significant liquidity. As discussed in more detail in the Liquidity Outlook section below, we expect to achieve increasing cash from operations in 2004, offset by higher capital expenditures at our mines that will reduce free cash flow.

        Cash provided by operating activities was $24.8 million in 2003, $32.4 million in 2002 and $28.4 million in 2001. Cash from operations in 2003 compared to 2002 declined primarily because we had less operating income because of the change in the pricing structure at the Jewett Mine. In July 2002, the pricing structure changed from a cost-plus-fees approach to one that uses a market-based pricing mechanism. The decline in our cash from operations was partially offset by an increase in our deferred tax assets, gains from the sale of our interest in Dominion Terminal Associates, or DTA, a coal storage and vessel-loading facility in southeastern Virginia, and a net increase in our other assets. The net change in assets and liabilities was $16.3 million in 2003 compared to $15.0 million in 2002, resulting from higher non-cash expenses for pension and postretirement medical obligations. Cash from operations in 2002 also benefited by approximately $1.1 million from a favorable judgment in a dispute with the U.S. Army concerning a power project in Fort Drum, New York, in which we owned an interest. Working capital was $5.6 million at December 31, 2003 compared to $10.1 million at December 31, 2002. The change resulted primarily from a $2.9 million reduction in the current portion of our deferred income tax assets and an increase in the current portion of our postretirement medical costs, mostly attributable to the accrual of the retroactive premium assessed by the Combined Fund, which we are challenging.

        Cash provided by operating activities was $3.9 million in the quarter ended March 31, 2004, and $7.7 million in the quarter ended March 31, 2003. Cash from operations in the first quarter of 2004 compared to the first quarter of 2003 decreased primarily due to a lower semi-annual distribution from the ROVA Project and higher cash costs for post-retirement medical benefits, specifically the disputed retroactive premiums being paid to the Combined Benefit Fund. The net change in assets and liabilities was $0.3 million in the first quarter of 2004 compared to $2.6 million in the first quarter of 2003, resulting from increase in accounts receivable due to normal timing differences in collecting receivables and an increase in sales tons and revenues. Working capital was $24.9 million at March 31, 2004 compared to $5.6 million at December 31, 2003. The change resulted primarily from the $18.7 million in net proceeds from borrowings of long-term debt.

        We used $17.3 million of cash in investing activities in 2003, $3.7 million in 2002 and $151.3 million in 2001. Cash used in investing activities in 2003 included $13.2 million of additions to property, plant and equipment for mine equipment and leases for coal reserves. Cash used in investing activities in 2003 also included $11.0 million that we deposited in restricted accounts, pursuant to Westmoreland Mining’s term loan agreement and as collateral for our bonds. During 2003, net proceeds from sales of assets of $7.0 million included $4.5 million cash received from the sale of DTA and $1.4 million received from the sale of land and mineral rights in Colorado. In 2002, additions to property and equipment used cash totaling $7.3 million, and we received $3.6 million from the Absaloka Mine’s mining contractor to settle a dispute regarding repair of the dragline at that mine. Also during 2002, we deposited $6.4 million into restricted cash accounts for debt service, security deposits and reclamation deposit accounts. Those deposits were offset by the $6.0 million refund of collateral we received from the UMWA. In 2001, we used $162.7 million of cash in investing activities to purchase the Rosebud, Jewett, Beulah and Savage mines. Other additions to our property, plant and equipment totaled $5.4 million in 2001. Cash provided by investing activities in 2001 included $16.0 million in proceeds from the sale of our interests in three independent power projects.

        We used $4.6 million of cash in investing activities in the quarter ended March 31, 2004, and $4.1 million in the quarter ended March 31, 2003. Cash used in investing activities in the first quarter of 2004 included $2.1 million of additions to property, plant and equipment for mine equipment and leases for coal reserves. Cash used in investing activities in the first quarter of 2004 also included an increase of $2.6 million in restricted accounts, pursuant to our term loan agreement and as collateral for our surety bonds. In the first quarter of 2003, additions to property and equipment using cash totaled $2.4 million. Also during the first quarter of 2003, we deposited $1.8 million into restricted cash accounts for debt service, security deposits and reclamation deposit accounts.

        We used $8.1 million of cash in financing activities in 2003, including $5.2 million for the net repayment of long-term debt and $1.5 million for the net repayment of revolving debt. Cash used in financing activities in 2002 primarily represented repayment of long-term debt of $13.8 million and the net repayment of revolving debt of $9.0 million. Cash provided by financing activities for 2001 totaled $113.9 million, mainly from the proceeds of long-term and revolving debt used in the 2001 acquisitions. Dividends paid to Westmoreland Resources’ 20% stockholder in 2003, 2002 and 2001 were $1.0 million, $1.2 million and $1.1 million, respectively.

        We generated $15.6 million of cash in financing activities in the quarter ended March 31, 2004, including $18.7 million from new borrowings of long-term debt, net of debt issuance costs. We used cash of $3.2 million for the repayment of long-term and revolving debt. Cash used in financing activities in the first quarter of 2003 primarily represented repayment of long-term and revolving debt of $4.0 million.

        Consolidated cash and cash equivalents at March 31, 2004 totaled $24.3 million, including $4.3 million at Westmoreland Mining, $5.2 million at Westmoreland Resources, and $1.8 million at Westmoreland Risk Management Ltd., our captive insurance subsidiary. Consolidated cash and cash equivalents at December 31, 2003 totaled $9.3 million, including $4.1 million at Westmoreland Mining, $4.2 million at Westmoreland Resources, and $1.5 million at Westmoreland Risk Management. At December 31, 2002, consolidated cash and cash equivalents totaled $9.8 million, including $5.1 million at Westmoreland Mining, $4.7 million at Westmoreland Resources, and $0.6 million at Westmoreland Risk Management. The cash at Westmoreland Mining is available to us through quarterly distributions, as described below. The cash at Westmoreland Resources is available to us through dividends. In addition, we had restricted cash and bond collateral, which were not classified as cash or cash equivalents, of $26.9 million at March 31, 2004, $25.0 million at December 31, 2003 and $17.3 million at December 31, 2002. The restricted cash at March 31, 2004 included $18.8 million in Westmoreland Mining’s debt service reserve and long-term prepayment accounts. The restricted cash at December 31, 2003 included $17.4 million in Westmoreland Mining’s debt service reserve and long-term prepayment accounts. Our reclamation, workers’ compensation and postretirement medical cost obligation bonds were collateralized by interest-bearing cash deposits of $9.5 million at March 31, 2004 and $7.6 million at December 31, 2003, which amounts we have classified as non-current assets. In addition, we had reclamation deposits of $53.5 million at March 31, 2004 and $52.8 million at December 31, 2003, which we received from customers of the Rosebud Mine to pay for reclamation. We also have $5.0 million in interest-bearing debt reserve accounts for the ROVA Project. This cash is restricted as to its use and is classified as part of our investment in independent power projects.

        In early March 2004, Westmoreland Mining entered into the add-on facility. This facility made $20.4 million available to us immediately, and Westmoreland Mining will borrow the remaining $14.6 million in the fourth quarter of 2004. The add-on facility will permit Westmoreland Mining to undertake significant capital projects, principally at the Rosebud and Jewett Mines, in the near term without adversely affecting cash available to Westmoreland Coal Company. Although the terms of the add-on facility permit Westmoreland Mining to distribute this $35 million to Westmoreland Coal Company, the original term loan agreement, which financed our acquisition of the Rosebud, Jewett, Beulah and Savage Mines, continues to restrict Westmoreland Mining’s ability to make distributions to Westmoreland Coal Company from ongoing operations. Until Westmoreland Mining has fully paid the original acquisition debt, which is scheduled for December 31, 2008, Westmoreland Mining may only pay Westmoreland Coal Company a management fee and distribute to Westmoreland Coal Company 75% of Westmoreland Mining’s surplus cash flow. Westmoreland Mining is depositing the remaining 25% into an account that will fund the $30 million balloon payment due December 31, 2008. At the same time that Westmoreland Mining entered into the add-on facility, it also extended its revolving credit facility to 2007 and reduced the amount of the facility to $12 million. Westmoreland Mining reduced the amount of the revolving facility to better align its borrowing capacity to its expected usage and borrowing base.

        As of December 31, 2003, Westmoreland Coal Company had $9.5 million of its $10.0 million revolving line of credit available to borrow, and as of March 31, 2004, Westmoreland Coal Company had its entire $10.0 million revolving line of credit available to borrow. Effective June 24, 2004, Westmoreland Coal Company amended its revolving credit facility to increase the amount available to be borrowed from $10 to $14 million and extend that facility from January 2005 to June 30, 2006.

Liquidity Outlook

        Significant Anticipated Variances between 2003 and 2004

        We anticipate that the following events and developments, which have occurred or that we expect will occur in 2004 but which did not occur in 2003, and the following events and developments, which we expect will not occur in 2004 but which did occur in 2003, will affect our liquidity and our net income.

•	We anticipate that our coal revenues will be higher, principally because of increased sales from the Absaloka and Rosebud Mines and the new, higher price for coal supplied to Colstrip Units 1&2, partially offset by decreased sales from the Jewett Mine. We anticipate that our cost of coal sales will increase commensurate with the increase in production, and because of higher near term costs at the Jewett Mine. In the fourth quarter of 2003, operations at the Jewett Mine encountered an area where the stripping ratio – the ratio between the volume of overburden to the volume of the coal – was higher.

•	The price for the coal that we supply to Colstrip Units 1&2 was finally determined in May 2004. The arbitrators’ decision resulted in a price increase. Because the new price is effective as of July 30, 2001, we expect that, after payment of taxes and royalties, we will receive a payment of approximately $11 million for coal that we supplied to Colstrip Units 1&2 from the end of July 2001 through May 2004. There was no comparable event in 2003.

•	We anticipate that capital expenditures related to our mining activities will be higher in 2004 than in 2003. We expect that most of the increase in 2004 will be associated with mine development at the Jewett Mine, which is necessary to improve mining conditions.

•	In March 2004, we settled a claim brought by the 1974 UMWA Retirement Plan. This settlement permitted us to reverse an accrued liability and recognize $6.3 million of income in 2003. This is a non-recurring item, but we will also avoid payments of approximately $2.1 million per year in each of the next three and one-half years.

•	In 2003, we received $4.5 million upon the sale of our interest in DTA, $1.4 million from North Central’s sale of surface and mineral rights, and $300,000 in bonus payments from North Central’s lease of coalbed methane rights. We do not anticipate having significant asset sales in 2004.

•	In 2003, we did not receive royalties from sales of coalbed methane. We anticipate that we will receive royalties from sales of coalbed methane in 2004. We do not anticipate that our revenues from coalbed methane will exceed $300,000 in 2004.

•	In 2003, we received a $582,000 distribution from the Fort Lupton Project. We call this a “catch-up” distribution because most of it related to periods prior to 2003. We may receive a relatively small quarterly distribution from Ft. Lupton in 2004.

•	We sold our interest in DTA effective June 30, 2003. We were incurring losses from DTA at an annual rate of about $2 million, and our share of those losses in 2003 was about $1 million. We will not have losses from DTA in 2004.

•	We anticipate that our interest income will be higher in 2004 than it was in 2003 because of continued deposits to Westmoreland Mining’s restricted accounts. We anticipate higher interest costs in 2004 because of the additional $20.4 million Westmoreland Mining borrowed in March 2004.

•	Our results for 2004 may be affected by the potential negative impact of increased prospective and retroactive personal property taxes at the ROVA Project. The lender to the Project may retain funds in an amount equal to the amount claimed by Halifax County, which are normally available for distribution to us and LG&E, until Halifax County’s tax claim has been resolved.

•	In the first quarter of 2004, we accrued an expense of approximately $1.0 million in response to the decision of the U.S. Court of Appeals for the Tenth Circuit in the Basin Resources litigation. We describe this case under “Legal Proceedings.” We had no comparable accrual in 2003.

•	We expect to incur approximately $26 million for postretirement medical costs in all of 2004 compared to $20.7 million paid in 2003. These amounts include payments in respect of the Combined Fund’s retroactive assessment, which we must pay pending the outcome of ongoing litigation. We accrued the entire $4.7 million of this assessment in 2003, paid $1.2 million in 2003 and $1.1 million in the first quarter of 2004, and expect to pay the remaining $2.4 million in the second and third quarters of 2004.

•	During the next fifteen months, we plan to implement a common, corporate-wide enterprise resource planning, or information technology, system to enhance our reporting and analysis capability. The initial investment is expected to be approximately $3 million.

•	We anticipate that the expense associated with our 2000 Performance Unit Plan will be lower in 2004 than it was in 2003. In 2000, we adopted a long-term incentive plan to promote the successful implementation of our strategic plan and link the compensation of our key managers to the appreciation in the price of our common stock. The value of the performance units awarded in 2000 was based on the absolute increase in market value of our common stock over the period July 1, 2000 to June 30, 2003. Because the value of our common stock appreciated $14.72 per share over that period, the value of the performance units at the end of the performance period was $6.4 million. This obligation is being paid out over time and may be paid in cash or stock at our election. The Board’s Compensation & Benefits Committee also awarded performance units in 2001 and 2002. The value of the 2001 and 2002 awards is based on the appreciation of our common stock compared to that of our peers, and the value of these awards is capped. The potential maximum value of the performance units awarded in 2001 and 2002 is $2.9 million and $2.5 million, respectively. Because stockholders had approved a Long-Term Stock Incentive Plan at our 2002 Annual Meeting, we were able to use stock options as the sole vehicle for the 2003 long-term incentive program.

•	We have three defined benefit pension plans for full-time employees. We were not required to make any contributions to those plans in 2003 and we did not make any contributions in the first quarter of 2004. We will contribute approximately $1.3 million to these plans and may elect to contribute up to an additional $0.9 million to these plans in 2004. We may also be required to make additional contributions in future years unless the return on the plans’ investments materially improves or the plans’ funding requirements change.

        Significant Factors Affecting Our Liquidity

        The matters discussed above focus on anticipated differences between 2003 and 2004. It will be readily apparent that a number of non-recurring events significantly influenced our 2003 results. Our operational performance, our financial results and our liquidity may also be affected by all of the other matters discussed in this prospectus, including the matters discussed under “Risk Factors” and “Legal Proceedings,” as well as in this Management’s Discussion and Analysis of Financial Condition and Results of Operations. Primarily because of our size and the multitude of issues related to our transition from an eastern underground producer of coal, to a western niche surface producer with significant reliance on independent power operations, we have been subject to the impact of many matters beyond our control. For all of the foregoing reasons, and while we anticipate that we will be profitable in 2004, we cannot project our overall level of profitability.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements within the meaning of the rules of the Securities and Exchange Commission.

Results of Operations
Quarter ended March 31, 2004 Compared to Quarter ended March 31, 2003

        Coal Operations. The increase in coal revenues to $77.1 million in the first quarter of 2004 from $74.5 million in 2003‘s first quarter was primarily the result of an increase in sales tons from 7.0 million to 7.4 million. The increase in 2004 was expected as a result of new or extended sales contracts at the Rosebud and Absaloka Mines. Almost all of the tons sold in both quarters were sold under long-term contracts to owners of power plants located adjacent to or near the mines, other than at the Absaloka Mine. There was a commensurate increase in cost of sales. Costs increased at the Jewett Mine due to unexpected repairs to a primary dragline, a customer outage that extended beyond its planned duration and unusually heavy rainfall during the first quarter of 2004. Gross margin increased $0.6 million in the first quarter of 2004 compared to the first quarter of 2003.

        The following table shows comparative coal revenues, sales volumes, cost of sales and percentage changes between the periods:

	Quarter Ended March 31,
	2004	2003	Change

Revenues – thousands	$77,132	$74,513	4%

Volumes – millions of equivalent coal tons	7.446	6.997	6%

Cost of sales – thousands	$60,203	$58,190	3%

        Our business is subject to weather and some seasonality. We supply coal to electric generation units and if winter is unseasonably warm or summer is unseasonably cool, the customers’ need for coal may be less than anticipated.

        Depreciation, depletion and amortization of $3.8 million in the first quarter of 2004 were comparable to $3.0 million in 2003‘s first quarter. The increase was due to continued capital expenditures at the mines and the increase in production during the quarter.

        Independent Power. Equity in earnings from independent power operations increased to $5.4 million in the first quarter of 2004 from $3.8 million in the first quarter of 2003 due to the timing of the normal spring maintenance outage at the ROVA Project, which occurred in March 2003 and will occur in the second quarter of 2004. This timing is expected to reduce equity in earnings in the second quarter of 2004 as compared to the comparable quarter of 2003. For the quarters ended March 31, 2004 and 2003, the ROVA Project produced 456,000 and 423,000 megawatt hours, respectively, and achieved average capacity factors of 98% and 92%, respectively. This means that for the quarters ended March 31, 2004 and 2003, the ROVA Project was available to be dispatched 98% and 92% of the time, respectively.

        Costs and Expenses. Selling and administrative expenses were $7.7 million in the quarter ended March 31, 2004 compared to $7.1 million in the quarter ended March 31, 2003. The increase was primarily a result of higher pension costs for our active employees caused by a decrease in the discount rate used to calculate the present value of that obligation. Also, we incurred higher costs associated with certain legal matters including the contract dispute between Northwestern Resources and Texas Genco, the withdrawal date dispute with the 1974 UMWA Pension Plan, and the arbitration with the owners of Colstrip Units 1&2. The Texas Genco and 1974 Plan disputes were settled, and the arbitration took place, during the quarter ended March 31, 2004. We expect the arbitration decision to be issued during the quarter ended June 30, 2004. Expenses also include a one-time charge of approximately $1.0 million related to a March 2004 appellate court decision involving our subsidiary, Basin Resources. The dispute arose prior to our purchase of the subsidiary in 2001 and the charge represents reimbursement for benefits paid by the UMWA during the period prior to our acquisition of Basin Resources. In the first quarter of 2004, expenses for our performance unit plan, a long-term incentive plan for management, were $0.2 million compared to $1.3 million in the first quarter of 2003.

        Heritage health benefit costs decreased to $7.2 million in the first quarter of 2004 from $7.5 million in the first quarter 2003. The decrease was due to the expected future benefit of the Medicare Prescription Drug Improvement and Modernization Act of 2003, offset by a decrease in the discount rate assumption. The UMWA Combined Benefit Fund assessed a premium increase in October 2003 using a new methodology that we are challenging. That increase includes $4.7 million for periods through September 2003 as well as a prospective increase of $41,000 per month. The $4.7 million retroactive premium is being paid over 12 months but was fully accrued as of September 30, 2003. We are obligated to pay the newly calculated, higher premiums until the matter is resolved.

        Interest expense was $2.5 million for the three months ended March 31, 2004 and 2003, respectively. Interest income increased in 2004 because we have higher balances in our restricted cash and surety bond collateral accounts.

        As a result of the acquisitions we completed in the spring of 2001, we recognized a $55.6 million deferred income tax asset in April 2001 which assumes that a portion of previously unrecognized net operating loss carryforwards will be utilized because of the projected generation of future taxable income. The deferred tax asset increased to $77.0 million as of March 31, 2004 from $75.8 million at December 31, 2003 because of temporary differences (such as accruals for pension and reclamation expense, which are not deductible for tax purposes until paid) arising during the intervening period and due to a reduction of the deferred income tax valuation allowance discussed above. Deferred tax assets are comprised of both a current and long-term portion. When taxable income is generated, the deferred tax asset relating to our net operating loss carryforwards is reduced and a deferred tax expense (non-cash) is recognized although no regular Federal income taxes are paid. The income tax benefit for 2004 represents current income tax obligations for state income taxes and for Federal alternative minimum tax, and the utilization of a portion of our operating loss carryforwards, net of the impact of changes in deferred tax assets and liabilities. The deferred tax benefit of $1.0 million recognized in 2004 includes a $0.9 million reduction in the valuation allowance resulting from an increase in the amount of Federal net operating loss carryforwards we expect to utilize before their expiration.

        Terminal Operations. Since we sold DTA effective June 30, 2003, we no longer incur losses relating to our investment in DTA, which was $306,000 in the first quarter of 2003. Our consolidated financial statements reflect DTA as discontinued operations.

        Cumulative Effect of Change in Accounting Principle. We adopted SFAS No. 143 during first quarter 2003 as described in the section on “Critical Accounting Policies” above. The cumulative effect of change was a gain of $161,000, net of tax expense of $108,000.

Results of Operations
2003 Compared to 2002

        Coal Operations. We sold about 1.7 million more tons of coal in 2003 than we did in 2002, but our coal revenues decreased $6.3 million. Revenues declined because, for part of 2002, the Jewett Mine benefited from a cost-plus-fees pricing structure in its contract with Texas Genco. We sold more tons at all of our mines in 2003 than we did in 2002, with the exception of the Beulah Mine, which was adversely affected by a longer than expected major maintenance outage at the Coyote Station, that mine’s principal customer. In addition, the Rosebud Mine was adversely affected by an unscheduled outage at the Colstrip Station, its principal customer. Costs, as a percentage of revenues, increased to 77% in 2003 compared to 75% in 2002, again largely as a result of the lower average sales price in 2003 at the Jewett Mine. Also, the implementation of SFAS No. 143 increased non-cash accretion costs at all mines for future reclamation activities and reduced margins in 2003.

        The following table shows comparative coal revenues, sales volumes, cost of sales and percentage changes between the periods:

	Year Ended December 31,
	2003	2002	Change

Revenues – thousands	$294,986	$301,235	(2)%

Volumes – millions of equivalent coal tons	27.8	26.1	7%

Cost of sales – thousands	$228,433	$226,707	1%

        Depreciation, depletion and amortization increased to $12.6 million in 2003 compared to $11.5 million in 2002 due to increased capital expenditures and increased depreciation resulting from the increase in production of coal.

        Independent Power. Our equity in earnings from independent power operations increased from $14.5 million in 2002 to $15.8 million in 2003. During 2003 and 2002, the ROVA Project produced 1,653,000 and 1,639,000 megawatt hours, respectively, and achieved average capacity factors of 90% and 89%, respectively. Also, we recognized $582,000 in equity in earnings in 2003 from our 4.49% interest in the Ft. Lupton project, most of which related to periods prior to 2003.

        Costs and Expenses. Selling and administrative expenses increased from $31.7 million in 2002 to $33.4 million in 2003. Contributing to the increase were higher heritage health benefit costs and a higher compensation expense for long-term employee performance incentives. Heritage health benefit costs were $29.9 million in 2003 compared to $26.9 million in 2002. Five factors contributed to the increase in selling and administrative expenses:

•	The Combined Fund assessed the $4.7 million retroactive premium discussed above.

•	We incurred an additional $2.3 million expense for postretirement medical obligations, principally because of a change in the discount rate and inflation in medical costs.

•	We incurred an additional $2.5 million expense resulting from negative actuarial valuation adjustments for our workers’ compensation and black lung obligations.

•	We eliminated $6.3 million in previously recognized obligations to the UMWA 1974 Pension Plan.

•	We incurred increased legal fees associated with coal contract negotiations and litigation.

A redesign of our health care plans for active employees, including an increase in employees’ premium payments and aggressive management of medical expenses, reduced our health care costs for active employees in 2003 as compared to 2002.

        Long-term incentive compensation increased from $1.0 million in 2002 to $2.5 million in 2003. This expense was entirely attributable to the 2000 Performance Unit Plan, described above. This expense is a non-cash expense until it is paid. As permitted by the plan, we paid about 20% of the expense, $750,000 in cash and $375,000 in shares of common stock in 2003, leaving an obligation of $5.3 million as of December 31, 2003. Absent the impact of heritage health benefit costs and long-term compensation expense, selling, and administrative expenses in 2003 were consistent with those in 2002.

        Interest expense was $10.1 million and $10.8 million for 2003 and 2002, respectively. The decrease was mainly due to the continued repayment of Westmoreland Mining’s debt. Interest income decreased in 2003 because of lower rates.

        Other income in 2002 includes a $1.1 million gain in connection with the favorable judgment in the dispute with the U.S. Army.

        Terminal Operations. As discussed in Note 4 to our consolidated financial statements, effective June 30, 2003, we sold our interest in DTA and recognized a pre-tax gain of approximately $4.5 million. Our consolidated financial statements for 2003 and earlier periods reflect DTA as discontinued operations. Our share of operating losses from DTA was approximately $1.0 million for the six months we owned it in 2003 compared to $2.1 million related to a full year’s ownership in 2002. During 2002, we expensed as a non-cash impairment charge our remaining investment of $3.7 million in DTA as a result of continuing losses and an agreement by one of the terminal’s other owners to sell its interest for a loss.

        Cumulative Effect of Change in Accounting Principle. We adopted SFAS No. 143 during the first quarter of 2003, as described in the section on “Critical Accounting Policies” above. The cumulative effect of the change was a gain of $161,000, net of tax expense of $108,000. We also reduced our recorded liability for mine reclamation from $159 million to $115 million as of January 1, 2003 and reduced the net book value of our property, plant and equipment from $189 million to $145 million as a result of adopting this standard.

Results of Operations
2002 Compared to 2001

        Coal Operations. The following table shows comparative coal revenues, sales volumes, cost of sales and percentage changes between the periods:

	Year Ended December 31,
	2002	2001	Change

Revenues – thousands	$301,235	$231,048	30%

Volumes – millions of equivalent coal tons	26.1	20.5	27%

Cost of sales – thousands	$226,707	$177,304	28%

        Depreciation, depletion and amortization increased to $11.5 million in 2002 compared to $9.2 million in 2001 due to capital expenditures and a full year of coal production from the Rosebud, Jewett, Beulah, and Savage Mines, which we acquired in April and May of 2001.

        Independent Power. Equity in earnings from the independent power operations was $14.5 million in 2002 compared to $15.9 million in 2001. Three projects contributed $1.3 million in earnings in 2001 before we sold them in March 2001. During 2002 and 2001, the ROVA Project produced 1,639,000 and 1,668,000 megawatt hours, respectively, and achieved average capacity factors of 89% and 90%, respectively. The decrease in 2002 was attributable to a small increase in the number of forced outage days for repairs.

        Terminal Operations. Our share of losses from DTA was $2.1 million in 2002 compared to $1.9 million in 2001, principally because of reduced demand in foreign countries for U.S. coal and our obligation to pay our share of DTA’s expenses. We took an impairment charge during the third quarter of 2002 in an amount equal to the book value of our remaining investment in DTA: $3.7 million. This was a non-cash charge. We took this charge in part because of the terms pursuant to which one of our partners had agreed to sell its interest in DTA. This charge did not reduce our obligation to pay our share of DTA’s operating expenses. We sold our interest in DTA effective June 30, 2003.

        Costs and Expenses. Selling and administrative expenses were $31.7 million for 2002 compared to $22.6 million in 2001. The amounts for 2002 and 2001 include $18.4 million and $11.6 million, respectively, in expenses incurred by the four mines acquired in 2001. Partially offsetting the 2002 increase was lower non-cash compensation expense for long-term employee performance incentives, with an expense of $1.0 million in 2002 compared to an expense of $3.2 million during 2001. The overall increase in selling and administrative expenses in 2002 is also due to higher legal costs related primarily to Westmoreland Resources’ dispute with Washington Group International Inc. and an adverse judgment, with associated legal costs totaling $1.4 million, in the Basin landowner case described in “Legal Proceedings,” to annual salary increases, and to the addition of employees associated with our growth. Medical claims under our self-insured plan for active employees were also higher in 2002. 2001 benefited from a reduction of approximately $500,000 in the estimated liability for reclamation of a site we previously operated in Virginia while 2002 had a $300,000 additional benefit when we transferred that site to another operator.

        Heritage health benefit costs increased to $26.9 million in 2002 compared to $23.8 million in 2001, reflecting increased costs for the postretirement medical plans as actuarially determined, despite a decrease in our payments to the Combined Fund.

        During 2002, we recognized a $1.1 million gain in connection with a dispute with the U.S. Army.

        Interest expense was $10.8 million and $8.4 million for 2002 and 2001, respectively. The increase was mainly due to the acquisition financing obtained during the second quarter of 2001, despite repayment of $22.8 million term debt of the acquisition financing during 2002. Interest income decreased in 2002 because of lower rates.

        As a result of our acquisitions, we recognized a $55.6 million deferred income tax asset in April 2001. This assumes that a portion of previously unrecognized NOLs will be utilized because we projected that we would generate taxable income in the future. The deferred asset increased to $65.1 million as of December 31, 2002 from $57.1 million at December 31, 2001 because of temporary differences (such as accruals for pension and reclamation expense, which are not deductible for tax purposes until paid) arising during the intervening period and because of a reduction of the deferred income tax valuation allowance discussed above. Deferred tax assets are comprised of both a current and long-term portion. When taxable income is generated, the deferred tax asset relating to our NOLs is reduced and a deferred tax expense (non-cash) is recognized, although no regular Federal income taxes are paid. Income tax benefit for 2002 represents a current income tax obligation for State income taxes and the utilization of a portion of our NOLs, net of the impact of changes in deferred tax assets and liabilities.

        Other Comprehensive Income. Total other comprehensive loss in 2002 was $3.4 million (net of income taxes of $2.3 million), primarily due to the recognition of an additional minimum pension liability of $3.3 million. This additional minimum liability was required to be recorded due to the underfunded status of our pension obligations. The remaining other comprehensive loss of $88,000 (net of income taxes of $59,000) recognized during 2002 represents the change in the unrealized loss on an interest rate swap agreement on the ROVA Project’s debt caused by changes in market interest rates during the period. This compares to other comprehensive loss relating to this arrangement of $1.7 million (net of income taxes of $1.1 million) for 2001.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to market risk, including the effects of changes in commodity prices, as discussed below.

        Commodity Price Risk

        Through our subsidiaries Westmoreland Resources and Westmoreland Mining, we produce and sell coal to third parties from coal mining operations in Montana, Texas and North Dakota. Through Westmoreland Energy, we produce and sell electricity and steam to third parties from independent power projects located in North Carolina and Colorado. Nearly all of our coal production and all of this electricity and steam production are sold through long-term contracts with customers. These long-term contracts serve to minimize our exposure to changes in commodity prices, even though some of our contracts are adjusted periodically based upon market prices. We have not entered into derivative contracts to manage our exposure to changes in commodity prices, and we were not a party to any such contracts at December 31, 2003.

        Interest Rate Risk

        We are subject to interest rate risk on our debt obligations. Our long-term debt obligations have both fixed and variable interest rates, and our revolving line of credit has a variable rate of interest indexed to either the prime rate or LIBOR. Interest rates on these instruments approximate current market rates as of December 31, 2003. Based on the balances outstanding as of December 31, 2003, a one percent change in the prime interest rate or LIBOR would increase our interest expense by $10,000 on an annual basis. Our heritage health benefit costs are also impacted by interest rate changes because our pension, pneumoconiosis and post-retirement medical benefit obligations are recorded on a discounted basis.

BUSINESS

        We are an energy company. We mine coal that is used to produce electric power, and we own interests in power-generating plants. Beginning in 2004, we also will receive royalties from the production of coalbed methane gas.

Coal Operations

        We were the 10th largest coal producer in the Unites States, ranked by tons of coal mined in 2003. In 2003, we produced 27.7 million tons, about 2.6% of all the coal produced in the United States.

        Mines

        We own five mines; all except the Jewett Mine are located in the northern tier, a niche coal market extending from Montana through Minnesota and other upper Midwestern states. Our mines are:

•	the Absaloka Mine,

•	the Rosebud Mine,

•	the Jewett Mine,

•	the Beulah Mine and

•	the Savage Mine.

The Absaloka Mine is owned by our subsidiary, Westmoreland Resources, Inc. The Rosebud, Jewett, Beulah and Savage Mines are owned by our separate subsidiary, Westmoreland Mining LLC.

        All of these mines are surface mines. Surface mining involves extracting coal that lies close to the surface. Where the surface layer contains rock, electric drills are used to drill holes in the rock, explosives are inserted, and the blast loosens the layer of rock. Earth-moving equipment removes the overburden – the layer of dirt and rock that lies between the surface and the coal. A machine called a dragline is typically used to remove a substantial portion of the overburden. Draglines are very large – our largest dragline weighs approximately 7,000 tons and has a bucket capacity of 128 cubic yards. Smaller pieces of equipment, including bulldozers, front end loaders, scrapers and dump trucks move the remainder of the overburden. Once the coal has been exposed, bulldozers, front-end loaders, backhoes or electric shovels load the coal in dump trucks. After the coal has been extracted, it is processed, typically by crushing, sampled or assayed, and then shipped to customers.

        The Absaloka Mine is located on approximately 15,000 acres in Big Horn County, Montana, near the town of Hardin. Coal was first extracted from the Absaloka Mine in 1974. Westmoreland Resources owns the Absaloka Mine. We own 80% of the stock of Westmoreland Resources. Washington Group International, Inc. owns the remaining 20% and operates the mine. Unless otherwise indicated, we own 100% of each of our other subsidiaries.

        The Rosebud Mine is located on approximately 25,000 acres in Rosebud and Treasure Counties, Montana, near the town of Colstrip, about 130 miles east of Billings. Coal was first mined near Colstrip in 1924. Coal production from the existing mine complex began in 1968. Westmoreland Mining’s subsidiary, Western Energy Company, owns and operates the Rosebud Mine. Westmoreland Mining acquired the stock of Western Energy from Entech, a subsidiary of the Montana Power Company, in April 2001.

        The Jewett Mine is located on approximately 35,000 acres in Freestone, Leon and Limestone Counties, Texas, near the town of Jewett, about half way between Dallas and Houston. The Jewett Mine produces lignite, a type of coal with a lower Btu value per ton than sub-bituminous or bituminous coal. A Btu is a measure of heat energy. The higher the Btu value, the more energy is produced when the coal is burned. Lignite was first extracted from the Jewett Mine in 1985. Westmoreland Mining’s subsidiary, Northwestern Resources Co., owns and operates the Jewett Mine. Westmoreland Mining acquired the stock of Northwestern Resources from Entech in April 2001.

        The Beulah Mine is located on approximately 9,300 acres in Mercer and Oliver Counties, North Dakota, near the town of Beulah. The Beulah Mine also produces lignite. Lignite was first extracted from the Beulah Mine in 1963. Westmoreland Mining’s subsidiary, Dakota Westmoreland Corporation, owns and operates the Beulah Mine. Westmoreland Mining acquired the Beulah Mine in May 2001 from Knife River Corporation, a subsidiary of MDU Resources Group, Inc.

        The Savage Mine is located on approximately 1,600 acres in Richland County, Montana, near the town of Sidney. Production began at the Savage Mine in 1958. Westmoreland Mining’s subsidiary, Westmoreland Savage Corporation, owns and operates the Savage Mine. Westmoreland Mining acquired the Savage Mine in May 2001 from Knife River Corporation.

        The following table presents the sales from our mines in the last three years:

Coal Sales by Mine (in tons)
Year	Absaloka	Rosebud	Jewett	Beulah	Savage
2003	6,016,000	11,003,000	7,462,000	2,816,000	379,000
2002	5,160,000	10,061,000	7,105,000	3,006,000	337,000
2001	5,904,000	11,284,000(1)	7,138,000(2)	3,087,000(3)	346,000(4)

        (1) Of this amount, 7,610,000 tons were sold in 2001 after we acquired the mine.
        (2) Of this amount, 4,463,000 tons were sold in 2001 after we acquired the mine.
        (3) Of this amount, 2,014,000 tons were sold in 2001 after we acquired the mine.
        (4) Of this amount, 236,000 tons were sold in 2001 after we acquired the mine.

        Coal and the Production of Electricity

        Over the last fifty years, coal has played a significant role in generating the United States’ electricity. The following table, derived from the Energy Information Administration’s data, shows coal’s share in the production of all electricity in the United States:

Year	Electricity generated by all sources (billions of kilowatt hours)(1)	Electricity generated by coal (billions of kilowatt hours)	Coal-generated elec- tricity as a percent -tage of all electricity
1950	334	154	46%
1960	759	403	53%
1970	1,535	704	46%
1980	2,290	1,162	51%
1990	3,038	1,594	52%
2000	3,802	1,966	52%
2002(2)	3,839	1,926	50%

(1)	All sources include all fossil fuels other than coal, nuclear electric power, hydroelectric pumped storage, renewable energy (including conventional hydroelectric power), and other.
(2)	Preliminary.

The EIA estimates that the demand for coal used to generate electricity will increase 1.8% per year from 2002 through 2025.

        Customers, Competition and Coal Supply Agreements

        We supply coal to plants that generate electricity. These plants compete with all other producers of electricity to be dispatched, or called upon to generate power. We compete with many other suppliers of coal to provide fuel to these plants.

        We believe that the competitive advantage of our mines derives from two factors:

•	all of our mines are the lowest cost-suppliers to each of their respective principal customers; and

•	nearly all of the power plants we supply were specifically designed to use our coal.

The plants we supply are among the lower cost producers of electric power in their respective regions and employ emissions control technology. As a result, we believe that the power-generating plants that we supply are more likely to be dispatched, and that our mines will be supplying the coal that powers these generating units. The baseload is the part of the total demand for energy that does not vary over a given period of time, and a baseload or baseloaded power plant is a plant that supplies this relatively constant demand. The power-generating plants we supply are all baseloaded.

        From the standpoint of a purchaser of coal, two of the principal costs of burning coal are the cost of the coal and the cost of transporting the coal from the point of extraction to the purchaser. The principal customers of the Rosebud, Jewett and Beulah Mines are located adjacent to the mines, so that the coal for these customers can be delivered by conveyor belt or in-pit truck rather than by more expensive means such as on-road truck or rail. The customers of the Savage Mine are located 25-30 miles from the mine, so that coal can be transported economically by on-road truck. The Absaloka Mine enjoys about a 300 rail mile advantage over its principal competitors from the Southern Powder River Basin, or SPRB. We believe that all of our mines are the lowest cost-suppliers to each of their respective principal customers, and that some of our mines are also in a position to be the next lowest cost-suppliers to these customers.

        The Rosebud Mine’s primary customers are the owners of the four-unit Colstrip Station, which has a generating capacity of approximately 2,200 MW and is located adjacent to the mine. The Rosebud Mine has supplied the Colstrip Station since 1975, when Colstrip Units 1&2 commenced commercial operations. Western Energy sells this coal under long-term contracts expiring in 2009 for Colstrip Units 1&2 and in 2019 for Colstrip Units 3&4. The contract with Colstrip Units 1&2 specifies a base price per ton that is subject to adjustment for specified indices and changes in our costs. Under this contract, we are also entitled to receive our costs plus a reasonable profit, which is redetermined or reopened at 5 year intervals. We describe the results of the final reopener under that contract above, under “Summary – Recent Developments.” Western Energy’s coal supply agreement with the owners of Colstrip Units 3&4 is a cost-plus arrangement that provides a return on our investment on mine assets plus the payment of specified types of fees. The owners of Colstrip Units 3&4 also compensate Western Energy under a separate contract for transporting the coal to them on a conveyor belt that Western Energy owns. With some exceptions, the contracts with the owners of the Colstrip Station are full requirements contracts; that is, the Colstrip Units are required to purchase all their coal requirements from or through the Rosebud Mine. The Rosebud Mine also supplies coal to Minnesota Power under a coal supply agreement that expires in 2008. Under this contract, Minnesota Power pays a base price per ton, which will increase in the future by fixed percentages.

        The Jewett Mine’s sole customer is Texas Genco, L.P., the owner of the two-unit Limestone Electric Generating Station, which has a generating capacity of approximately 1,710 MW and is located adjacent to the mine. The Jewett Mine has supplied the Limestone Station since 1985, when it commenced commercial operations. The Jewett Mine sells lignite to Texas Genco pursuant to an Amended Lignite Supply Agreement, or ALSA, that expires in 2015. The ALSA provides for the annual determination of volumes and pricing, with pricing based on an equivalent value of coal from Wyoming’s Southern Powder River Basin, as delivered to and used at the Limestone Station. Northwestern Resources and Texas Genco have disputed the proper interpretation of some elements of the ALSA from time to time. In January 2004, Northwestern Resources and Texas Genco settled some of the disputes between them. Among other things, Texas Genco committed to purchase approximately 7 million tons of lignite from the Jewett Mine per year during the years 2004 through 2007, and, for that same period, the parties agreed to the price for that lignite.

        The Beulah Mine supplies the Coyote Station, which has a generating capacity of approximately 420 MW and is located adjacent to the mine, and the Heskett Station, which has a generating capacity of 100 MW and is located in Mandan, North Dakota, approximately 74 miles from the mine. Coal is shipped to the Heskett Station on the Burlington Northern Santa Fe Railway. The Beulah Mine has supplied the Coyote Station since 1981, when it commenced commercial operations, and the Heskett Station since 1963. The contract with the Coyote Station expires in 2016. The contract with the Heskett Station expires in 2005, but we have the option to renew it for an additional five years. The price of the coal under these contracts is based on some of the Beulah Mine’s costs, is adjusted for specified indices and mine costs, and for the Coyote Station is supplemented by a provision setting forth guaranteed minimum and maximum net income levels. The Beulah Mine’s contracts with the Coyote Station and, with a minor exception, the Heskett Station, are each full requirements contracts.

        The Savage Mine supplies coal to the Lewis & Clark Station, which has a generating capacity of approximately 49 MW, and the Sidney Sugars plant, which uses coal from the Savage Mine to heat its boilers and process sugar beets. These facilities are located approximately 25 and 30 miles from the mine, respectively, so that coal can be transported to them economically by on-road truck. The Savage Mine has supplied the Lewis & Clark Station since 1958, when it commenced commercial operations. The Savage Mine’s contracts with the Lewis & Clark Station and the Sidney Sugars plant run until 2007 and 2008, respectively. These contracts, which involve smaller volumes than our other coal supply contracts, are, with minor exceptions, each full requirements contracts.

        The Absaloka Mine faces a different competitive situation than our other mines. The Absaloka Mine sells its coal in the rail market, to utilities located in the northern tier of the United States that are served by the Burlington Northern Santa Fe Railway. These utilities may purchase coal from us or from other producers, and we compete with other producers on the basis of price and quality, with the purchasers also taking into account the cost of transporting the coal to their plants. The Absaloka Mine was developed to supply the Sherburne County Station, a three unit power plant near Minneapolis, Minnesota, with a generating capacity of 2,292 MW. The Absaloka Mine has a transportation advantage to the Sherburne County Station because it is located about 300 rail miles closer to that power plant than other mines competing for that business. The Absaloka Mine has supplied the Sherburne County Station since 1976, when it commenced commercial operations. The Absaloka Mine has three separate coal sales contracts to supply the Sherburne County Station.

•	The Absaloka Mine supplies coal to Xcel Energy under two contracts, one covering 3.4 million tons per year that expires in 2007 and one covering 1.0 million tons per year that expires in 2006. We receive prices under these contracts that are adjusted by specified indices.

•	The Absaloka Mine also supplies coal to Western Fuels Association, the fuel buyer for Southern Minnesota Municipal Power Agency or SMMPA, covering almost all of SMMPA’s fuel requirements for Unit 3 at the Sherburne County Station, or approximately 1.5 million tons per year. This contract expires in 2007. The price we receive under this contract is also adjusted by specified indices.

The Absaloka Mine also sells coal to the Xcel Energy’s A.S. King Station, which is located in Bayport, Minnesota, and to Consumers Energy Company through Midwest Energy Resources Company for Consumers’ Cobb and Weadock stations, which are located in Muskegon and Essexville, Michigan, under contracts expiring in 2007 and 2004, respectively. In February 2004, we reached agreement with the Crow Tribe for exploration of new coal reserves in order to continue serving customers beyond exhaustion of the reserves in our existing lease.

        The following table shows, for each of the past five years, our coal revenues, the tons sold from mines that we owned at the time of production, the percentage of our coal sales made under long-term contracts and the weighted average price per ton that we received under these long-term contracts.

Year	Coal Revenues (in 000’s)	Coal Sales in Equivalent Tons (in 000’s)	Percentage of Coal Sales Under Long-Term Contracts	Weighted Average Price Per Ton Received under Long-Term Contracts
2003	$ 294,986	27,762	99%	$ 10.45
2002	301,235	26,062	100%	11.29
2001	231,048	20,503	99%	11.05
2000	35,137	4,910	100%	7.16
1999	38,539	5,466	100%	7.05

        The weighted average price per ton that we received declined from 2002 to 2003 principally because, as we anticipated, effective July 1, 2002, the Jewett Mine transitioned from cost-plus-fees pricing to pricing based on an equivalent value of coal from Wyoming’s Southern Powder River Basin, as delivered to and used at the Limestone Station. Our coal revenues include amounts earned by our coal sales company from sales of coal produced by mines other than ours. In 2003 and 2002, these amounts were $5.5 million and $6.8 million, respectively.

        We consider a contract that calls for deliveries to be made over a period longer than one year a long-term contract. In 2003, our two largest contract customers, the owners of Colstrip Units 3&4 and Texas Genco, accounted for 34% and 24%, respectively, of our coal revenues. No other customer or contract accounted for as much as 10% of our coal revenues in 2003. The owners of Colstrip Units 3&4 are Avista Corporation, NorthWestern Corporation, PacifiCorp, Portland General Electric Company, PPL Montana LLC and Puget Sound Energy, Inc.

        The following table presents our estimate of the sales under our existing long-term contracts for the next five years. The prices for these tons are subject to revision and adjustments based upon market prices, certain indices and/or cost recovery. We also expect to continue to supply customers whose contracts expire before the end of 2008, but we have not included those tonnages in this projection.

Projected Sales Tonnage Under
Existing Long-Term Contracts (in millions of tons)

2004	29.6
2005	28.8
2006	28.3
2007	27.8
2008	22.3

This table reflects existing contracts only and takes into account existing terms and volume provisions, as well as scheduled outages at our customers’ plants, where known. We anticipate replacing sales as contracts expire with extensions, new contracts or spot sales over the life of our coal reserves.

        Protecting the Environment

        We consider ourselves stewards of the environment. We reclaim the areas that we mine, and we believe that our activities are in compliance with all material federal, state and local laws and regulations.

        Our reclamation activities consist of filling the voids created during coal removal, replacing sub-soils and top-soils and then re-establishing the vegetative cover. At the conclusion of our reclamation activities, the area disturbed by our mining will look similar to what it did before we mined. Before we are released from all liability under our permits, we are required to restore the area where we removed coal to a productive state that meets or exceeds the use of the land before we mined.

        We address the impacts our mining operations have on wildlife habitat and on sites with cultural significance. At the Jewett Mine, we preserve the nesting area of the Interior Least Tern, a bird threatened in the region. The Rosebud Mine has altered its mining plan to preserve Native American petroglyphs on rock formations. Similar culturally significant sites have been excavated by trained archeologists. Historic buildings on mine property have been moved to preserve them.

        Safety

        Safety is important to us. We maintain active safety programs at all of our mines. Our mines strive to achieve 100% compliance with safe practices, safety rules, and regulations. Based on data from the Mine Safety and Health Administration or MSHA, an agency of the U.S. Department of the Interior, our mines and maintenance shops had a lost-time incident rate of 1.48 in 2003, compared to the national average of 2.21. The lost-time incident rate is an industry standard measure of safety performance for surface mines that measures frequency of events that result in an employee’s missing time from work.

Independent Power Operations

        Through Westmoreland Energy LLC and its direct and indirect subsidiaries, we own interests in three power-generating plants:

•	a 50% interest in the Roanoke Valley I Project, a 180 MW coal-fired plant located in Weldon, North Carolina;

•	a 50% interest in the Roanoke Valley II Project, a 50 MW coal-fired plant also located in Weldon, North Carolina; and

•	a 4.49% interest in the Fort Lupton Project, a 290 MW natural-gas fired plant located in Fort Lupton, Colorado.

We call the Roanoke Valley units ROVA I and ROVA II and both units the ROVA Project.

        The ROVA Project and the Fort Lupton Project are each independent power projects. Independent power projects are power-generating plants that were not built by the regulated utility that purchases the plant’s output.

        Each of these projects has a long-term contract with a fuel supplier and a long-term contract with a steam host, a business that uses the steam that is generated in the production of power. These projects also have long-term contracts with electric utilities, which purchase the power that the projects generate. The table below presents information about each of our projects.

Project	Roanoke Valley I	Roanoke Valley II	Ft. Lupton
Location	Weldon, North Carolina	Weldon, North Carolina	Ft. Lupton, Colorado
Gross capacity (MW)	180 MW	50 MW	290 MW
Our equity ownership	50.0%	50.0%	4.49%
Electricity purchaser	Dominion Virginia Power	Dominion Virginia Power	Public Service of Colorado
Steam host	Patch Rubber Company	Patch Rubber Company	Rocky Mtn. Produce, Ltd
Fuel type	Coal	Coal	Natural Gas
Fuel supplier	TECO Coal/ CONSOL	TECO Coal/ CONSOL	Thermo Fuels, Inc.
Commercial operation commencement date	1994	1995	1994
Contracts with steam host & electricy purchaser expire in	2019	2020	Unit 1 - 2019 Unit 2 - 2009

        Like the power plants to which we sell coal, these projects compete with all other producers of electricity, principally on the basis of price. The ROVA Project is baseloaded and sells power pursuant to a long-term contract to Dominion Virginia Power under rates established in power purchase agreements and approved by regulatory agencies. In 2003, ROVA I had a capacity factor of 89% and ROVA II had a capacity factor of 90%. ROVA I produced 1,301,000 MWH in 2003; ROVA II produced 352,000 MWH during the year.

        The Fort Lupton Project is a peaking plant. It provides power only when the demand for electricity exceeds the output of baseloaded units. The Fort Lupton Project produced approximately 899,000 MWH during 2003.

Other Activities

        As part of our 2001 acquisitions, we obtained the stock of North Central Energy Company. North Central owns property and mineral rights in southern Colorado. In 2003, North Central leased the rights to explore, drill and produce coalbed methane gas to Petrogulf Corporation for $300,000 and a royalty interest on production from wells drilled on North Central’s properties. Coalbed methane gas is natural gas that occurs in coal beds. Coalbed methane gas typically has a heating value, or Btu content, similar to that of other forms of natural gas and has uses identical to and competes with other forms of natural gas. As of December 31, 2003, twelve wells had been drilled. Commercial production began in early 2004. In 2003, North Central also sold surface and mineral property to local land owners for $1.4 million.

        We have elected to retain some of the risks associated with operating our company. We have established a wholly-owned, consolidated insurance subsidiary, Westmoreland Risk Management Ltd., which provides our primary layer of property and casualty insurance, thereby reducing the effect of escalating insurance premiums in those lines. We reduce our exposure by insuring for losses in excess of our retained limits with third party insurance companies. Westmoreland Risk Management is a Bermuda corporation. We have elected to report Westmoreland Risk Management as a taxable entity in the United States.

        We previously owned a 20% partnership interest in Dominion Terminal Associates, the owner of a coal storage and vessel-loading facility in Newport News, Virginia. We sold our interest in DTA effective June 30, 2003.

        Except for the assets of Westmoreland Risk Management, all of our assets are located in the United States. We had no export sales and derived no revenues from outside the United States during the five-year period ended December 31, 2003.

Seasonality

        Our business is somewhat seasonal:

•	The owners of the power plants to which we supply coal typically schedule maintenance for those plants in the spring and fall, when demand for electric power is typically less than it is during other seasons. Because the power plants to which we supply coal are typically dispatched less in the spring and fall, our coal revenues are usually higher in the winter and summer.

•	The ROVA Project also typically undergoes scheduled maintenance in the spring and fall, so our equity in earnings from independent power is also lower in those seasons.

Government Regulation

        Numerous federal, state and local governmental permits and approvals are required for mining and independent power operations. Both our coal mining business and our independent power operations are subject to extensive governmental regulation, particularly with regard to matters such as employee health and safety and permitting and licensing requirements that cover all phases of environmental protection. The permitting process encompasses both federal and state laws, addressing reclamation and restoration of mined land and protection of hydrologic resources. Federal regulations also protect the benefits for current and retired coal miners.

        We believe that our operations comply with all applicable laws and regulations, and it is our policy to operate in compliance with all applicable laws and regulations, including those involving environmental matters. However, because of extensive and comprehensive regulatory requirements, violations occur from time to time in the mining and independent power industries. None of the violations to date or the monetary penalties assessed upon us has been material.

        Environmental Laws

        We are subject to various federal, state and local environmental laws. Some of these laws, discussed below, place many requirements on our mines and the independent power plants in which we own interests.

        Surface Mining Control and Reclamation Act. The Surface Mining Control and Reclamation Act of 1977, or SMCRA, which is administered by the Office of Surface Mining Reclamation and Enforcement, or OSM, establishes mining, environmental protection and reclamation standards for all aspects of surface mining. OSM may delegate authority to state regulatory programs if they meet OSM standards. OSM has approved reclamation programs in Montana, North Dakota and Texas, and these states’ regulatory agencies have assumed primacy in mine environmental protection and compliance. Mine operators must obtain permits issued by the state regulatory authority. OSM maintains oversight authority on the permitting and reclamation process. We endeavor to comply with approved state regulations and those of OSM through contemporaneous reclamation, maintenance and monitoring activities. Contemporaneous reclamation is reclamation conducted on a reasonably current basis following the mining of an area.

        Each of our mining operations must obtain all required permits before any activity can occur. Under the states’ approved program, an applicant for a permit must address requirements for coal prospecting; mine plan development; topsoil removal, storage and replacement; selective handling of overburden materials; mine pit backfilling and grading; protection of the hydrologic balance; subsidence control for underground mines; surface drainage control; mine drainage and mine discharge control and treatment; and re-vegetation. While there may be some general differences between the states’ SMCRA-approved programs, they are all similar. A permit applicant must supply detailed information regarding its proposed operation including detailed studies of site-conditions before active mining begins, extensive mine plans that describe mining methods and impacts and reclamation plans that provide for restoration of all disturbed areas. The state regulatory authority reviews the submission for compliance with SMCRA and generally engages in a process that involves critical comments designed to ensure regulatory compliance and successful reclamation. When the state is satisfied that the permit application satisfies the requirements of SMCRA, it will issue a permit. To ensure that the required final reclamation will be performed, the state requires the permit-applicant to post a bond that secures the reclamation obligation. The bond will remain in place until all reclamation has been completed.

        SMCRA requires compliance with many other major environmental programs. These programs include the Clean Air Act; Clean Water Act; Resource Conservation and Recovery Act or RCRA; and Comprehensive Environmental Response, Compensation, and Liability Acts or CERCLA. Besides OSM, other Federal regulatory agencies are involved in monitoring or permitting specific aspects of mining operations. The EPA is the lead agency for states or Indian Tribes with no authorized programs under the Clean Water Act, RCRA and CERCLA. The U.S. Bureau of Alcohol, Tobacco and Firearms, or ATF, regulates the storage, handling and use of explosives.

        Clean Air Act. The Clean Air Act, the 1990 amendments to the Clean Air Act, which we call the Clean Air Act Amendments, and the corresponding state laws that regulate air emissions affect our independent power interests and our mines both directly and indirectly. Direct impacts on coal mining and processing operations may occur through the Clean Air Act’s permitting requirements and/or emission control requirements. The Clean Air Act directly affects the ROVA Project and indirectly affects our mines by extensively regulating the emissions from our customers’ plants into the air of particulates, fugitive dust, sulfur dioxide, nitrogen oxides and other compounds emitted by coal-fired generating plants.

        Title IV of the Clean Air Act Amendments places limits on sulfur dioxide emissions from power-generating plants and sets baseline emission standards for these facilities. The affected electricity generators have been able to meet these requirements by, among other ways, switching to lower sulfur fuels, installing pollution control devices, such as flue gas desulfurization systems, which are known as “scrubbers,” reducing electricity generating levels or purchasing sulfur dioxide emission allowances. Emission sources receive sulfur dioxide emission allowances, which can be traded or sold.

        The Clean Air Act Amendments also require power plants that are major sources of nitrogen oxides in moderate or higher ozone non-attainment areas to install reasonably available control technology for nitrogen oxides, which are precursors of ozone. In addition, the EPA promulgated final rules that would require coal-burning power plants in 19 eastern states and Washington, D.C. to make substantial reductions in nitrogen oxide emissions beginning in May 2004. Installation of additional control measures required under the final rules will make it more costly to operate coal-fired generating plants. We discuss these rules below in more detail in the context of the ROVA Project.

        Clean Water Act. The Clean Water Act of 1972 affects coal mining operations by establishing the National Pollutant Discharge Elimination System, or NPDES, which sets standards for in-stream water quality and treatment for effluent and/or waste water discharges. Regular monitoring, reporting requirements and performance standards are requirements of NPDES permits that govern the discharge of pollutants into water. States are also adopting anti-degradation regulations in which a state designates certain water bodies or streams as “high quality.” These regulations would prohibit the diminution of water quality in these streams. Waters discharged from coal mines to high quality streams will be required to meet or exceed new high quality standards. The designation of high quality streams at our coal mines could require more costly water treatment and could aversely affect our coal production. We believe that all of our mines are in compliance with current discharge requirements.

        Resource Conservation and Recovery Act. The Resource Conservation and Recovery Act, which was enacted in 1976, affects coal mining operations by establishing requirements for the treatment, storage and disposal of hazardous wastes. Coal mine wastes, such as overburden and coal cleaning wastes, are exempted from hazardous waste management. The EPA has also exempted coal combustion wastes from hazardous waste management under RCRA. Although coal combustion wastes disposed in surface impoundments and landfills or used as mine-fill are subject to regulation as non-hazardous wastes under RCRA, we do not anticipate that the regulation of coal combustion wastes will have any material effect on the amount of coal used by electricity generators so long as the EPA continues to exempt coal combustion wastes from hazardous waste management.

        Proposed Environmental Rules

        On January 30, 2004, the EPA proposed two rules:

•	Rule to Reduce Interstate Transport of Fine Particulate Matter and Ozone, now known as the Clean Air Interstate Rule, or CAIR

•	Proposed National Emission Standards for Hazardous Air Pollutants, now known as the Utility Mercury Reductions Rule, or Mercury Rule

Because different types of coal vary in their chemical composition and combustion characteristics, the proposed regulations could also alter the relative competitiveness among coal suppliers and coal types.

        Clean Air Interstate Rule. In the CAIR, the EPA proposed to require that 29 states and the District of Columbia reduce emissions of sulfur dioxide and nitrogen oxide in two phases, beginning in 2010. The states covered by this rule include the states in which the ROVA Project and the principal customers of the Jewett and Absaloka Mines are located. One version of the proposal would also cover North Dakota, where the principal customers of the Beulah Mine are located.

        The EPA proposed that states meet their reduction obligations, or budgets, by capping sulfur dioxide and nitrogen oxide emissions from electric generating units, or EGUs, including those that burn coal. The EPA proposed two alternatives for regulating emissions, a cap-and-trade program and programs adopted by individual states.

•	The first alternative would establish a cap-and-trade program under the CAIR; it would essentially utilize the existing cap-and-trade program for sulfur dioxide emissions under Title IV of the Clean Air Act and create a new cap-and-trade program for nitrogen oxide modeled largely on the existing sulfur dioxide program. Under this alternative, the EPA would establish budgets, or caps, on the total emissions of sulfur dioxide and nitrogen oxide from EGUs in the states covered by the rule. For sulfur dioxide, EGUs would be required to hold existing Title IV allowances to cover actual emissions. Beginning in 2010, EGUs would be required to hold 2 allowances per ton emitted, and that ratio would increase to 3 allowances per ton emitted in 2015. For nitrogen oxide, each EGU would receive a set amount of allowances to emit nitrogen oxide beginning in 2010. In 2015 the number of allowances would be reduced. An EGU whose emissions of either pollutant would exceed the level of allowances allocated to it could bring itself into compliance by installing pollution control equipment, switching fuels or buying allowances. In 2002, EGUs in the relevant states emitted 9.3 million tons of sulfur dioxide and 3.7 million tons of nitrogen oxide. The cap-and-trade alternative proposes to reduce annual emissions of sulfur dioxide to 3.9 million tons by 2010 and 2.7 million tons by 2015 and annual emissions of nitrogen oxide to 1.6 million tons by 2010 and 1.3 million tons by 2015.

•	The second alternative would allow the relevant states to determine their own methods for reducing emissions of sulfur dioxide and nitrogen oxide to meet the proposed budgets in the CAIR.

        The EPA has announced that it expects to adopt some form of the CAIR by the end of 2004. How the rule would affect us will depend on, among other things, the final form of the rule, including whether North Dakota is covered by the final rule, and the allocation of available emissions allowances.

        Mercury Rule. In the Mercury Rule, the EPA proposed three alternative methods for regulating emissions of mercury. One alternative would require EGUs to meet an emissions limit that is based on the installation of controls known as “maximum achievable control technologies,” or MACT. The second and third alternatives would establish standards of performance and a cap-and-trade program, one under Section 111 of the Clean Air Act and one under Section 112 of the Clean Air Act. The Mercury Rule would apply to all EGUs. According to the EPA, there are neither precombustion techniques nor proven technologies that are currently commercially available for reducing mercury emissions from lignite-burning units to the level contemplated by the version of the MACT standard contained in the proposed rule, and there is also currently no proven technology for accurately measuring the mercury content in emissions.

•	Under the MACT alternative, the EPA would limit mercury emissions that could be emitted from EGUs for every trillion Btu those units produce. As currently proposed, this alternative would limit mercury emissions from lignite-burning EGUs to 9.2 pounds of mercury for every trillion Btu produced, commencing as early as 2007. Mercury emissions from the Limestone Station, which burns lignite produced by our Jewett Mine, exceed 9.2 pounds of mercury per trillion Btu, and mercury emissions from the Coyote Station, which burns lignite produced by our Beulah Mine, may exceed 9.2 pounds of mercury per trillion Btu.

•	Under the two cap-and-trade alternatives, EGUs would be required to hold sufficient allowances to cover their emissions of mercury each year. The two alternative cap-and-trade programs would allocate emissions allowances for mercury differently. One alternative would allocate allowances to individual EGUs. Under the other alternative, the EPA would allocate to each state specified amounts of emissions allowances, and the states would allocate allowances to EGUs. Under both alternatives, EGUs would be able to trade their allowances. In 2002, EGUs emitted approximately 48 tons of mercury. The cap-and-trade alternatives propose to reduce EGUs’ annual emissions of mercury to 34 tons by 2010 and 15 tons by 2018. An EGU with mercury emissions higher than its allocated allowance level could bring itself into compliance by installing pollution control equipment, switching fuels or buying allowances.

        How the rule would affect us will depend on, among other things, the final regulatory scheme adopted by the EPA. If the EPA were to adopt a version of the Mercury Rule that limits emissions of mercury to 9.2 pounds for every trillion Btu produced from lignite-burning plants, then sales from the Jewett Mine and the Beulah Mine could be significantly reduced; if the EPA were to adopt a version of the rule that contains a cap-and-trade approach, we could face increased pressure to reduce the price for our lignite to offset in part the cost of purchasing emissions allowances; and if the EPA were to adopt any form of the Mercury Rule, we could face increased pressure to reduce the price for our lignite to offset in part any costs for any technological solutions that might be developed.

        The EPA issued a Supplemental Proposed Rule on March 16, 2004. Based on a preliminary review of the docket for the proposed Mercury Rule, it appears that the EPA received over 500,000 comments on the proposed rule, many suggesting that the EPA should fundamentally change the three alternatives contained in the proposal. The EPA has announced that it expects to adopt some version of the Mercury Rule by March 15, 2005.

        Health and Benefits

        Mine Safety and Health. Congress enacted the Coal Mine Health and Safety Act in 1969. The Federal Mine Safety and Health Act of 1977 significantly expanded the enforcement of safety and health standards and imposed safety and health standards on all aspects of mining operations. The states in which we operate have programs for mine safety and health regulation and enforcement. Our safety activities are discussed above.

        Black Lung. Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973.

        Coal Act. As discussed in more detail above, the Coal Industry Retiree Health Benefit Act imposes substantial costs on us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Estimates and Related Matters – Postretirement Benefits and Pension Obligations.”

        Independent Power

        Many of the environmental laws and regulations described above, including the Clean Air Act Amendments, the Clean Water Act and RCRA, apply to our independent power plants as well as to our coal mining operations. These laws and regulations require a lengthy and complex process of obtaining licenses, permits and approvals from federal, state and local agencies. Meeting the requirements of each jurisdiction with authority over a project can delay or sometimes prevent the completion of a proposed project, as well as require extensive modifications to existing projects. The operators of the ROVA and Fort Lupton Projects are responsible for obtaining the required permits and complying with the relevant environmental laws.

        On December 17, 1999, the EPA issued regulations under Section 126 of the Clean Air Act, which we call the Section 126 rule. The Section 126 rule requires combined nitrogen oxide reductions of 510,000 tons during each annual ozone season (May 1 – September 30) from specified power stations in the eastern United States, including the ROVA Project. The rule responds to petitions filed by several northeastern states under Section 126 of the Clean Air Act and seeks to control nitrogen oxide emissions that the petitioning states allege prevent them from attaining the ambient air quality standards for ozone. Each source is assigned a nitrogen oxide emissions allocation, and sources can reduce emissions to meet the allocation or purchase allowances.

        North Carolina has adopted regulations that require compliance with the new nitrogen oxide limits beginning in June 2004.

        At this time, the ROVA Project is evaluating strategies for complying with the Section 126 rule. In 2000, the ROVA Project installed a neural network in its boilers. The neural network increases boiler efficiency and reduces nitrogen oxide and carbon monoxide emissions. While the neural network reduces the level of nitrogen oxide and carbon monoxide emissions from the ROVA Project, the project’s operator is evaluating additional compliance strategies, including installation of additional pollution control equipment and/or emissions trading.

Employees

        Including our subsidiaries, we directly employed 919 people on December 31, 2003, compared with 882 people on December 31, 2002. We hired more employees in 2003 in order to increase production from the Rosebud Mine. Westmoreland Coal Company is not party to any agreement with the United Mine Workers of America, or UMWA, and its last agreement with the UMWA expired on August 1, 1998. However, our Western Energy subsidiary is party to an agreement with Local 400 of the International Union of Operating Engineers, or IUOE. In addition, our Dakota Westmoreland and Westmoreland Savage subsidiaries assumed agreements with Local 1101 of the UMWA and Local 400 of the IUOE, respectively, when we purchased Knife River’s assets.

Information about Segments

        Coal revenues accounted for 93%, 95%, 95% and 94% of our consolidated revenues in the first quarter of 2004 and in 2003, 2002 and 2001, respectively. Equity in earnings from independent power operations accounted for the balance of our consolidated revenues in the first quarter of 2004 and in each such year. Please refer to Note 13 of our consolidated financial statements for additional information about the segments of our business.

Available Information

        Our Internet address is www.westmoreland.com. We do not intend for the information on our website to constitute part of this report. We make available, free of charge on or through our Internet website, our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we file those materials electronically with, or furnish them to, the Securities and Exchange Commission.

PROPERTIES

        We operate mines in Montana, Texas and North Dakota. All of these mines are surface or open-pit mines. These properties contain coal reserves and coal deposits. A coal reserve is that part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination. A coal deposit is a coal bearing body, which has been appropriately sampled and analyzed in trenches, outcrops, and drilling to support sufficient tonnage and grade to warrant further exploration work. This coal does not qualify as a coal reserve until, among other things, we conduct a final comprehensive evaluation based upon unit cost per ton, recoverability, and other material factors and conclude that it is legally and economically feasible to mine the coal.

        We include in coal reserves 162 million tons that are not fully permitted but that otherwise meet the definition of coal reserves. Montana, Texas and North Dakota each use a permitting process approved by the Office of Surface Mining. We describe that process in this prospectus under “Business – Governmental Regulation,” and we explain our assessment of that process as applied to these 162 million tons below.

        All of our final reclamation obligations are secured by bonds as required by the respective state agencies. Payment of the actual cost of the major portion of final reclamation is the responsibility of third parties. Contemporaneous reclamation activities are performed at each mine in the normal course of operations and coal production.

        The following table provides information about our mines as of December 31, 2003.

	Absaloka Mine	Rosebud Mine	Jewett Mine	Beulah Mine	Savage Mine
Owned by	Westmoreland Resources, Inc.	Western Energy Company	Northwestern Resources Co.	Dakota Westmoreland Corporation	Westmoreland Savage Corporation
Location	Big Horn County, MT	Rosebud and Treasure Counties, MT	Leon, Freestone and Limestone Counties, TX	Mercer and Oliver Counties, ND	Richland County, MT
Coal Reserves (thousands of tons) Proven (1) Probable (3)	53,586(2) 0	233,841(2) 0	99,859 0	40,471(2) 3,815	12,900(2) 4,008
Permitted Reserves (thousands of tons)	28,000	154,941	99,859	6,000	4,300
Coal Deposits (thousands of tons)(4)	576,584	280,000	0	0	0
2003 Production (thousands of tons)	6,016	11,003	7,462	2,816	379
Lessor	Crow Tribe	Federal Govt; State of MT; Great Northern Properties	Private parties	Private parties; State of ND; Federal Govt	Federal Govt; Private parties
Lease Term	Through exhaustion	Varies	Varies	2009-2019	Varies
Curent production capacity (millions of tons)	7	12	7	4	0.4
Coal type	Sub-bituminous	Sub-bituminous	Lignite	Lignite	Lignite
Acres disturbed by mining	3,520	14,652	13,250	4,221	503
Acres for which reclamation is complete	2,400	6,782	8,816	2,849	209
Major customers	Xcel Energy, Western Fuels Assoc., Midwest Energy	PPL Montana, Puget Sound, Portland General, Avista, Pacificorp, Minnesota Power	Texas Genco	Otter Tail, MDU, Minnkota, Northwestern Public Service	MDU, Sidney Sugars
Delivery method	Rail	Truck / Rail / Conveyor	Conveyor	Conveyor / Rail	Truck
Approx. heat content (BTU/lb.) (5)	8,700	8,529	6,670	7,000	6,371
Approx. sulfur content (%) (6)	0.63	0.74	1.00	1.00	0.45
Year opened	1974	1975(7)	1985	1963	1958
Total tons mined since inception (million of tons)	127.8	346	141	79	12

(1)	Proven coal reserves are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. In addition, all coal reserves are "assigned" coal reserves: coal that we have committed to operating mining equipment and plant facilities.
(2)	Includes tons for each mine as described below that are not fully permitted but otherwise meet the definition of "proven" coal reserves.
(3)	Probable reserves are reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.
(4)	We have assigned all coal deposits to operating mining equipment and plant facilities.
(5)	Approximate heat content applies to the coal mined in 2003.
(6)	Approximate sulfur content applies to the tons mined in 2003.
(7)	Initial sales from the current mine complex began in 1975. Mining first occurred at the site in 1924.

We lease all our coal properties except at the Jewett Mine, where some reserves are controlled through fee ownership. We believe that we have satisfied all conditions that we must meet in order to retain the properties and keep the leases in force.

Absaloka Mine

        Our Westmoreland Resources subsidiary began constructing the mine in late 1972. Construction was completed in early 1974. Westmoreland Resources has been the mine’s only owner.

        The Absaloka Mine’s primary excavating machine (completed in 1979) is a dragline with a bucket-capacity of 110 cubic yards. Westmoreland Resources owns the dragline. The Absaloka Mine’s facilities consist of a truck dump, primary and secondary crushers, conveyors, coal storage barn, train loadout, rail loop, shop, warehouse, boiler house, deep well and water treatment plant and other support facilities. These facilities date from the construction of the mine. Westmoreland Resources’ mining contractor and minority stockholder owns most of the other equipment at the mine.

        We believe that all the coal reserves and coal deposits shown in the table above for the Absaloka Mine are recoverable through the Absaloka Mine’s existing facilities with current technology and the existing infrastructure. These reserves and deposits were estimated to be 799.8 million tons as of January 1, 1980, based principally upon a report by IntraSearch Inc., an independent firm of consulting geologists, prepared in February 1980.

        Westmoreland Resources leases all of its remaining coal reserves and coal deposits from the Crow Tribe of Indians. The lease runs until exhaustion of the mineable and merchantable coal in the acreage subject to the lease. In February 2004, Westmoreland Resources reached an agreement with the Crow Tribe to explore and develop additional acreage located on the Crow reservation immediately adjacent to the Absaloka Mine.

        Washington Group, which owns 20% of Westmoreland Resources and mines the coal at the Absaloka Mine under a contract with Westmoreland Resources, is contractually responsible for reclaiming the Absaloka Mine, whatever the cost, except for $1.7 million, which is the responsibility of Westmoreland Resources and is being funded through annual payments of $113,000 through 2005. Washington Group is also contractually obligated to fund a reclamation escrow account or post security for its reclamation obligation. After reclamation is complete, Westmoreland Resources is responsible for maintaining and monitoring the reclaimed property until the release of the reclamation bond. For the property mined through December 31, 2003, Westmoreland Resources’ estimated future cost of maintaining and monitoring the property until bond release is $1.5 million.

        Of the 53.6 million tons shown for the Absaloka Mine in the table above as proven coal reserves, 25.6 million tons are not fully permitted but otherwise meet the definition of coal reserves. Westmoreland Resources has chosen not to obtain permits for all of the coal reserves in its current mine plan because it already has sufficient permitted coal to meet production, given the current rate of mining and demand, through 2007. In Montana, the Department of Environmental Quality  regulates surface mining and issues mining permits under its OSM-approved program. In Montana, it typically takes two to four years from the time an initial application is filed to obtain a new permit. Westmoreland Resources filed an application covering an estimated 25 million tons of unpermitted reserves in June 2004. We do not believe additional exploration or development of this area is necessary for Westmoreland Resources to obtain the necessary permits. Based upon our current knowledge of the permitting process in Montana and the nature of the Absaloka Mine’s reserves, we believe that there are no matters that would hinder Westmoreland Resources’ ability to obtain this mining permit on a timely basis.

        The operator of the Absaloka Mine purchases electric power under a long-term contract with NorthWestern Energy,  the local utility. The mine is accessed from Route 384 via County Road 42.

Rosebud Mine

        The Northern Pacific Railroad began mining coal for its steam locomotives at Colstrip in 1924 and continued to do so until 1958. In 1959, the Montana Power Company purchased the property. Montana Power formed Western Energy Company in 1966 to operate the Rosebud Mine and began selling coal to customers in 1968. Commercial operation of Colstrip Station began in 1975.  The long-term contracts required for this plant provided the foundation for a major expansion of the Rosebud Mine. We acquired the stock of Western Energy in 2001.

        The Rosebud Mine’s primary excavating machines are four draglines, three with bucket-capacities of 60 cubic yards, purchased in 1975, 1976 and 1980, and one with a bucket-capacity of 80 cubic yards, purchased in 1983. The Rosebud Mine’s facilities consist of truck dumps, crushing, storage, and conveying systems, a rail loadout, rail loop, shops, warehouses and other support facilities. These facilities date from 1974.

        We estimate that the Rosebud Mine had coal reserves of 233.8 million tons as of December 31, 2003.  This estimate is based on a study of the Rosebud Mine’s reserves dated October 31, 2003 conducted by Western Energy and adjusted for production since that date.  We estimate that the Rosebud Mine had coal deposits of approximately 280 million tons at the end of 2003. This estimate is based on a study of the reserves at the Rosebud Mine dated September 28, 1994, prepared by the Environmental and Engineering Department of Western Energy while it was owned by Montana Power. We updated this study in 2003. Our estimate is also based in part on a lease with the U.S. Department of the Interior that Western Energy obtained in 1999. We believe that all of these reserves are recoverable through the Rosebud Mine’s existing facilities with current technology and the existing infrastructure.

        We are responsible for reclaiming the Rosebud Mine. The owners of the Colstrip Station are responsible for paying the costs of reclamation relating to mine areas where its coal supply is produced, which is approximately 63% of the estimated total cost of final reclamation for the Rosebud Mine. Several owners have satisfied these obligations by prefunding their respective portions of those costs.

        Of the 233.8 million tons shown for the Rosebud Mine in the table above as proven coal reserves, 78.9 million tons are not fully permitted but otherwise meet the definition of coal reserves. Western Energy has chosen not to permit all of the coal reserves in its mine plan because it already has sufficient coal in its current permitted mine plan, given the current rate of mining and demand for its production, through 2013. Based upon our current knowledge of the nature of the remaining reserves and the permitting process in Montana, we believe that there are no matters that would hinder Western Energy’s ability to obtain additional mining permits in the future.

        The Rosebud Mine purchases electric power from NorthWestern Energy under regulated default supply pricing. Access to the mine is from Highway 39 via Castle Rock Road.

Jewett Mine

        Development of the Jewett Mine began in 1979, when Northwestern Resources and Utility Fuels, Inc. signed an agreement calling for production of “the most economic 240 million tons” from the project area to supply the planned Limestone Station. The coal deposit was evaluated through a series of exploration programs, including physical and chemical analysis, according to predetermined criteria. The Jewett Mine has been in continuous operation since 1985 and consists of five active areas with as many as four lignite seams within each area. Since 1979, ownership of the Limestone Station has been transferred several times, most recently to Texas Genco. We acquired the stock of Northwestern Resources in 2001.

        The Jewett Mine’s primary excavating machines consist of three walking draglines, each with a bucket-capacity of 84 cubic yards, one walking dragline with a bucket-capacity of 128 cubic yards, and one bucketwheel excavator. The Jewett Mine’s facilities consist of a truck dump, crusher, conveyors, coal storage, shop/warehouse complex, administrative support buildings and water treatment facilities. These facilities date from the construction of the mine. Texas Genco owns the draglines, the bucketwheel and other mobile equipment used to extract lignite and provides this equipment to Northwestern Resources without charge. Northwestern Resources is obligated to maintain the draglines and all other plant and equipment so that they continue to be serviceable and support production comparable to the original specifications.

        Exploration work for the mine commenced in the late 1970s, and Northwestern Resources’ geologists and engineers prepared the initial estimates of the mine’s reserves at a time when Montana Power owned Northwestern Resources. To further define the coal reserve, exploration drilling was utilized to delineate that part of the deposit that could economically be mined. Additional drilling has been conducted from time to time to further define the limits of the coal seams. As of December 31, 2003, all planned exploration is complete. We believe that all the Jewett Mine’s coal reserves are recoverable through its existing facilities with current technology and the existing infrastructure.

        Final reclamation of the Jewett Mine, at the end of its useful life, is the financial responsibility of its customer.

        The Railroad Commission of Texas, or RCT, regulates surface mining in Texas and issues mining permits under its OSM-approved program. In Texas, it typically takes eighteen months to two years from the time an initial application is filed to obtain a new permit. A permit term encompasses five years of mining. The Jewett Mine currently holds two mining permits that cover 100% of the proven coal reserves in the table above. Permit 32E is a renewal of the same general permit that has been in place and actively mined since 1985. Permit 32E expired in July 2003; however, the RCT allowed the Jewett Mine to continue to operate pending a decision on our application to renew that permit.  The RCT granted our application to renew Permit 32E in April 2004. The term of the permit now extends until July 2008. We also mine in an area covered by Permit 47, which runs through December 2006.

        The Jewett Mine purchases electric power from the Brazos River Authority and Navasota Valley Electric Cooperative. The mine may be accessed on Farm to Market Road 39.

Beulah Mine

        Knife River Corporation began producing lignite at the Beulah Mine in 1963. The mine has two working areas, the West Brush Creek area and the East Beulah area. We purchased the assets of the Beulah Mine from Knife River in 2001.

        The Beulah Mine’s primary excavating machines are a dragline with a bucket-capacity of 17 cubic yards, constructed in 1963, which operates in the West Brush Creek area, and a dragline with a bucket-capacity of 84 cubic yards, constructed in 1980, which removes overburden at East Beulah. The Beulah Mine’s facilities consist of a truck dump hopper, primary and secondary crushers, conveyors, train loadout, railroad spur, coal storage bin and coal stockpile. The support facilities include several maintenance shops, equipment storage buildings, warehouse, employee change houses, and mine office and trailers. These facilities date from 1963 and have been replaced consistent with normal industry practices.

        We estimate that the total owned and leased coal reserves at the Beulah Mine were approximately 44.3 million tons at December 31, 2003.  We believe that all of these reserves are recoverable through the Beulah Mine’s existing facilities with current technology and the existing infrastructure.

        We are responsible for reclaiming the Beulah Mine and paying the cost of our reclamation obligations.

        Of the 44.3 million tons shown for the Beulah Mine in the table above as proven and probable coal reserves, 34.5 million tons are not fully permitted but otherwise meet the definition of coal reserves. Of the total reserves shown, approximately 3.5 million tons in the West Brush Creek area and 2.5 million tons at East Beulah are fully permitted at this time. Based on the current estimated annual production rates of 500,000 and 2.5 million tons respectively, there are roughly seven and one years, respectively, remaining under the current permitted mine plans. The mine is currently awaiting approval of a permit extension that will add six years and 700 acres of permitted reserves to the East Beulah permit. North Dakota Public Service Commission regulates surface mining in North Dakota and issues mining permits under its OSM-approved program. In North Dakota, it typically takes one to two years from the time an initial application is filed to obtain a new permit.  Based on our current knowledge of the permitting process in North Dakota and the environmental issues associated with these reserves, we believe that there are no matters that would hinder our ability to obtain any mining permits in the future.

        The Beulah Mine purchases electric power from MDU. The mine is accessed from North Dakota Highway 49.

Savage Mine

        Knife River began producing lignite at the Savage Mine in 1958. We purchased the assets of the Savage Mine from Knife River in 2001.

        The Savage Mine’s primary excavating machine is a walking dragline with a bucket-capacity of 12 cubic yards. The Savage Mine’s facilities consist of a truck dump, near-pit crushing unit, conveyors, and coal stockpile; support facilities include a shop, warehouse, and mine office. These facilities date from 1958 and have been replaced consistent with normal industry practices. The processing facilities were constructed in 1996. The facilities were modified and upgraded in 2001.

        We estimate that the total owned and leased coal reserves at the Savage Mine were approximately 16.9 million tons at December 31, 2003. These reserves were estimated by our engineering staff in 2003. We believe that all of these reserves are recoverable through the Savage Mine’s existing facilities with current technology and the existing infrastructure.

        We are responsible for reclaiming the Savage Mine and paying the cost of our reclamation obligations.

        Of the tons shown for the Savage Mine in the table above as coal reserves, approximately 4.3 million tons are fully permitted at this time and 12.6 million tons are not fully permitted but otherwise meet the definition of coal reserves. We have chosen not to permit all of the coal reserves in the Savage Mine’s plan because the mine already has sufficient coal in its current permitted mine plan given the current rate of mining and demand for its production through 2017. Based upon our current knowledge of the nature of the remaining reserves and the permitting process in Montana, we believe that there are no matters that would hinder our ability to obtain additional mining permits at the Savage Mine in the future.

        The Savage Mine purchases electric power from MDU. The mine is accessed from Montana Highway 16 via County Road 107.

Other

        Refer to Note 3 to our consolidated financial statements for a description of Westmoreland Energy's properties.

LEGAL PROCEEDINGS

        We are party to legal proceedings. We have presented the proceedings below based on the name of the Westmoreland entity that is party to the proceeding. We are vigorously contesting each of these proceedings.

Legal proceedings involving Westmoreland Coal Company

        Combined Benefit Fund Litigation

        Under the Coal Act, we are required to provide postretirement medical benefits for some UMWA miners and their dependents by making premium payments into benefit plans, including the UMWA Combined Benefit Fund. The amount we pay is a function of the number of individuals for which we must make payment – assigned beneficiaries – and the assessment rate. We and many other coal companies are now litigating in the U.S. District Court for the District of Maryland to determine the proper assessment rate.

        In 1995, the U.S. District Court for the Northern District of Alabama held that the assessment rate under the Coal Act included the actual amount of money reimbursed to the UMWA Benefit Plans by the Health Care Financing Administration, or HCFA. The court’s decision resulted in a lower premium obligation. In 1996, the U.S. Court of Appeals for the 11th Circuit upheld the district court’s decision. The Social Security Administration, or SSA, which now makes these assessments, proceeded to comply with the decision and applied the assessment that yielded a lower premium to all coal companies.

        In 1996, the Trustees of the Combined Fund filed suit in the U.S. District Court for the District of Columbia seeking to have the Alabama decision set aside. In November 2002, the U.S. District Court held that the provisions of the Coal Act that the Alabama court had reviewed were ambiguous and directed the SSA to explain why it had applied the Alabama decision to all coal companies, rather than just the participants in the Alabama litigation. On June 10, 2003, the SSA notified the court that it could not locate any record that would explain why it had decided to apply the 1996 Alabama decision nationwide but assumed that its decision was based on fairness and ease of administration for the SSA. After the June 10 letter, the SSA began to use the methodology that resulted in higher assessments for all coal companies except those party to the Alabama litigation. The Trustees of the Combined Fund notified us that we would be required to pay higher premiums and assessed a retroactive premium that represented the amount that we would have paid if the methodology that yields the higher premium had been used since 1996. The amount of the retroactive premium was $4.7 million, payable over the twelve months commencing October 2003. The net effect of these assessments increased our monthly payments to the Combined Fund from less than $400,000 to $859,000 for the twelve months ending October 2004.

        On July 16, 2003, we and other companies with obligations to the Combined Fund filed a complaint in the U.S. District Court for the Northern District of Alabama that sought to prevent the increased assessment and retroactive assessment from taking effect. On September 10, 2003, the Trustees of the Combined Fund filed suit in the U.S. District Court for the District of Columbia. The Trustees sought to confirm that all coal companies not party to the 1996 Alabama litigation are obligated to pay the newly calculated, higher premium, as determined by the SSA on June 10, 2003.

        The Trustees of the Combined Fund sought to transfer the Alabama litigation to the District of Columbia. In October 2003, the U.S. District Court for the Northern District of Alabama held that venue was proper in Alabama but transferred the case to the U.S. District Court in Baltimore, Maryland, where the SSA is headquartered. In February 2004, the U.S. District Court for the District of Columbia transferred the Trustees’ suit to Baltimore.

        Purchase Price Adjustment

        We purchased Montana Power’s coal business from its subsidiary Entech in April 2001. The final purchase price is subject to adjustment. Under our Stock Purchase Agreement with Entech, the purchase price is to be adjusted as of the date the transaction closed, to reflect the net assets of the business on the closing date and the net revenues that the business earned between January 1, 2001 and the closing date. In June 2001, Entech proposed adjustments that would increase the purchase price by approximately $9 million. In July 2001, we objected to Entech’s adjustments and proposed our own adjustments. Our proposal would result in a substantial decrease in the purchase price. The Stock Purchase Agreement requires that the parties’ disagreements be submitted to an independent accountant for resolution. Because some of our claims involved breaches of the representations and warranties in the Stock Purchase Agreement, we also submitted a timely claim for indemnification.

        Litigation in the New York courts ensued. On June 18, 2003, Touch America Holdings, Inc. (formerly Montana Power Company) and Entech LLC (formerly Entech Inc.) filed bankruptcy petitions in the U.S. Bankruptcy Court for the District of Delaware. The bankruptcy code automatically stays pending litigation against Montana Power and Entech and prevents us and others from commencing new actions against them outside the Bankruptcy Court.

        We have filed appropriate proofs of claim with the Bankruptcy Court. We are also evaluating our options, which include (1) seeking relief from the stay, so that we can continue to pursue the purchase price adjustment claim through the independent accountant and in an action at law in the New York courts, and (2) seeking to resolve our claims as part of the bankruptcy proceeding.

        On March 16, 2004, we received notice that Touch America and Entech have commenced an adversary proceeding against us in the U.S. Bankruptcy Court in Delaware. The complaint re-asserts Entech’s proposed adjustments to the purchase price and alleges that we are holding approximately $9 million that is the property of the estates of Montana Power and Entech. We have filed an answer, a motion to dismiss and a claim for indemnification. The parties are briefing the issues, and we anticipate that our motion to dismiss will be heard in the third quarter of 2004. At that time, the bankruptcy court will decide how to proceed with the purchase price adjustment and indemnification claims.

        McGreevey Litigation

        In mid-November 2002, we were served with a complaint – the plaintiffs’ Fourth Amended Complaint – filed on October 4, 2002 in a Montana state court in a case styled McGreevey et al. v. Montana Power Company et al. The plaintiffs filed their first complaint on August 16, 2001. The Fourth Amended Complaint added us as a defendant to a suit against Montana Power, various officers of Montana Power, the Board of Directors of Montana Power, financial advisors and lawyers representing Montana Power and the purchasers of some of the businesses formerly owned by Montana Power and Entech. The plaintiffs are former stockholders of Montana Power who seek to rescind Montana Power’s sale of its electric generating, oil and gas, and transmission businesses, and Entech’s sale of its coal business. The plaintiffs contend that they were entitled to vote to approve the sale by Entech to us even though they were not stockholders of Entech. Alternatively, they seek to compel the purchasers, including us, to hold these businesses in trust for them. We have filed an answer, affirmative defenses and a counterclaim against the plaintiffs.

        The litigation was transferred to the U.S. District Court in Billings, Montana. On July 12, 2004, the plaintiffs filed a status report with the U.S. District Court. In the status report, the plaintiffs stated that the insurance companies that insure the former officers and directors of Montana Power had agreed to pay $67 million into escrow, pending approval of a settlement agreement. As part of the resulting proposed settlement, the McGreevey plaintiffs would dismiss their claims against the former officers and directors of Montana Power, Montana Power, and us, among other defendants. The proposed settlement would terminate this litigation as to us and our subsidiaries.

Legal proceedings involving Westmoreland Coal Company and/or Westmoreland Energy

        The ROVA Project is located in Halifax County, North Carolina and is the County’s largest taxpayer. In 2002, the County hired an independent consultant to review and audit personal property tax returns for the previous five years. In May 2002, the County advised the ROVA Project that its returns were being scrutinized for potential underpayment and undervaluation of the property subject to tax. The ROVA Project responded that its valuation was consistent with an agreement reached with the County in 1996. On November 5, 2002, the County assessed the ROVA Project $4.6 million for the years 1997 to 2001. The ROVA Project filed a protest with the Property Tax Commission. On May 26, 2004, the Tax Commission denied the ROVA Project’s protest and issued an order consistent with the County’s assessment. The ROVA Project appealed the Tax Commission’s decision to the North Carolina Court of Appeals on June 24, 2004. Since November 2002, the County has increased the amount of its claim to $8.3 million, which includes tax years 1996, 2002 and 2003 and penalties and interest. If the County ultimately prevails, then, in addition to the amounts assessed, the ROVA Project’s future personal property taxes would increase approximately $600,000 per year.

        Niagara Mohawk Power Corporation or NIMO was party to power purchase agreements with independent power producers, including the Rensselaer project, in which we owned an interest. In 1997, the New York Public Service Commission approved NIMO’s plan to terminate or restructure 29 power purchase contracts. The Rensselaer project agreed to terminate its Power Purchase and Supply Agreement after NIMO threatened to seize the project under its power of eminent domain. NIMO and the Rensselaer project executed a settlement agreement in 1998. On February 11, 2003, the North Carolina Department of Revenue notified us that it had disallowed the exclusion of gain from the settlement agreement between NIMO and the Rensselaer project. The State of North Carolina has assessed a current tax of $3.5 million, interest of $1.0 million and a penalty of $0.9 million. We have filed a protest. The North Carolina Department of Revenue held a hearing on May 28, 2003. In November 2003, we submitted further documentation to the State to support our position and are awaiting their response.

Legal proceedings involving Basin Resources, Inc.

        UMWA Benefits

        Basin Resources, Inc. was a subsidiary of Entech. Until 1995, Basin operated the Golden Eagle mine near Trinidad, Colorado. Basin’s workforce was represented by the UMWA. Basin signed a Basin-specific labor contract with the UMWA in 1993 that expired on January 1, 1998. At that time, Basin ceased providing health benefits to these former employees. A group of the former employees filed suit against Basin in the U.S. District Court for the District of Colorado on April 21, 1998. They claimed that they were entitled to lifetime health benefits. Basin argued that, when the contract expired, it was not obligated to continue to provide health benefits. We acquired Basin’s stock from Entech in April 2001, after the preceding events had occurred, and we accrued an estimated obligation for Basin’s liabilities as part of our accounting for the 2001 acquisitions. Since we have owned the stock of Basin, Basin has paid for health benefits for the former employees.

        In September 2002, the Court of Appeals reversed the trial court’s award of summary judgment and remanded the matter for trial. The trial took place on January 21, 2003 and on January 23, 2003, a jury decided that the UMWA work force had bargained for and Basin had agreed to provide lifetime health benefits. On March 28, 2004, the U.S. Court of Appeals for the Tenth Circuit affirmed this verdict. As a result, Basin is obligated to pay the UMWA 1993 Plan approximately $1.0 million for benefits the plan provided to Basin’s former employees during the initial stages of the dispute, while Basin was owned by Montana Power and Entech. We accrued this amount during the quarter ended March 31, 2004.

        Landowner Claim

        In 1998, Basin paid a landowner $48,000 to settle a claim that Basin’s operations had caused subsidence that damaged his home. On March 22, 2001, the landowner filed a second claim, in Las Animas County Court, Colorado, again alleging that Basin’s operations had caused subsidence that damaged his home. Basin contested this claim. In December 2002, a judge of that court determined that subsidence had occurred and awarded the landowner damages of $622,000 plus attorney’s fees. We believe that this award is excessive, in part because the landowner’s own expert placed the cost of repair below $100,000. We also believe that the settlement in the first case bars the second claim. We have appealed the case to the Colorado Intermediate Court of Appeals.

Legal proceedings involving Westmoreland Coal Company, Westmoreland Resources and/or Western Energy

        We have received demand letters from the Montana Department of Revenue, or DOR, as agent for the Minerals Management Service, or MMS, of the U.S. Department of the Interior, asserting underpayment of royalties allegedly due at the Rosebud Mine. The claims relate to the fees Western Energy receives to transport coal from the contract delivery point to the customer. The DOR has also asserted claims against us based on “take or pay” payments Western Energy received when its customers did not require coal. Finally, the DOR has asserted claims against us and our subsidiaries for adjustments for Montana severance taxes, coal resources indemnity trust tax, and coal gross proceeds tax. These assessments are dated September 23 and 24, 2002. The total amount of the claims is approximately $15.5 million, including penalties and interest, which continues to accrue. We continue to receive transportation fees. We expect that the DOR will assert claims for additional underpayment and issue more demand letters until we have completed the appeal process. The appeal process will take several years. In the event of a negative outcome with the DOR and MMS, we believe that some of our customers are contractually obligated to reimburse us for any claims we pay, plus our legal expenses, and we have put them on notice of their obligation.

Other

        We and our subsidiaries are party to other legal proceedings that are either not material or not out of the ordinary course of business.

MANAGEMENT

Executive Officers and Directors

        The following sets forth certain information with respect to our executive officers and directors, including their ages as of December 31, 2003.

Name	Age	Position

Christopher K. Seglem (1)	57	Chairman of the Board, President and Chief Executive Officer

W. Michael Lepchitz	50	Vice President, General Counsel and Secretary

Ronald H. Beck	59	Vice President - Finance and Treasurer, Acting Chief Financial Officer

Douglas P. Kathol	51	Vice President, Development

Thomas G. Durham	55	Vice President, Coal Operations

Todd A. Myers	40	Vice President, Sales and Marketing

Diane S. Jones	46	Vice President, Corporate Relations

Thomas M. Cirillo	49	Vice President, Planning and Administration

Thomas S. Barta	31	Controller and Assistant Treasurer

Michael Armstrong (2)	53	Director

Thomas J. Coffey (3)	51	Director

Pemberton Hutchinson (4)	73	Director

Robert E. Killen (5)	63	Director

Thomas W. Ostrander (6)	53	Director

James W. Sight (7)	48	Director

William M. Stern (8)	58	Director

Donald A. Tortorice (9)	61	Director

(1)	Chairman of the Executive Committee.
(2)	Member of the Compensation and Benefits, Corporate Governance, Executive and Nominating Committees.
(3)	Chairman of the Audit Committee; Member of the Corporate Governance and Finance Committees.
(4)	Member of the Executive Committee.
(5)	Chairman of the Compensation and Benefits Committee and the Nominating Committee; Member of the Executive Committee.
(6)	Chairman of the Corporate Governance Committee; Member of the Audit and Finance Committees.

(7)	Chairman of the Finance Committee; Member of the Executive and Nominating Committees.
(8)	Member of the Audit, Compensation and Benefits and Finance Committees.
(9)	Member of the Audit, Compensation and Benefits and Corporate Governance Committees.

        Christopher K. Seglem was elected President and Chief Operating Officer in June 1992 and a director of the Company in December 1992. In June 1993, he was elected Chief Executive Officer, at which time he relinquished the position of Chief Operating Officer. In June 1996, he was elected Chairman of the Board. He is a member of the bar of Pennsylvania.

        W. Michael Lepchitz joined Westmoreland in 1991 as Assistant General Counsel. In June 2000, Mr. Lepchitz was elected Vice President and General Counsel of Westmoreland Coal Company and, in May 2001, he became Corporate Secretary of Westmoreland. He is a member of the bar of Virginia.

        Ronald H. Beck joined Westmoreland in July 2001 as Vice President – Finance and Treasurer. In September 2003 Mr. Beck also began serving as Acting Chief Financial Officer. Before joining Westmoreland, he was a financial officer at Columbus Energy Corp. from 1985 to 2000, most recently as Vice President and Chief Financial Officer.

        Douglas P. Kathol joined Westmoreland in August 2003 as Vice President, Development. From 1985 until he joined Westmoreland, Mr. Kathol was employed by NorWest Mine Services, Inc., lastly as Vice President and Controller. Mr. Kathol has over 27 years experience evaluating and developing energy-related projects.

        Thomas G. Durham joined Westmoreland as Vice President, Coal Operations in April 2000. For the four years prior to joining Westmoreland, he was a Vice President of NorWest Mine Services, Inc. which provides worldwide mining consulting services on surface mining and other projects. Mr. Durham has over 30 years of surface mine management and operations experience. He became a registered professional engineer in 1976.

        Todd A. Myers re-joined Westmoreland in January 2000 as Vice President, Marketing and Business Development and in 2002 became Vice President, Sales and Marketing. He originally joined Westmoreland in 1989 as a Market Analyst and was promoted in 1991 to Manager of the Contract Administration Department. He left Westmoreland in 1994. Between 1994 and 2000, he was Senior Consultant and Manager of the environmental consulting group of Resource Data International, Inc., a nationally recognized energy consulting firm, specializing in coal markets, independent power development and environmental regulation.

        Diane S. Jones joined Westmoreland in 1993 as Manager – Business Development of Westmoreland Energy. In 1995, she joined the corporate headquarters as Manager – Business Development and Corporate Relations, with primary responsibility for investor relations and communications, and she now serves as Vice President, Corporate Relations. Ms. Jones is a Registered Professional Engineer and a member of the American Society of Civil Engineers, the Public Relations Society of America and the National Investor Relations Institute.

        Thomas M. Cirillo joined Westmoreland in June 2002 as Director, Planning & Administration and in January 2003 became Vice President, Planning & Administration. Before joining Westmoreland, Mr. Cirillo held various senior positions with defense contractors and served for 20 years as an officer and pilot in the U.S. Navy.

        Thomas S. Barta joined Westmoreland in March 2001 as Controller. From January 1995 until he joined Westmoreland, he was employed by KPMG LLP, lastly as an audit manager.

        Michael Armstrong has been a director since 2000. Mr. Armstrong has been a private investor since 1995. From 1983 until 1995, he was a stockbroker at Southwest Securities, a stock brokerage company.

        Thomas J. Coffey has been a director since 2000. From April 1998 until July 1999, Mr. Coffey was the Vice President-Operations Analysis of Unisys Corporation, a technology services company, and since July 1999, Mr. Coffey has served as Vice President-Finance of Global Infrastructure Services for Unisys Corporation. He served as Vice President, Chief Financial Officer and Treasurer of Intelligent Electronics, Inc., a technology distribution company, from 1995 until September 1997. Mr. Coffey was a Partner of KPMG LLP from 1985 until 1995.

        Pemberton Hutchinson has been a director since 1977. Mr. Hutchinson has held various offices and positions at Westmoreland, including Chairman of the Board from January 1992 until June 1996, Chief Executive Officer from June 1986 until June 1993, and President from 1980 until June 1992. Mr. Hutchinson was also a director of Mellon Financial Corporation, a banking and money management company, from December 1989 until April 2001, and Teleflex Incorporated, an engineering and manufacturing company, from 1977 until April 2001.

        Robert E. Killen has been a director since 1996. Since April 1996, Mr. Killen has served as Chairman of the Board and Chief Executive Officer of The Killen Group, Inc., an investment advisory firm. Mr. Killen has also served as Chairman of the Board of Berwyn Financial Services, an institutional and retail brokerage company, since 1991.

        Thomas W. Ostrander has been a director since 1995. Since 1989, Mr. Ostrander has served as Managing Director of Citigroup Global Markets Inc., an investment banking firm (and predecessor firms).

        James W. Sight has been a director since 1995. Mr. Sight is a private investor. Since April 2001, Mr. Sight has also served as a Director of Programmers Paradise, Inc., a software marketing company. He was a director of Mining Services International Corp., an explosives company, from April 2000 until 2001, a director of United Recycling Industries from 1995 until September 2000, and a director of U.S. Home Corp. from 1993 until May 2000.

        William M. Stern has been a director since 2000. Since 1999, Mr. Stern has served as Executive Vice President and Director of Stern Brothers & Company, a broker-dealer. From 1998 until 1999, he was Vice President of Mercantile Bank Capital Markets Group, a banking company, and from 1983 until 1998, he served as Senior Vice President of Mark Twain Capital Markets Group, a banking company.

        Donald A. Tortorice has been a director since 2003. Since January 1999, Mr. Tortorice has been St. George Tucker Adjunct Professor of Law at the College of William & Mary School of Law. From September 2002 until May 2003, Mr. Tortorice was an Affiliate Professor of Law and Medicine at the Medical College of Virginia. Mr. Tortorice was a partner in the law firm of Duane, Morris & Heckscher from 1979 until 1998 and served as managing partner of the Harrisburg, Pennsylvania office of that firm from 1979 until 1998. Mr. Tortorice also served as a director of Gear CGI, Ltd. from 1998 until 1999; Eastern Holding Co. Ltd. from 1985 until 1999; Eastern Alliance Insurance Co., Ltd. from 1985 until 1999; and Educators Alliance Insurance Co. from 1997 until 1999.

The Board of Directors

        Our Board of Directors currently consists of nine individuals, seven elected by the holders of our common stock and two elected by the holders of our Series A Preferred Stock. (The voting rights of the holders of our Series A Preferred Stock are summarized in “Capital Stock – Series A Preferred Stock – Voting Rights.”) As provided in our bylaws, directors are elected annually and serve until their successors are elected and qualified, or until their death, resignation or removal.

Board Committees

        Audit Committee. The members of our Audit Committee are Messrs. Coffey (Chairman), Ostrander, Stern and Tortorice. This Committee, which reports to the Board of Directors, retains the independent auditor, reviews and monitors the independence and performance of the independent auditor, reviews the adequacy of our internal accounting controls and oversees the implementation of management recommendations. It also reviews with our independent auditors the audit plan for the Company, the internal accounting controls, the financial statements and the independent auditors’ letter to management. The Board of Directors has determined that Thomas J. Coffey is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Board has also determined that each member of the Audit Committee, including Mr. Coffey, is “independent” under the American Stock Exchange’s listing standards, Section 10A of the Securities Exchange Act of 1934 and Rule 10A-3 thereunder.

        Compensation and Benefits Committee. The members of our Compensation and Benefits Committee are Messrs. Killen (Chairman), Armstrong, Stern and Tortorice. This Committee is responsible for assuring that the Board of Directors, various committee chairpersons and committee members, the chief executive officer, other officers, and key management of the Company are compensated appropriately and in a manner consistent with the Board’s approved compensation strategy, internal equity considerations, competitive practice and any relevant laws or regulations.

        Corporate Governance Committee. The members of our Corporate Governance Committee are Messrs. Ostrander (Chairman), Armstrong, Coffey and Tortorice. This Committee is authorized to provide oversight on matters related to corporate governance and structure and to make recommendations to the Board of Directors.

        Executive Committee. The members of our Executive Committee are Messrs. Seglem (Chairman), Armstrong, Hutchinson, Killen and Sight. To the extent permitted by law, this Committee is authorized to exercise the power of the Board of Directors with respect to the management of the business and affairs of the Company.

        Finance Committee. The members of our Finance Committee are Messrs. Sight (Chairman), Coffey, Ostrander and Stern. This Committee is authorized to provide oversight on matters related to the Company’s liquidity and capital needs and to make recommendations to the Board of Directors.

        Nominating Committee. The members of our Nominating Committee are Messrs. Killen (Chairman), Armstrong and Sight. Each member of the Nominating Committee is “independent” under the American Stock Exchange’s listing standards. This Committee, which reports to the Board of Directors, identifies and recommends individuals qualified to be nominated as members of the Board of Directors.

        There are no family relationships between any director, executive officer or person nominated or chosen by us to become a director or executive officer of the Company.

Compensation Committee Interlocks and Insider Participation

        Messrs. Killen (Chairman), Tortorice, Sight, Ostrander and Armstrong served on the Compensation and Benefits Committee during 2003.

        No member of this Committee was an officer or employee of Westmoreland in 2003 or any prior year. Mr. Ostrander is a Managing Director of Citigroup Global Markets Inc., which is a subsidiary of Citigroup. A portion of our reclamation bonds are secured by the pledge of certain cash accounts held by Salomon Smith Barney, Inc., a subsidiary of Citigroup. Salomon Smith Barney also provides other incidental and non-material services relating to the exercise of stock options held by various employees. A subsidiary of Citigroup, Travelers Corporate Loan Fund Inc., is among a group of lenders to Westmoreland Mining. Mr. Ostrander does not have any involvement with any of these services and exercises no authority or control over Citigroup, Travelers Corporate Loan Fund Inc. or Salomon Smith Barney or the representatives from those entities that provide oversight and management for these services. No executive officer of our company served either as a member of the compensation committee or as a director of another company, one of whose executive officers served on our Compensation and Benefits Committee, or as a member of the compensation committee of another company, one of whose executive officers served as a director of our company.

Director Compensation

        We use the term non-employee directors to describe the members of our Board of Directors who are not employees of the Company. We compensate our non-employee directors by paying them an annual retainer and a fee for each meeting of the Board or committee that they attend and by granting them options to purchase common stock. These payments and option grants are the sole compensation the non-employee directors receive from us, and we do not grant them loans or credits. In 2003, each non-employee director received an annual retainer of $30,000, $18,000 of which was paid in cash and the remaining $12,000 of which directors could elect to receive in cash or in common stock. Each non-employee director also received $1,000 for each meeting of the Board he attended and for each meeting he attended of the committees of which he was a member, and the Chairman of the Audit Committee received an additional $750 per meeting, the Chairman of the Compensation and Benefits Committee an additional $650 per meeting and all other Committee Chairmen $500 per meeting attended and chaired. In addition, each non-employee director is entitled to receive, as an initial grant upon his first joining the Board, options to purchase a number of shares of common stock equal to $30,000 in value; each non-employee director is entitled to receive options to purchase shares of common stock equal to $30,000 in value annually thereafter upon his re-election to the Board or, at the option of the Compensation and Benefits Committee, a grant of restricted stock equal in value to $30,000. In 2003, Mr. Tortorice received options to purchase 20,000 shares of common stock following his appointment to the Board of Directors pursuant to the 2000 Directors’ Plan and each of the non-employee directors other than Mr. Tortorice received a grant of restricted stock equal to $30,000 pursuant to the 2000 Directors’ Plan, as amended. In 2000, we altered our policy on the payment of directors’ fees to directors who are also employees of the Company, and Mr. Seglem has not received directors’ fees in respect of meetings of the Board of Directors or committees thereof that have taken place after March 2000.

        Mr. Hutchinson retired as an employee of the Company as of December 31, 1993. Mr. Hutchinson is entitled to receive benefit payments from our Supplemental Executive Retirement Plan, or SERP, of $3,708 per month.

Executive Compensation

        The following table sets forth the compensation paid or accrued for the years ended December 31, 2003, 2002 and 2001 to our Chief Executive Officer during 2003 and our five other most highly compensated executive officers at the end of 2003, whose total salary and bonus for 2003 exceeded $100,000. We refer to these officers collectively as our named executive officers. None of the named executive officers received any loans or credits from the Company.

        The table below contains a column captioned “LTIP Payout.” This column shows the total value of the awards made in 2000 under the Performance Unit Plan, which became determinable in June 2003. However, the named executive officers did not receive the full value of these awards in 2003 and will instead receive this value over 5 years. Of the amounts shown in this column, the amounts actually paid in 2003 to the named executive officers were: $431,375 to Mr. Seglem, $112,010 to Mr. Lepchitz, $60,743 to Mr. Durham, $57,169 to Mr. Myers and $171,973 to Mr. Jaeger, of which the Company paid one-third in common stock and two-thirds in cash. The Performance Unit Plan is described in more detail below under “—Long-Term Incentive Plans and Benefit Plans – 2000 Performance Unit Plan.”

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards	Payouts

Name and Principal Positions	Year	Salary ($)	Bonus(1) ($)	Other Annual Compen- sation ($)	Securities Underlying Options (#)	LTIP Payout(2) ($)	All Other Compen- sation(3) ($)

Christopher K. Seglem,	2003	475,000	321,663	-	64,200	2,450,753	14,540
Chief Executive Officer	2002	424,825	220,254	517	31,900	-	10,823
and President	2001	395,220	196,820	-	15,700	-	-

W. Michael Lepchitz,	2003	197,184	61,847	-	16,400	681,813	7,438
Vice President, General	2002	189,625	65,705	-	10,200	-	33,276
Counsel and Secretary	2001	180,942	67,582	12,619	5,000	-	-

Ronald H. Beck,	2003	141,145	69,839	-	4,500	-	-
Vice President - Finance	2002	125,001	40,425	-	4,200	-	-
and Treasurer, Acting Chief Financial Officer	2001	72,917	24,208	-	1,100	-	-

Thomas G. Durham,	2003	184,697	58,143	-	15,300	345,095	7,183
Vice President, Coal	2002	173,250	53,361	-	7,600	-	14,205
Operations	2001	149,144	45,339	8,408	3,600	-	-

Todd A. Myers,	2003	166,195	72,261	-	13,400	324,791	6,988
Vice President, Sales	2002	154,875	47,702	-	6,700	-	3,737
and Marketing	2001	136,799	41,587	-	3,200	-	-

Robert J. Jaeger,	2003	150,820	-	-	-	977,024	728,541
Senior Vice President,	2002	218,670	55,054	582	11,700	-	7,109
Finance and Development(4)	2001	209,383	78,205	330	5,800	-	-

(1)	Bonuses were awarded in the reported years for performance during the respective immediately preceding year.

(2)	In 2000, Messrs. Seglem, Jaeger, Lepchitz, Durham and Myers were awarded 196,499, 66,357, 46,307, 23,438 and 22,059 performance units, respectively, under the 2000 Performance Unit Plan. The 2000 Performance Unit Plan is described in more detail below under "--Long-Term Incentive Plans and Benefit Plans - 2000 Performance Unit Plan." Each performance unit entitled the recipient to receive a payment in cash or stock, at the election of the Compensation and Benefits Committee, equal to the difference between the average price of our common stock for the 20 trading days ending June 30, 2000, which was $2.9097, and the average price of our common stock for the 20 trading days ending June 30, 2003, which turned out to be $17.6335. As permitted by the 2000 Performance Unit Plan, the Compensation and Benefits Committee elected to pay a portion of the 2000 award and defer payment of the balance over a period of up to five years. Of the portion paid in 2003, approximately two-thirds was paid in stock drawn from the stockholder-approved 2002 Long-Term Incentive Stock Plan and approximately one-third was paid in cash. The total value of the 2000 award under the 2000 Performance Unit Plan is reflected in the column entitled "LTIP Payout." Of the amounts shown in this column, the amounts actually paid in 2003 to the named executive officers were: $431,375 to Mr. Seglem, $112,010 to Mr. Lepchitz, $60,743 to Mr. Durham, $57,169 to Mr. Myers and $171,973 to Mr. Jaeger, of which one-third was paid in common stock and two-thirds was paid in cash.

(3)	The category entitled "All Other Compensation" includes reimbursements and payments for relocation and related expenses, Company contributions to the 401(k) Plan, insurance premiums, financial planning fees paid by the Company and termination payments. The Company contributed $6,000 to the 401(k) Plan during 2003 on behalf of each of Messrs. Seglem, Lepchitz, Durham and Myers, $4,395 on behalf of Mr. Jaeger and $5,447 on behalf of Mr. Beck. In 2003, the Company paid life insurance premiums of $8,868, $1,756, $2,139, $1,343, $1,971, and $1,679 for Messrs. Seglem, Jaeger, Lepchitz, Beck, Durham, and Myers, respectively. In 2003, the Company paid financial planning fees of $640 and $720 for Messrs. Seglem and Jaeger, respectively. Payments made pursuant to Mr. Jaeger's Termination Agreement, totaling $720,000, payable over a ten-year period are reflected in the table.

(4)	Mr. Jaeger ceased to be an executive officer of the Company in August 2003.

Stock Options

        The following table sets forth information regarding options to purchase shares of our common stock granted to the named executive officers during the year ended December 31, 2003. The option grants reflected in the table consist of 2003 grants made to the listed executives under the 2002 Long-Term Incentive Stock Plan or 2002 Plan.

Option/SAR Grants in Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term

Name	Number of Securities Underlying Options Granted (#)	Percent of total options granted to employees in fiscal year	Exercise or base price per share ($/sh)	Expiration date	5% ($)	10% ($)

Christopher K. Seglem	32,100	21.35%	$18.08	6/29/13	364,993	924,933
	32,100	21.35%	$17.80	12/30/13	359,340	910,610

Robert J. Jaeger	-	0%	-	-	-	-

W. Michael Lepchitz	8,200	5.45%	$18.08	6/29/13	93,238	236,276
	8,200	5.45%	$17.80	12/30/13	91,794	232,617

Ronald H. Beck	2,250	1.5%	$18.08	6/29/13	25,584	64,832
	2,250	1.5%	$17.80	12/30/13	25,187	63,228

Thomas G. Durham	7,650	5.1%	$18.08	6/29/13	86,992	220,428
	7,650	5.1%	$17.80	12/30/13	85,637	217,014

Todd A. Myers	6,700	4.5%	$18.08	6/29/13	76,182	193,054
	6,700	4.5%	$17.80	12/30/13	75,002	190,065

        Option Exercises and Year-End Option Values

        The following table presents information regarding stock option exercises by the named executive officers in 2003 and the number of unexercised options to purchase common stock held by them at December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Number of Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2003 (#)		Value of Unexercised In-the-Money Options at December 31, 2003 ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher K. Seglem	-	-	268,850	80,150	3,561,713	42,188
Robert J. Jaeger	36,700	330,732	-	-	-	-
W. Michael Lepchitz	-	-	52,700	21,500	643,752	23,690
Thomas G. Durham	5,000	51,875	15,650	19,100	138,823	17,651
Todd A. Myers	-	-	13,300	16,750	6,328	15,561
Ronald H. Beck	-	-	3,200	6,600	11,729	9,755

Long-Term Incentive Plans and Benefit Plans

        2000 Performance Unit Plan

        In 2000, our Board of Directors adopted a Performance Unit Plan as part of our long-term incentive program because an insufficient number of stock options were available to provide a competitive long-term incentive to our key executives. The 2000 Performance Unit Plan is designed to link recipients’ long-term economic interest with those of our stockholders. In June 2000, Mr. Seglem was awarded 196,449 units; Mr. Jaeger, 66,357 units; and Mr. Lepchitz, 46,307 units. Performance units awarded in 2000 under the 2000 Plan matured June 30, 2003. Each performance unit awarded in 2000 entitled the recipient to receive a payment in cash or stock, at the election of the Company, having a value equal to the difference between the base price of $2.9097, which was the average price of our common stock for the 20 trading days ending June 30, 2000, and the average of the trading prices for our common stock for the 20 trading days ending June 30, 2003, which turned out to be $17.6335. The daily average trading price for a given day is the average of the high and low trading prices for such day. The total value of the awards in 2000 under this plan is reflected in the Summary Compensation Table above. As indicated in note 2 to the Summary Compensation Table, we did not pay the full value of those awards in 2003. Rather, we elected to pay a portion in 2003 and defer the payment of the balance over a period of up to five years. The amount we actually paid in 2003 to each of the named executive officers is reflected in note 2 to the Summary Compensation Table.

        Each performance unit awarded in 2001 under the 2000 Performance Unit Plan entitles the recipient to receive a payment in cash or stock, at our election, having a value equal to an amount based upon the total stockholder return percentage on our common stock over a three year period from the date of the grant, May 31, 2001, compared to the total stockholder return over that period on the common stock of a peer group comprised of AES Corp., Alliance Resources Partners L.P., Arch Coal, Inc., BHP Billiton Limited, Beard Company, Calpine Corp., CONSOL Energy, Inc., Headwaters, Inc., Massey Energy Company, Peabody Energy Corp., RWE AG, SGI International, and Yanzhou Coal Mining Company. Total stockholder return is expressed as a percentage and then compared with the total stockholder return (expressed as a percentage) of the companies comprising the peer group. For example, if during this period, six companies in the peer group had a total stockholder return better than ours and seven companies had a total stockholder return during this period worse than ours, our total stockholder return would rank in the 54th percentile. Each performance unit has a value of $75 at the threshold performance level, which is our total stockholder return percentage at the 40th percentile of the peer group; $100 at the target level, which is the 60th percentile; and $200 at or above the maximum level, which is the 80th percentile. Our maximum payment obligation for all performance units awarded in 2001 to the named executive officers was $1,849,000 and to all recipients was $2,898,747. The value of the performance units awarded in 2001 became determinable on May 31, 2004, and the value of all performance units awarded in 2001 to all recipients is approximately $1.3 million.

        Total stockholder return measures the cumulative appreciation in the relevant entities’ stock price and assumes the reinvestment of dividends. For the purpose of calculating the total stockholder return percentage, the base price of our common stock and each of the peer group’s common stock is the average of the trading prices for the 20 trading days ending the day before the third anniversary of the date of the grant. The daily average trading price for a given day is the average of the high and low trading prices for such day. The ending price is calculated on the same basis, using the 20 trading days ending the day before the third anniversary of the date of the grant. The performance units vest in one-third annual increments beginning on the first anniversary of the date of grant.

        Each performance unit awarded in 2002 under the 2000 Performance Unit Plan entitles the recipient to receive a payment in cash or stock at our election, having a value equal to an amount based on total stockholder return percentage on our common stock over a three year period from the date of the grant, May 31, 2002, compared to the total stockholder return over that period on the common stock of a peer group comprised of AES Corp., Alliance Resources Partners L.P., Arch Coal Inc., Massey Energy Company, Peabody Energy Corp., RWE AG, AGI International, and Yanzhou Coal Mining Company. Total stockholder return is expressed as a percentage and then compared with the total stockholder return (expressed as a percentage) of the companies comprising the peer group. We provide above an example of the method by which we calculate total stockholder return and express that as a percentage and percentile of the peer group. If the total stockholder return percentage on our common stock fails to achieve the threshold level, the performance units will have no value. The threshold value for each performance unit is $75.00. The maximum value of each performance unit is $200.00 if the total stockholder return percentage on our common stock is at or above the 80th percentile. Our maximum payment obligation for all performance units awarded in 2002 to the named executive officers is $1,737,000 and to all recipients is $2,525,333.

        No performance units were granted in 2003.

        Deferred Compensation Plan

        On March 7, 2003 the Board adopted a deferred compensation plan. This plan permits recipients of awards under the 2000 Performance Unit Plan and subsequent long-term incentive plan awards to defer receipt of all or some percentage of any cash payments they are otherwise entitled to receive. This deferral is in addition to any amount deferred by the Compensation and Benefits Committee. The deferred compensation plan is intended to be an unfunded “top hat” arrangement under Title I of ERISA as well as for income tax purposes.

        Pension Plan

        We sponsor a pension plan for our eligible employees to which employees make no contributions. All employees whose terms and conditions of employment are not subject to collective bargaining and who work 1,000 or more hours per year are eligible for participation in the pension plan. Eligible employees become fully vested after five years of service, or, in any event, upon attaining age 65.

        The following table shows estimated annual retirement benefits, which are representative of an employee currently age 65 whose salary remained unchanged during his or her last five years of employment and whose benefit will be paid for the life of the employee:

	Years of Service

Remuneration	15	20	25	30	35

$ 125,000	$ 28,576	$ 38,101	$ 47,626	$ 57,151	$ 57,151
150,000	34,951	46,601	58,251	69,901	69,901
175,000	41,326	55,101	68,876	82,651	82,651
200,000	47,701	63,601	79,501	95,401	95,401
225,000	54,076	72,101	90,126	108,151	108,151
250,000	60,451	80,601	100,751	120,901	120,901
300,000	73,201	97,601	122,001	146,401	146,401
350,000	85,951	114,601	143,251	171,901	171,901
400,000	98,701	131,601	164,501	197,401	197,401
450,000	111,451	148,601	185,751	222,901	222,901
500,000	124,201	165,601	207,001	248,401	248,401

        We adopted this pension plan effective December 1, 1997 as a qualified replacement plan for a previous plan that terminated effective November 30, 1996. In general, our pension plan provides for payment of annual retirement benefits to eligible employees equal to 1.2% of any employee’s average annual salaried compensation over the sixty most highly compensated consecutive months of employment plus 0.5% of the average annual compensation in excess of the employee’s pay used to determine Social Security retirement benefits for each year of service, to a maximum of 30 years, less the benefit, if any, provided to the participants under our previous plan. Our pension plan also provides for disability benefits and for reduced benefits upon retirement prior to the normal retirement age of 65. For the purpose of benefit calculation under our pension plan, credited service under the previous plan is included with credited service under our pension plan and a benefit amount is calculated using the formula described above. The amount of the accrued benefit under the previous plan, calculated as of the date the previous plan terminated, is then subtracted to arrive at the benefit amount payable under our pension plan.

        No amounts are included in the Salary column of the Summary Compensation Table above in respect of contributions to the pension plan by the Company and its subsidiaries because the pension plan is a qualified defined benefit plan. The basis upon which benefits are computed is a straight-life annuity; payments are available in other forms on an actuarially adjusted basis equivalent to a straight-life annuity. Benefit amounts set forth in the table above are not subject to any deduction for Social Security benefits or other offset amounts, except as noted below for the amount of the accrued benefit under the previous plan.

        The amounts shown in the table above would be reduced by the amount of accrued benefit under the previous plan. The amount of reduction from the annual benefit for the following individuals are: Mr. Seglem—$38,162; and Mr. Lepchitz—$3,594. Since Messrs. Beck, Durham and Myers were not employees of the Company at the time the previous plan was terminated, they have no accrued benefit under the previous plan but participate in our current pension plan.

        As of December 31, 2003, the named executive officers had the following estimated credit years of service under our pension plan: Mr. Seglem, 23 years, 4 months; Mr. Jaeger, 8 years, 8 months; Mr. Lepchitz, 12 years, 1 month; Mr. Beck, 2 years, 5 months; Mr. Durham, 3 years, 8 months and Mr. Myers, 3 years, 11 months.

        The current compensation covered by the Plan for any executive officer in the Summary Compensation Table is that amount reported in the “Salary” column, subject to limitations imposed by the Internal Revenue Code of 1986.

        Supplemental Executive Retirement Plan

        The Internal Revenue Code limits the amount of compensation that may be taken into account for the purpose of determining the retirement benefit payable under retirement plans (such as our pension plan) that are qualified under ERISA. The limitation for 2002 and 2003 was $200,000 for each year. So that we may provide retirement income to our senior executives and other key individuals that is commensurate as a percentage of preretirement income with that paid to our other employees, we established a nonqualified Supplemental Executive Retirement Plan, effective January 1, 1992. Mr. Seglem is our only current employee who is covered by the SERP. The annual benefit presented in the table above includes the portion of retirement benefits payable through the SERP.

        To become vested in the SERP, a participant must attain age 55 and generally complete 10 years of service. Both an employee’s salary and his bonus are taken into account for purposes of determining the retirement benefit payable under the SERP. Benefits are payable out of our general assets and shall commence and be payable at the same time and in the same form as benefits are payable under the pension plan.

        Mr. Hutchinson retired as an employee of the Company as of December 31, 1993 and is entitled to receive $3,708 per month under the SERP.

Severance Arrangements

        We have two severance policies, an Executive Severance Policy that covers only Mr. Seglem and a Severance Policy for executives, including Messrs. Lepchitz, Beck, Durham and Myers.

        The Executive Severance Policy provides that Mr. Seglem is entitled to a severance benefit in the event of certain terminations of his employment with the Company. We adopted this policy in 1993 as we entered a restructuring phase, and this policy originally covered other senior executives who have since retired or left the Company. For purposes of the Executive Severance Policy, a termination is deemed to have occurred and severance will be paid at any and all times for the following reasons: (i) discharge for unacceptable job performance (other than that resulting from gross or willful misconduct, which is defined as an act or acts constituting larceny, fraud, gross negligence, crime or crimes, moral turpitude in the course of employment, or willful and material misrepresentation to the Company’s directors or officers); (ii) discharge due to recognition of a mistake in the recruiting process, as determined by management; (iii) a significant reduction, or increase without adequate compensation, in the nature or scope of such executive’s authority or duties; (iv) a relocation of such executive from Colorado Springs, Colorado, to any location, or a reduction in such executive’s base compensation, a material reduction of the value of the aggregate of employee benefits as described in the Executive Severance Policy, or cessation of eligibility for incentive bonus payments; or (v) in the event of a change in control of the Company, as defined in the Executive Severance Policy. The severance benefit under this policy is an amount equal to twice the executive officer’s annual average cash compensation, defined as the greater of the annualized base salary at the time of severance plus the amount of bonus awarded (including any amount deferred) in that year or the annual average of the executive officer’s most recent five calendar years of base salary and bonus awarded (including amounts deferred), including the year of termination. The severance benefit will be paid in approximately equal monthly installments over a period of 24 months following the date of termination, unless the executive officer elects to receive the present value of his total severance payment discounted at the two-year treasury bill rate, including the present value of executive benefits (such as life and health insurance, stock options, and financial planning and outplacement services) in a lump sum distribution in cash at the time of termination.

        A change in control of the Company is defined in the Executive Severance Policy as: (i) a transaction, acquisition, merger, other event or series of events which results in any individual, person, entity or group acting in concert having beneficial ownership of 20% or more of our common stock or voting preferred stock or any combination thereof, that will give that person ownership or control of 20% or more of the combined voting power of all stock generally entitled to vote for the election of directors; or where such person prior to a transaction, acquisition, merger, other event or series of events holds a 20% or more voting power, as defined therein, an event which increases that person’s interest by 5% or more; unless a majority of those members of the Board of Directors who were in office prior to the occurrence of the event determines at the next regularly scheduled Board meeting that the event was not hostile or adverse; or (ii) a change in the membership of the Board of Directors when, in less than two years, the directors prior to the change cease to constitute a majority, unless the new directors were designated as nominees or were elected to fill a vacancy on the Board by two-thirds of the incumbent directors at the time; or (iii) a consolidation or merger as a result of which the Company is not the surviving or continuing corporation or where the Company’s stock is converted into cash, securities or other property; or any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; or an adoption of any plan or proposal for the liquidation or dissolution of the Company.

        The Severance Policy that currently covers our executives, including Messrs. Lepchitz, Durham, Beck and Myers, provides that these executives are entitled to a severance benefit in the event their employment with the Company is terminated for at least one of the following reasons: (i) involuntary termination that is not for cause; (ii) a reduction in work force; and (iii) liquidation of the Company. The severance benefit under this policy is an amount equal to two weeks of base salary for every year of continuous service to the Company, with a minimum of 8 weeks and a maximum of 52 weeks of base salary, plus the continuation of medical, vision and dental benefits for the balance of the month in which discharge occurred, plus three months.

        At the time of his departure from the Company in August 2003, Mr. Jaeger was covered by our Executive Severance Policy. Mr. Jaeger’s termination agreement provided for a lump sum severance payable over a period of 10 years and the vesting of awards under the 2000 Performance Unit Plan, in lieu of payments under the Executive Severance Policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Preferred Stock Repurchase Program

        In August 2002, our Board of Directors approved a program pursuant to which we may purchase outstanding shares of our Series A Preferred Stock. In 2003, we purchased a total of 7,000 depositary shares (equivalent to 1,750 shares of Series A Preferred Stock) from Wynnefield Partners Small Cap Value, L.P. I and Wynnefield Small Cap Offshore Fund, Ltd. for a total amount of $212,800. The Wynnefield funds previously owned more than 5% of our Series A Preferred Stock.

Compensation and Options Issuance

        Mark Seglem, the brother of Christopher K. Seglem, the Company’s Chairman of the Board, President, and Chief Executive Officer, is the Vice President of Northwestern Resources Co., an indirect subsidiary of Westmoreland Coal Company. In 2003, Mr. Mark Seglem was paid $91,150 in total compensation and granted options to purchase 7,500 shares of our common stock at an exercise price of $17.82 per share. The options are exercisable over a three-year period.

Termination Agreement of Robert J. Jaeger

        Mr. Jaeger, who was one of the two named persons covered under the Executive Severance Policy adopted in 1993, ceased to be an executive officer of the Company in August 2003. His termination agreement entitles him to receive three years credit in the 2000 award under the 2000 Performance Unit Plan, two years credit in the 2001 award and one year of credit in the 2002 award. The value, if any, of these awards and the time, manner and method of payment will be determined by our Compensation and Benefits Committee, in its sole discretion, but the terms and conditions of Mr. Jaeger's awards shall be the same as for the other participants receiving awards for those periods. The termination agreement also provides for the payment of $720,000 over the next ten years in lieu of the benefits Mr. Jaeger would be entitled to as a covered participant under our Executive Severance Policy.

BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth information as of March 31, 2004, concerning beneficial ownership of our common stock and our depositary shares, each of which represents one-quarter of a share of our Series A Preferred Stock, by (a) each director, (b) each executive officer named in our summary compensation table above, (c) all directors and executive officers as a group, and (d) each person, or group of affiliated persons, who is known by us to own beneficially more than five percent of our common stock.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2004. The shares issuable pursuant to these options are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name. Except as otherwise set forth below, the address of the beneficial owner is c/o Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado 80903.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Benefically Owned(1)	Percentage of Common Stock Benefically Owned	Number of Depositary Shares Benefically Owned	Percentage of Depositary Shares Benefically Owned
5% Stockholders
Alan A. Blase 2230 SW 70th Ave., #5 Davie, FL 33317	-	-	61,114(2)	7.5%
Jeffrey L. Gendell 55 Railroad Ave. 3rd Floor Greenwich, CT 06830	1,480,400(3)	18.5%	4,300(4)	*
The Killen Group, Inc. 1189 Lancaster Ave. Berwyn, PA 19312	416,245(5)	5.2%	750(6)	*
Redwood Asset Management, L.P. 1038 Lake Avenue Greenwich, CT 06831	425,300	5.3%	-	-
Stephen D. Rosenbaum 817 N. Calvert Street Baltimore, MD 21202	-	-	80,000(7)	9.8%
Directors and Executive Officers
Michael Armstrong	37,332 (8)	*	11,334(9)	1.4%
Ronald H. Beck	4,650(10)	*	-	-
Thomas J. Coffey	34,146(11)	*	-	-
Thomas G. Durham	36,667(12)	*	-	-
Pemberton Hutchinson	91,496(13)	1.1%	-	-

Robert E. Killen	416,245(14)	5.2%	750(15)	*
W. Michael Lepchitz	77,756(16)	*	26(17)	*
Todd A. Myers	24,568(18)	*	-	-
Thomas W. Ostrander	93,661(19)	1.2%	-	-
Christopher K. Seglem	358,237(20)	4.3%	1,184(21)	*
James W. Sight	358,896(22)	4.5%	-	-
William M. Stern	31,396(23)	*	8,100(24)	1.0%
Donald A. Tortorice	11,896(25)	*	-	-
Directors and Executive Officers of the Company as a Group (22 persons)	1,619,560(26)	18.3%	21,394(27)	2.6%

* Indicates less than 1%.

(1)	For ease of analysis, the common stock information in the table and the related footnotes does not include the number of shares of common stock into which the depositary shares may be converted. A holder of depositary shares may convert the holder's depositary shares into shares of common stock at any time at a conversion ratio of 1.708 shares of common stock for each depositary share. Consequently, a holder of depositary shares is deemed to beneficially own all of the shares of common stock into which the holder's depositary shares may be converted. The Westmoreland Coal Company and Affiliated Companies Employees' Savings/Retirement Plan (the "401(k) Plan") provides investment alternatives that include a Common Stock Fund and a Depositary Share Fund. All amounts included herein held through the 401(k) Plan are as of December 31, 2003.

(2)	According to a Schedule 13G filed on February 16, 2003, a Schedule 13G filed on February 17, 2003, a Schedule 13G filed on February 16, 2003, a Schedule 13G filed on February 17, 2003 and a Schedule 13G filed on March 27, 2003, Mr. Alan Blase beneficially owns 61,114 depositary shares. Of the 61,114 depositary shares, Mr. Blase has sole voting power and sole dispositive power over 2,895 depositary shares and shared dispositive power over 58,219 depositary shares; Mr. Frank Vicino, Sr. owns 23,085 depositary shares and has sole voting power over 23,085 depositary shares and shared dispositive power over 23,085 depositary shares; Deborah Vicino Klamarus owns 3,890 depositary shares and has sole voting power over 3,890 depositary shares and shared dispositive power over 3,890 depositary shares; Rosemary Vicino owns 1,539 depositary shares and has sole voting power over 1,539 depositary shares and shared dispositive power over 1,539 depositary shares; Frank Vicino, Jr. owns 29,285 depositary shares and has sole voting power over 17,790 depositary shares, shared voting power over 11,495 depositary shares and shared dispositive power over 29,285 depositary shares and Deborah Dee Vicino owns 11,915 depositary shares and has sole voting power over 420 depositary shares, shared voting power over 11,495 depositary shares and shared dispositive power over 11,915 depositary shares. These depositary shares are convertible into 104,382 shares of common stock, which shares of common stock would represent 1.3% of the total shares of common stock outstanding. See Note (1).

(3)	According to a Form 3 and Form 4 filed March 3, 2004 with the SEC, Mr. Gendell has sole voting power and sole dispositive power over 549,000 shares of common stock and shared voting and shared dispositive power over 931,400 shares of common stock held by limited partnerships and limited liability companies of which Mr. Gendell is either a managing member or general partner. See Note (1).

(4)	According to information supplied to us on March 5, 2004, Mr. Gendell has shared voting and dispositive power over 4,300 depositary shares held by a limited partnership through a limited liability company of which Mr. Gendell is either a managing member or general partner. These depositary shares are convertible into 7,343 shares of common stock, which shares of common stock together with the 1,480,400 shares of common stock reported in the table would represent 18.5% of the total shares of common stock outstanding. See Notes (1) and (3).

(5)	Includes 61,942 shares of common stock owned by Robert E. Killen as a personal investment, 59,184 shares of common stock held jointly by Mr. Killen and his spouse, 61,500 shares of common stock held by a limited partnership of which Mr. Killen and his spouse are general partners and 211,723 shares of common stock owned by The Killen Group, Inc., of which Mr. Killen is the Chairman and Chief Executive Officer. Of the 211,723 shares of common stock, The Killen Group has voting power over 186,650 shares and dispositive power over all shares. Also includes 20,000 shares of common stock that Mr. Killen may purchase upon exercise of options under the 1996 Directors' Stock Incentive Plan ("1996 Plan") and the 2000 Non-Employee Directors' Stock Incentive Plan, as amended ("2000 Directors' Plan"). See Notes (1) and (6).

(6)	Includes 750 depositary shares jointly held by Mr. Killen and his spouse. These depositary shares are convertible into 1,281 shares of common stock, which shares of common stock, together with the 416,245 shares of common stock reported in the table, would represent 5.2% of the total shares of common stock outstanding. See Notes (1) and (5).

(7)	The depositary shares are convertible into 136,640 shares of common stock, which would represent 1.7% of the total shares of common stock outstanding. See Note (1).

(8)	Includes 12,500 shares of common stock that may be purchased upon exercise of options under the 2000 Directors' Plan.

(9)	Includes 4,000 depositary shares held by two trusts of which Mr. Armstrong is trustee, 3,500 shares held by a trust for which Mr. Armstrong exercises voting and dispositive power on behalf of the trustee, and 3,834 shares held by Mr. Armstrong as a personal investment. These depositary shares are convertible into 19,358 shares of common stock, which shares of common stock together with the 37,332 shares of common stock reported in the table would represent less than 1% of the total shares of common stock outstanding. See Notes (1) and (8).

(10)	Includes 950 shares of common stock held by Prudential Retirement, as trustee of the 401(k) Plan. Also includes 3,200 shares of common stock that may be purchased upon exercise of options under the 1995 Long-Term Incentive Stock Plan (the "1995 Plan"), the 2000 Long-Term Incentive Stock Plan (the "2000 Plan") and the 2002 Long-Term Incentive Stock Plan (the "2002 Plan").

(11)	Includes 17,500 shares of common stock that may be purchased upon exercise of options under the 2000 Directors' Plan.

(12)	Includes 1,647 shares of common stock held by Prudential Retirement, as trustee of the 401(k) Plan, and 15,650 shares of common stock that may be purchased upon exercise of options under the 1995 Plan, the 2000 Plan and the 2002 Plan.

(13)	Includes 52,500 shares of common stock that may be purchased upon exercise of options under the 1996 Plan and the 2000 Directors' Plan.

(14)	Includes all of the shares of common stock described in Note (5).

(15)	Includes all of the depositary shares described in Note (6).

(16)	Includes 1,443 shares of common stock held by Prudential Retirement, as trustee of the 401(k) Plan. Also includes 52,700 shares of common stock that may be purchased upon exercise of options under the 1995 Plan, the 2000 Plan and the 2002 Plan.

(17)	Held by Prudential Retirement, as trustee of the 401(k) Plan. These depositary shares are convertible into 44 shares of common stock, which shares of common stock, together with the 77,756 shares of common stock reported in the table, would represent less than 1% of the total shares of common stock outstanding. See Notes (1) and (16).

(18)	Includes 1,214 shares of common stock held by Prudential Retirement, as trustee of the 401(k) Plan. Also includes 13,300 shares of common stock that may be purchased upon exercise of options under the 1995 Plan, the 2000 Plan and the 2002 Plan.

(19)	Includes 80,000 shares of common stock that may be purchased upon exercise of options under the 1991 Plan, the 1996 Plan and the 2000 Directors' Plan.

(20)	Includes 3,833 shares of common stock held by Prudential Retirement, as trustee of the 401(k) Plan, and 268,850 shares of common stock that may be purchased upon exercise of options under the 1995 Plan, the 1996 Plan, the 2000 Plan, and the 2002 Plan.

(21)	Includes 84 depositary shares held by Prudential Retirement, as trustee of the 401(k) Plan. These depositary shares are convertible into 2,022 shares of common stock, which shares of common stock, together with the 358,237 shares of common stock reported in the table, would represent 4.5% of the total shares of common stock outstanding. See Notes (1) and (20).

(22)	Includes 15,000 shares of common stock that may be purchased upon exercise of options under the 2000 Directors' Plan.

(23)	Includes 12,500 shares of common stock that may be purchased upon exercise of options under the 2000 Directors' Plan.

(24)	Includes 4,100 depositary shares held by two trusts of which Mr. Stern is a trustee and beneficiary, 3,000 shares held by a trust for which Mr. Stern is sole trustee, and 1,000 shares held in trust for which Mr. Stern is sole trustee and beneficiary. These depositary shares are convertible into 13,834 shares of common stock, which shares of common stock, together with the 31,396 shares of common stock reported in the table, would represent less than 1% of the total shares of common stock outstanding. See Notes (1) and (23).

(25)	Includes 5,000 shares of common stock that may be purchased upon exercise of options under the 2000 Directors' Plan and 5,000 shares held by Mr. Tortorice's spouse.

(26)	See Notes (8), (10)-(14), (16), (18)-(20), (22)-(23) and (25). Also includes 42,614 shares of common stock owned by Douglas P. Kathol, Diane S. Jones, Thomas M. Cirillo and Thomas S. Barta, including 13,043 shares of common stock held by Prudential Retirement, as trustee of the 401(k) Plan, for the benefit of Mr. Kathol, Ms. Jones, Mr. Cirillo and Mr. Barta and 16,750 shares of common stock that may be purchased upon exercise of options under the 1995 Plan, the 2000 Plan and the 2002 Plan by Mr. Kathol, Ms. Jones, Mr. Cirillo and Mr. Barta.

(27)	See Notes (9), (15), (17), (21) and (24).

        We are distributing rights to all of our stockholders, including those who own 5% or more of our common stock, our officers and our directors. Each such person will have the option to exercise his, her or its subscription privilege and over-subscription privilege. The actual ownership of each such person following this offering may vary depending on (1) whether he, she, or it exercises the subscription privilege and over-subscription privilege and (2) the number of shares for which all other stockholders subscribe and over-subscribe.

THE RIGHTS OFFERING

Background of the Rights Offering

        Our Board of Directors has determined to seek additional equity capital for general corporate purposes and to support our growth and development strategy. We do not currently have any agreement to acquire any business or assets (other than the capital expenditures we anticipate making in the ordinary course of our business) or any letter of intent with respect to any such acquisition.

        In deciding how to raise that equity capital, the Board determined that it would like to give all of our common stockholders the first opportunity to purchase additional shares of our common stock. This rights offering permits all of our common stockholders to purchase additional shares of our common stock and maintain their proportionate interest in Westmoreland.

The Rights

        We will distribute to each holder of record of our common stock on the record date for this rights offering, at no charge, one subscription right for each ______ shares of our common stock owned. The record date for this rights offering is 5:00 p.m., New York City time, on ______________, 2004. We will distribute approximately _____________ subscription rights. The subscription rights will be evidenced by rights certificates. Each subscription right will allow you to purchase one share of our common stock at a subscription price of $_____. If you elect to exercise your basic subscription privilege in full, you may also subscribe, at the subscription price, for additional shares of our common stock under your over-subscription privilege to the extent that other rights holders do not exercise their basic subscription privileges in full. If a sufficient number of shares of our common stock is unavailable to fully satisfy the over-subscription privilege requests, the available shares of common stock will be sold pro rata among holders of subscription rights who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege.

        If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading “— Beneficial Owners.”

No Fractional Rights

        We will not issue fractional subscription rights or cash in lieu of fractional subscription rights. If the number of shares of common stock you held of record on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded down to the nearest whole right.

Expiration of the Rights Offering, Extensions and Amendments

        You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on ________________, 2004, the expiration date for this rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights, but not later than 5:00 p.m., New York City time, on _____________, 2004.

        We will extend the duration of the rights offering as required by applicable law, and we may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. We may extend the expiration date of this rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

        We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering. If we make an amendment that we consider significant, we will mail notice of the amendment to all stockholders of record as of the record date and extend the expiration date by at least ten days. The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

        If you do not exercise your subscription rights before the expiration date of this rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

Subscription Privileges

        Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.

        Basic Subscription Privilege

        With your basic subscription privilege, you may purchase one share of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $________ per share, before the expiration of the rights offering. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver certificates representing shares of common stock purchased with the basic subscription privilege as soon as practicable after this rights offering has expired.

        Over-Subscription Privilege

        In addition to your basic subscription privilege, you may also subscribe for additional shares of our common stock, upon delivery of the required documents and payment of the subscription price of $_______ per share, before the expiration of this rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you must pay in full for (1) the number of shares you purchase with your basic subscription privilege and (2) the number of shares you wish to purchase with your over-subscription privilege.

        The number of shares of common stock that will be available for sale pursuant to the over-subscription privilege will be equal to the number of shares for which holders have not exercised their basic subscription privileges.

•	If the number of shares requested by all holders exercising the over-subscription privilege is less than the total number of shares available, then each person exercising the over-subscription privilege will receive the total number of shares requested.

•	If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available shares of our common stock pro rata, after eliminating all fractional shares, among the over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other holders of subscription rights have purchased by exercising your basic subscription privileges. If there is a pro rata allocation and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privileges.

        You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to exercise fully your basic subscription privilege with respect to the subscription rights you own individually, and you do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege. When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

        If you exercise your over-subscription privilege and are allocated less than all of the shares of our common stock for which you wish to subscribe, your excess payment for shares that are not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering. We will deliver certificates representing shares of common stock purchased with the over-subscription privilege as soon as practicable after this rights offering has expired and after all pro rata allocations and adjustments have been completed.

Conditions to this Rights Offering

        We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our Board of Directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may waive any of these conditions and choose to proceed with this rights offering even if one or more of these events occur. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. See also “— Cancellation Rights.”

Method of Subscription — Exercise Of Rights

        You may exercise your subscription rights by delivering the following to the subscription agent, at or prior to 5:00 p.m., New York City time, on ____________, 2004, the expiration date of this rights offering:

•	your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	your full subscription price payment for each share subscribed for under your subscription privileges, including each share subscribed for under both your basic subscription privilege and your over-subscription privilege.

        If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m. New York City time on ____________, 2004, the expiration date of this rights offering.

        Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., New York City time, on ____________, 2004, the expiration date of this rights offering.

Method of Payment

        Your payment of the subscription price must be made in U.S. dollars for the full number of shares of our common stock for which you are subscribing by either:

•	check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

•	wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at ________________, ABA No. ___________, Account No. ___________.

Receipt of Payment

        Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified check;

•	receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

•	receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

        If you are paying by uncertified personal check, please note that uncertified checks may take at least five business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the expiration date of the rights offering. If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration date.

Delivery of Subscription Materials and Payment

        You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

        By mail, hand delivery or overnight courier to:

                                                          __________________________

                                                          __________________________

        You may call the subscription agent at (___) ___-____.

        Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Subscription Rights Exercised

        If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of our common stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.

Your Funds will be Held by the Subscription Agent until Shares of Common Stock are Issued

        The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other holders of subscription rights until we issue your shares of our common stock to you upon consummation of the rights offering.

Medallion Guarantee may be Required

        Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the U.S., subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Instructions to Nominee Holders

        If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on ____________, 2004, the record date for this rights offering, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we are providing to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

        If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we are asking your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise or sell your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing your Subscription Rights Certificate

        You should read and follow the instructions accompanying the subscription rights certificates carefully.

        You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier’s check, money order or wire transfer of funds.

Determinations Regarding the Exercise of your Subscription Rights

        We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

        Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Regulatory Limitation

        We will not be required to issue to you shares of our common stock pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time this rights offering expires, you have not obtained such clearance or approval.

Guaranteed Delivery Procedures

        If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent on or before the time this rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	deliver to the subscription agent on or prior to the expiration date for this rights offering your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth above in “— Method of Payment”;

•	deliver to the subscription agent on or prior to the expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of Westmoreland Coal Company Rights Certificates” distributed with your subscription rights certificates; and

•	deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three New York Stock Exchange trading days following the date of your Notice of Guaranteed Delivery.

        Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Westmoreland Coal Company Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions that are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

        In your Notice of Guaranteed Delivery, you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificates, the number of shares of our common stock for which you are subscribing under your basic subscription privilege and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

•	your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

        You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under “— Delivery of Subscription Materials and Payment.” Alternatively, you may transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission (telecopy no.: (___) ___-_____). To confirm facsimile deliveries, you may call (____) ____-_____.

        The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call (____) ____-_____ to request any copies of the form of Notice of Guaranteed Delivery. Banks and brokerage firms please call collect at (____) ____-_____ to request any copies of the form of Notice of Guaranteed Delivery.

Questions about Exercising Subscription Rights

        If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus, the Instructions as to the Use of Westmoreland Coal Company Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the subscription agent at the address and telephone number set forth above.

Subscription Agent; No Underwriter

        We have appointed __________________________ to act as subscription agent for this rights offering. We will pay all fees and expenses of the subscription agent related to this rights offering and have also agreed to indemnify the subscription agent from liabilities that they may incur in connection with this rights offering.

        We have not engaged an underwriter in connection with this rights offering.

No Revocation

        Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of this rights offering will expire and will have no value.

Procedures for DTC Participants

        We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Subscription Price

        The subscription price is $____ per share. For more information with respect to how the subscription price was determined, see “Questions and Answers About the Rights Offering” included elsewhere in this prospectus.

Foreign and Other Stockholders

        The subscription agent will mail rights certificates to you if you are a rights holder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent on or prior to the expiration date for the rights offering, and take all other steps which are necessary to exercise your rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

Non-Transferability of the Rights

        The rights are not transferable and may be exercised only by the persons to whom they are issued. You may not sell, give away or otherwise transfer your rights. Any attempt to transfer your rights will render them null and void.

Cancellation Rights

        Our Board of Directors may cancel this rights offering, in whole or in part, in its sole discretion at any time prior to the time this rights offering expires for any reason (including a change in the market price of our common stock). If we cancel this rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

No Board Recommendation

        An investment in shares of our common stock must be made according to each investor’s evaluation of its own best interests and after considering all of the information in this prospectus, including the “Risk Factors” section of this prospectus. Neither we nor our Board of Directors makes any recommendation to subscription rights holders regarding whether they should exercise or sell their rights.

Limitation on Exercise of the Rights

        In no event may any subscriber purchase shares of our common stock in the offering that, when aggregated with all of the shares of our common stock otherwise owned by the subscriber and his, her or its affiliates, would represent, immediately following the closing of the rights offering, 20% or more of our issued and outstanding common stock.

Shares of Common Stock Outstanding after the Rights Offering

        As of ___________, 2004, there were ______________ shares of our common stock outstanding. If all of the rights being issued are exercised, we will issue a total of ______________ additional shares of common stock. Accordingly, assuming all of the offered shares of common stock are issued, there will be _______________ shares of common stock outstanding after the rights offering. This number is subject to any increases that may occur after the date of this prospectus as a result of the exercise, conversion or exchange of outstanding stock options or convertible securities.

Effects of Rights Offering on Series A Preferred Stock

        The Certificate of Designation for the Series A Preferred Stock provides that, if we distribute rights like the subscription rights and those rights permit our common stockholders to purchase shares of our common stock at less than the “current market price,” as defined in the Certificate of Designation, then the conversion ratio for the Series A Preferred Stock shall be adjusted. Under the Certificate of Designation, the “current market price” of our common stock on any date is the average of the daily closing prices for thirty consecutive trading days commencing forty-five trading days before the day in question. On the date of this prospectus, the “current market price” of our common stock, as defined in the Certificate of Designation, is $___, and the subscription price for the shares of common stock offered hereby is $_____. Under the Certificate of Designation, if the subscription price for the rights is greater than or equal to the current market price, there is no adjustment to the conversion ratio for the Series A Preferred Stock, and if the subscription price for the rights is less than the current market price, the conversion ratio is adjusted according to the formula specified in the Certificate. Immediately following this offering, each share of Series A Preferred Stock will be convertible into ___ shares of common stock, which is equivalent to a conversion ratio of ___ shares of common stock for each depositary share.

Other Matters

        We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in this rights offering.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws. Copies of these documents have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.

        Our authorized capital stock consists of 25,000,000 shares of common stock, par value $2.50 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of ____________, 2004, we had _________ shares of common stock outstanding and ___________ shares of preferred stock outstanding. As of that date, we also had outstanding options to purchase __________ shares of our common stock. Our common stock is listed on the American Stock Exchange under the symbol “WLB.” The depositary shares representing our Series A Preferred Stock are also listed on the American Stock Exchange.

Common Stock

        Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election by the holders of our common shares. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock. As described above under “Price Range of the Common Stock, Dividends and Related Stockholder Matters,” we are currently prohibited from paying dividends on our common stock.

        In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by, the rights of the holders of the Series A Preferred Stock and the shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Series A Preferred Stock

        Ranking. The Series A Preferred Stock ranks prior to our common stock. Without the requisite vote of the holders of the Series A Preferred Stock, no class or series of capital stock can be created that ranks equally with or senior to the Series A Preferred Stock as to dividend rights or liquidation preference.

        Dividend rights. The holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors out of funds of the Company legally available therefor, cumulative cash dividends at the rate of 8½% per annum per share (equivalent to $2.125 per annum per depositary share), payable quarterly on April 1, July 1, October 1 and January 1 in each year. In general, and subject to the Certificate of Designation, dividends not so paid accumulate. At April 1, 2004, the accumulated dividends on our Series A Preferred Stock aggregated $15.6 million ($18.99 per depositary share). Unless full cumulative dividends on the Series A Preferred Stock have been paid or declared in full and sums set aside for the payment thereof, no dividends (other than dividends in common stock or other shares of our capital stock ranking junior to the Series A Preferred Stock as to dividends) may be paid or declared and set aside for the payment or other distribution made upon our common stock, nor may we redeem, purchase, or otherwise acquire for value any shares of our common stock.

        Conversion rights. Holders of the Series A Preferred Stock have the right, exercisable at any time and from time to time, except in the case of Series A Preferred Stock called for redemption or to be exchanged for exchange debentures, to convert all or any such preferred stock into shares of our common stock at the conversion ratio of 1.708 shares of common stock for each depositary share, subject to adjustment as described below. No fractional shares of common stock will be issued upon conversion and, if the conversion results in a fractional interest, we will pay an amount in cash equal to the value of such fractional interest based on the market price of our common stock on the last trading day prior to the date of conversion. The conversion price is subject to adjustment upon the occurrence of certain events, including (i) the issuance of shares of our common stock as a dividend or distribution on our common stock; (ii) the subdivision or combination of our outstanding common stock; and (iii) the issuance to substantially all holders of our common stock of rights or warrants to subscribe for or purchase common stock at a price per share less than the then current market price per share, as defined in the Certificate of Designation.

        Liquidation preference. In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or otherwise, after payment or provision for payment of our debts and other liabilities, the holders of the Series A Preferred Stock will be entitled to receive, out of our remaining net assets, $100.00 in cash for each share of the Series A Preferred Stock (equivalent to $25.00 per depositary share), plus an amount in cash equal to all dividends accumulated on each such share up to the date fixed for distribution, before any distribution is made to the holders of our common stock or any other shares of our capital stock ranking (as to any such distribution) junior to the Series A Preferred Stock.

        Optional redemption. We may redeem the Series A Preferred Stock, in whole or in part, at any time, at the redemption price of $25.00 per depositary share plus accumulated dividends.

        Exchange. On any dividend payment date, we may exchange the Series A Preferred Stock, in whole, for our exchange debentures, at an exchange rate of $25.00 principal amount of exchange debentures for each depositary share. We may only make such exchange if there are no accumulated dividends on the depositary shares at that time.

        Voting rights. In general, and subject to the Certificate of Designation, the holders of the Series A Preferred Stock may vote on any matter submitted to our stockholders, and on such matters, each share of Series A Preferred Stock is entitled to four votes (equivalent to one vote for each depositary share). However, if we have failed to declare and pay, or set apart for payment, in full the preferential dividends accumulated on the outstanding Series A Preferred Stock for any six quarterly dividend payment periods, whether or not consecutive, then the holders of the Series A Preferred Stock have the rights with respect to the election of directors described below. In addition, the holders of Series A Preferred Stock have the following voting rights:

•	as provided under "Limitations" below,

•	if we have failed to declare and pay, or set apart for payment, in full the preferential dividends accumulated on the outstanding Series A Preferred Stock for any six quarterly dividend payment periods, whether or not consecutive, and

•	as required by law.

There are currently six or more accumulated dividends on the Series A Preferred Stock, and the holders thereof, voting separately as a class, are entitled to elect two members of the Board of Directors until all accumulated dividends have been declared and paid or set apart for payment. Until such time, the holders of Series A Preferred Stock have no other rights with respect to the election of directors.

        Limitations. In addition to any other rights provided by applicable law, so long as any shares of the Series A Preferred Stock are outstanding, we will not, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting as a class:

•	authorize or issue any class or series of, or rights to subscribe to or any security convertible into, capital stock ranking equally with or senior to the Series A Preferred Stock as to payment of dividends, in distribution of assets upon liquidation or voting rights; or

•	change the preferences, rights or powers with respect to the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely.

Except as may otherwise be required by applicable law, a class vote or consent is not required (i) in connection with any increase in the total number of authorized shares of our common stock, or (ii) in connection with the authorization or increase of any class or series of shares ranking, as to dividends and distribution of assets upon liquidation, junior to the Series A Preferred Stock. No such vote or written consent of the holders of the Series A Preferred Stock is required if, at or prior to the time when the issuance of any such stock ranking prior to the Series A Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all of the Series A Preferred Stock at the time outstanding.

        Preemptive rights. No holder of the Series A Preferred Stock has preemptive rights to subscribe for or acquire any of our unissued shares or securities convertible into or carrying a right to subscribe to or acquire our shares.

        Series B Junior Participating Preferred Stock

        We have designated 200,000 shares of our preferred stock as Series B Junior Participating Preferred Stock. These shares are issuable under certain circumstances under our stockholder rights plan, which is described in more detail below. No shares of our Series B Junior Participating Preferred Stock are currently issued or outstanding.

        Other Series of Preferred Stock

        Subject to the limitations described above, under the terms of our certificate of incorporation, our Board of Directors is authorized to issue shares of preferred stock, in addition to the Series A Preferred Stock, in one or more series without stockholder approval. Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

        The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Options

        At June 22, 2004, options to purchase 950,600 shares of our common stock at a weighted average exercise price of $9.61 were outstanding.

Antitakeover Provisions

        We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A business combination includes mergers, consolidations, asset sales and other transactions involving Westmoreland and an interested stockholder. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. The restrictions contained in Section 203 are currently applicable to Jeffrey L. Gendell and his affiliates, because Mr. Gendell and his affiliates collectively own more than 15% of our outstanding voting stock.

        Under our bylaws, any vacancy in a directorship elected by the holders of the Series A Preferred Stock, which we call a Preferred Stock Directorship, shall be filled in the manner specified in the Certificate of Designation. If any vacancy (other than a vacancy in a Preferred Stock Directorship) or any new directorship is created by an increase in the authorized number of directors, that vacancy or newly created directorship may be filled only by a majority vote of the directors (other than the directors elected by the holders of the Series A Preferred Stock) then in office, even if less than a quorum. This provision could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

        Our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chief executive officer or a majority of our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders (or a special meeting in lieu of an annual meeting), including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting (or a special meeting in lieu of an annual meeting) may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting and provided the information required by our bylaws. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

        The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of a majority of the votes which all our stockholders would be entitled to cast in any annual election of directors.

        We currently have in effect a stockholder rights plan, which is governed by the terms and conditions contained in the Amended and Restated Rights Agreement, dated as of February 7, 2003, between Westmoreland and EquiServe Trust Company, N.A., as rights agent. The following summary description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.

        Each share of common stock you purchase pursuant to this offering will have associated with it one preferred stock purchase right. Each preferred stock purchase right entitles the holder to purchase one one-hundredth of a share of our Series B Junior Participating Preferred Stock at an exercise price of $50.00, subject to adjustment by our Board of Directors. Preferred stock purchase rights will only be exercisable under limited circumstances specified in the Amended and Restated Rights Agreement when there has been a distribution of the preferred stock purchase rights and such rights are no longer redeemable by us.

        If any person or group acquires beneficial ownership of 20% or more of the outstanding shares of our common stock, or 20% or more of the shares of our voting stock, or 20% or more of all of our equity securities, the “flip-in” provision of the Amended and Restated Rights Agreement will be triggered and the preferred stock purchase rights will entitle a holder, other than such person, any member of such group or any related person (as to whom such preferred stock purchase rights will be null and void) to acquire a number of additional shares of our common stock having a market value of twice the exercise price of each preferred stock purchase right. If we are involved in a merger or other business combination transaction, each preferred stock purchase right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring or surviving company’s common stock having a market value at that time of twice the preferred stock purchase right’s exercise price.

        The preferred stock purchase rights will expire upon the tenth anniversary of the date of the Amended and Restated Rights Agreement unless such date is extended or the preferred stock purchase rights are earlier redeemed or exchanged by us. Until a preferred stock purchase right is exercised, the holder of a right will have no rights as a stockholder with respect to the shares purchasable upon exercise of the preferred stock purchase right, including without limitation the right to vote or to receive dividends. The provisions of the Amended and Restated Rights Agreement, including the exercise price of the preferred stock purchase rights, may be amended by our Board of Directors.

        The preferred stock purchase rights have certain anti-takeover effects. The preferred stock purchase rights will cause substantial dilution to a person or group that attempts to acquire the Company in certain circumstances. Accordingly, the existence of the preferred stock purchase rights may deter certain acquirors from making takeover proposals or tender offers. However, the preferred stock purchase rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our Board of Directors to negotiate with a potential acquiror on behalf of all of our stockholders.

        One of our stockholders, Jeffrey L. Gendell, and his affiliates collectively own approximately 18.5% of our outstanding common stock. Because of the limitation on the exercise of the subscription rights described above, we do not believe that Mr. Gendell and his affiliates will collectively own 20% or more of our common stock immediately following the sale of common stock in this offering. See “The Rights Offering – Limitation on Exercise of the Rights.”

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences of the rights offering to holders of common stock. This discussion addresses only the United States federal income tax consequences to holders of common stock that hold their shares as capital assets and does not address all of the United States federal income tax consequences that may be relevant to particular holders of shares of common stock in light of their individual circumstances. This discussion does not address the tax consequences to holders of common stock who are subject to special rules, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, broker-dealers, dealers in securities or foreign currencies, foreign holders, persons who hold their shares as or in a hedge against currency risk, persons who hold their shares as a result of a constructive sale or as part of a conversion transaction or holders who acquired their shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the tax consequences to holders of common stock under any state, local or foreign tax laws or the alternative minimum tax provisions of the Internal Revenue Code.

        This discussion is not binding on the Internal Revenue Service or a court. It is based on the Internal Revenue Code of 1986, as amended, laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to varying interpretations, which could result in United States federal income tax consequences different from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the United States federal income tax consequences of the rights offering to holders of common stock.

        HOLDERS OF COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RIGHTS OFFERING TO THEM AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

Receipt of Subscription Rights

        A holder of common stock will not recognize taxable income for United States federal income tax purposes upon the receipt of subscription rights in the rights offering.

        Except as provided in the following sentence, the tax basis in the subscription rights received by a holder of common stock in the rights offering will be zero. If either (i) the fair market value of the subscription rights on the date the subscription rights are distributed is equal to at least 15% of the fair market value of our common stock on such date or (ii) the holder elects, by attaching a statement to its federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of the holder’s common stock to the subscription rights, then upon exercise or transfer of the subscription rights, the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscriptions rights are distributed. The holding period for the subscriptions rights received by a holder of common stock in the rights offering will include the holder’s holding period for the common stock with respect to which the subscriptions rights were received.

Exercise of Subscription Rights

        A holder of common stock will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering. The tax basis of the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the subscription rights as described above. The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscriptions rights are exercised.

Expiration of Subscription Rights

        A holder that allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and no portion of the tax basis of the common stock owned by such holder with respect to which such subscription rights were received will be allocated to the unexercised subscription rights.

PLAN OF DISTRIBUTION

        We intend to distribute rights certificates and copies of this prospectus to those persons who were holders of our common stock on ______________, 2004, the record date for this offering, promptly following the effective date of the registration statement of which this prospectus forms a part.

        Certain of our employees, officers or directors may solicit responses from you to the rights offering, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.

        We have not engaged any financial advisor for solicitation of the exercise of rights or to provide advice to our Board of Directors regarding terms, structure or timing of the rights offering. We have not agreed to enter into any standby or other arrangements to purchase any rights or any shares of common stock except as otherwise disclosed in this prospectus. In addition, we have not entered into any agreements regarding stabilization activities with respect to our securities.

        We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $_____________. We estimate that our total expenses in connection with the rights offering will be approximately $_____________.

LEGAL MATTERS

        Certain legal matters with respect to the validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by W. Michael Lepchitz, Esq., Vice President, General Counsel and Secretary of Westmoreland. As of April 30, 2004, Mr. Lepchitz held 25,083 shares of our common stock and options to acquire 52,637 shares of our common stock. Mr. Lepchitz also has an interest in 1,470 shares of our common stock held by our 401(k) plan.

EXPERTS

        Our consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003 have been included herein and in the Registration Statement on Form S-1 in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

        The information appearing in this prospectus concerning estimates of the Absaloka Mine’s coal reserves made by IntraSearch Inc., independent consulting geologists, has been included herein upon the authority of that firm as experts.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at http://www.sec.gov.

        We have filed a registration statement on Form S-1 with the SEC with respect to this rights offering. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibit to that registration statement for further information with respect to us and the securities offered in this prospectus. Copies of the registration statement and the exhibit to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in our entirety by reference to the copy of the applicable document filed with the SEC.

ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Independent Auditor’s Report

The Board of Directors and Shareholders
Westmoreland Coal Company:

We have audited the accompanying consolidated balance sheets of Westmoreland Coal Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westmoreland Coal Company and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in the Summary of Significant Accounting Policies to the Consolidated Financial Statements, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003.

KPMG LLP

Denver, Colorado
February 20, 2004, except as to Notes 5 and 9,
which are as of March 8, 2004

Westmoreland Coal Company and Subsidiaries
Consolidated Balance Sheets

	March 31, 2004 (unaudited)	December 31, 2003	December 31, 2002

	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$24,272	$9,267	$9,845
Receivables:
Trade	27,324	24,414	20,962
Other	3,511	4,465	7,249

	30,835	28,879	28,211
Inventories	14,125	14,289	14,018
Deferred overburden removal costs	10,625	9,559	5,741
Restricted cash	9,274	8,751	8,497
Deferred income taxes	13,274	12,921	15,831
Other current assets	4,887	4,468	6,765

Total current assets	107,292	88,134	88,908

Property, plant and equipment:
Land and mineral rights	20,805	20,740	53,314
Capitalized asset retirement costs	104,036	104,036	-
Plant and equipment	95,734	93,880	197,759

	220,575	218,656	251,073
Less accumulated depreciation and depletion	70,901	67,307	61,541

Net property, plant and equipment	149,674	151,349	189,532

Deferred income taxes	63,679	62,866	49,253
Investment in independent power projects	40,820	38,487	33,407
Excess of trust assets over pneumoconiosis benefit
obligation	6,267	6,234	7,665
Restricted cash and bond collateral	17,598	16,218	8,790
Advance coal royalties	3,820	4,013	4,639
Deferred overburden removal costs	3,274	3,095	4,607
Reclamation deposits	53,495	52,786	49,484
Contractual third party reclamation obligations	23,500	23,065	23,235
Other assets	12,769	11,590	12,437

Total Assets	$482,188	$457,837	$471,957

See accompanying Summary of Significant Accounting Policies and Notes to Consolidated Financial Statements.

(Continued)

Westmoreland Coal Company and Subsidiaries
Consolidated Balance Sheets (Continued)

	March 31, 2004 (unaudited)	December 31, 2003	December 31, 2002

	(in thousands)
Liabilities and Shareholders' Equity
Current liabilities:
Current installments of long-term debt	$11,595	$11,595	$8,852
Accounts payable and accrued expenses:
Trade	26,161	26,559	27,070
Income taxes	146	-	594
Production taxes	17,855	16,127	14,273
Workers' compensation	2,052	2,016	2,335
Postretirement medical costs	19,080	20,275	12,787
1974 UMWA Pension Plan obligations	-	250	1,473
Reclamation costs	5,544	5,757	11,381

Total current liabilities	82,433	82,579	78,765

Long-term debt, less current installments	99,043	81,874	91,305
Workers' compensation, less current portion	6,933	7,462	8,405
Postretirement medical costs, less current
portion	111,699	110,493	104,336
Pension and SERP costs	10,167	9,008	4,341
1974 UMWA Pension Plan obligations, less current
portion	-	-	6,562
Asset retirement obligations, less current portion	119,632	117,586	148,410
Other liabilities	11,298	11,269	6,732
Minority interest	4,578	4,296	4,533

Commitments and contingent liabilities

Shareholders' equity
Preferred stock of $1.00 par value
Authorized 5,000,000 shares;
Issued and outstanding 205,083 shares at
December 31, 2003 and 206,833 shares at December 31, 2002	205	205	207
Common stock of $2.50 par value
Authorized 20,000,000 shares;
Issued and outstanding 8,023,384 at
March 31, 2004, 7,957,166 shares at December 31, 2003 and 7,711,379 shares
at December 31, 2002	20,059	19,893	19,278
Other paid-in capital	73,420	72,825	70,908
Accumulated other comprehensive loss	(4,946)	(4,948)	(5,101)
Accumulated deficit	(52,333)	(54,705)	(66,724)

Total shareholders' equity	36,405	33,270	18,568

Total Liabilities and Shareholders' Equity	$482,188	$457,837	$471,957

See accompanying Summary of Significant Accounting Policies and Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations

Three Months ended March 31,			Year ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)

	(in thousands except per share data)
Revenues:
Coal	$77,132	$74,513	$294,986	$301,235	$231,048
Independent power projects - equity in earnings	5,405	3,771	15,824	14,506	15,871

	82,537	78,284	310,810	315,741	246,919

Cost and expenses:
Cost of sales - coal	60,203	58,190	228,433	226,707	177,304
Depreciation, depletion and amortization	3,820	2,956	12,599	11,539	9,165
Selling and administrative	7,723	7,112	33,386	31,732	22,625
Heritage health benefit costs	7,206	7,517	29,922	26,921	23,773
Loss on sales of assets	(19)	-	(645)	9	440

	78,933	75,775	303,695	296,908	233,307

Operating income from continuing operations	3,604	2,509	7,115	18,833	13,612

Other income (expense):
Interest expense	(2,486)	(2,539)	(10,114)	(10,821)	(8,418)
Interest income	944	539	1,952	2,117	2,657
Minority interest	(282)	(111)	(773)	(800)	(780)
Other income (expense)	(119)	207	1,169	2,011	572

	(1,943)	(1,904)	(7,766)	(7,493)	(5,969)

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	1,661	605	(651)	11,340	7,643

Income tax benefit (expense) from continuing operations	875	910	10,971	2,368	(1,228)

Net income from continuing operations before cumulative effect of change in accounting principle	2,536	1,515	10,320	13,708	6,415

Discontinued operations:
Loss from operations of discontinued terminal segment (including impairment charge in 2002 of $3,712)	-	(306)	(988)	(5,971)	(1,980)
Gain on sale of discontinued terminal segment	-	-	4,509	-	-
Income tax benefit (expense)	-	122	(1,408)	2,388	792

Income (loss) from discontinued operations	-	(184)	2,113	(3,583)	(1,188)

Net income before cumulative effect of change in accounting principle	2,536	1,331	12,433	10,125	5,227
Cumulative effect of change in accounting principle, net of income tax expense of $108	-	161	161	-	-

Net income	2,536	1,492	12,594	10,125	5,227

(Continued)

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Continued)

Three Months ended March 31,			Year ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)

	(in thousands except per share data)

Less preferred stock dividend requirements	436	440	1,752	1,772	1,776

Net income applicable to common shareholders	$2,100	$1,052	$10,842	$8,353	$3,451

Net income per share applicable to common shareholders:
Basic	$.26	$.12	$1.37	$1.10	$0.48
Diluted	$.25	$.11	$1.28	$1.03	$0.43
Net income per share applicable to common shareholders from cumulative effect of change in accounting principle:
Basic and diluted	$-	$.02	$.02	$-	$-

Net income per share applicable to common shareholders:
Basic	$.26	$.14	$1.39	$1.10	$0.48
Diluted	$.25	$.13	$1.30	$1.03	$0.43

Pro forma amounts assuming the change in accounting principle is applied retroactively:
Net income applicable to common shareholders		$891	$10,681	$8,200	$3,367
Net income per share applicable to common shareholders:
Basic		$.12	$1.37	$1.08	$0.47
Diluted		$.11	$1.28	$1.01	$0.42

Weighted average number of common shares outstanding - basic	8,009	7,728	7,799	7,608	7,239
Weighted average number of common shares outstanding - diluted	8,503	8,223	8,338	8,147	8,000

See accompanying Summary of Significant Accounting Policies and Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Shareholders’ Equity
and Comprehensive Income
Years Ended December 31, 2001, 2002, 2003 and
Three Months Ended March 31, 2004

	Class A Convertible Exchangeable Preferred Stock	Common Stock	Other Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Equity

	(in thousands)

Balance at December 31, 2000 (208,708 preferred shares and 7,069,663 common shares outstanding)	$ 209	$ 17,674	$ 67,318	$ -	$ (81,828)	$ 3,373
Common stock issued as
compensation (74,108 shares)	-	185	865	-	-	1,050
Common stock options exercised
(371,450 shares)	-	928	551	-	-	1,479
Tax benefit of stock option exercises	-	-	989	-	-	989

Net income	-	-	-	-	5,227	5,227
Net unrealized change in interest
rate swap agreement, net of
tax benefit of $1,135	-	-	-	(1,703)	-	(1,703)
Comprehensive income						3,524

Balance at December 31, 2001 (208,708 preferred shares and 7,515,221 common shares outstanding)	209	18,787	69,723	(1,703)	(76,601)	10,415
Common stock issued as
compensation (118,258 shares)	-	296	1,128	-	-	1,424
Common stock options exercised
(77,900 shares)	-	195	139	-	-	334
Repurchase and retirement of
preferred shares (1,875 shares)	(2)	-	(242)	-	-	(244)
Dividends declared	-	-	-	-	(248)	(248)
Tax benefit of stock option exercises	-	-	160	-	-	160

Net income	-	-	-	-	10,125	10,125
Minimum pension liability, net of
tax benefit of $2,207	-	-	-	(3,310)	-	(3,310)
Net unrealized change in interest
rate swap agreement, net of
tax benefit of $59	-	-	-	(88)	-	(88)
Comprehensive income						6,727

Balance at December 31, 2002 (206,833 preferred shares and 7,711,379 common shares outstanding)	207	19,278	70,908	(5,101)	(66,724)	18,568

						(Continued)

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Shareholders’ Equity
and Comprehensive Income
Years Ended December 31, 2001, 2002, 2003 and
Three Months Ended March 31, 2004 (Continued)

	Class A Convertible Exchangeable Preferred Stock	Common Stock	Other Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Equity

	(in thousands)

Common stock issued as
compensation (131,087 shares)	-	327	1,524	-	-	1,851
Common stock options exercised
(114,700 shares)	-	288	120	-	-	408
Repurchase and retirement of
preferred shares (1,750 shares)	(2)	-	(211)	-	-	(213)
Dividends declared	-	-	-	-	(575)	(575)
Tax benefit of stock option exercises	-	-	484	-	-	484
Net income	-	-	-	-	12,594	12,594
Minimum pension liability, net of
taxes of $488	-	-	-	(732)	-	(732)
Net unrealized change in interest
rate swap agreement, net of
taxes of $590	-	-	-	885	-	885
Comprehensive income						12,747

Balance at December 31, 2003
(205,083 preferred shares and
7,957,166 common shares
outstanding)	$ 205	$ 19,893	$ 72,825	$ (4,948)	$ (54,705)	$ 33,270
Common stock issued as
compensation (19,518 shares) (unaudited)	-	49	288	-	-	337
Common stock options exercised
(46,700 shares) (unaudited)	-	117	176	-	-	293
Dividends declared (unaudited)	-	-	-	-	(164)	(164)
Tax benefit of stock option exercises (unaudited)	-	-	131	-	-	131
Net income (unaudited)	-	-	-	-	2,536	2,536
Net unrealized change in interest
rate swap agreement, net of
tax expense of $1 (unaudited)	-	-	-	2	-	2
Comprehensive income (unaudited)						2,538

Balance at March 31, 2004
(205,083 preferred shares and
8,023,384 common shares
outstanding)(unaudited)	$ 205	$ 20,059	$ 73,420	$ (4,946)	$ (52,333)	$ 36,405

See accompanying Summary of Significant Accounting Policies and Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Cash Flows

Three Months Ended March 31,			Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)

	(in thousands)
Cash flows from operating activities:
Net income	$2,536	$1,492	$12,594	$10,125	$5,227
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of independent power projects	(5,405)	(3,771)	(15,824)	(14,506)	(15,871)
Cash distributions from independent power projects	3,074	5,582	11,629	9,718	18,426
Deferred income tax benefit	(1,035)	(1,304)	(9,731)	(5,656)	(472)
Depreciation, depletion and amortization	3,820	2,956	12,599	11,539	9,165
Stock compensation expense	337	329	1,851	1,424	1,050
Impairment charges	-	-	-	3,712	-
Losses (gain) on sales of assets	(19)	-	(5,154)	9	440
Minority interest	282	111	773	800	780
Cumulative effect of change in accounting principle	-	(269)	(269)	-	-
Other	-	-	-	263	352
Changes in assets and liabilities:
Receivables, net	(1,956)	(350)	(668)	15,273	(5,429)
Inventories	164	(676)	(271)	(270)	(456)
Excess of trust assets over pneumoconiosis benefit obligation	(33)	854	1,431	(680)	(178)
Accounts payable and accrued expenses	1,330	1,417	1,343	(369)	13,049
Income taxes payable	146	632	(594)	537	57
Accrual for workers’ compensation	(493)	(556)	(1,262)	(2,301)	(2,295)
Accrual for postretirement medical costs	11	1,815	13,645	6,030	4,728
1974 UMWA Pension Plan	(250)	(349)	(7,785)	(1,374)	(1,279)
Other assets and liabilities	1,430	(217)	10,447	(1,840)	1,141

Net cash provided by operating activities	3,939	7,696	24,754	32,434	28,435

Cash flows from investing activities:
Additions to property, plant and equipment	(2,094)	(2,357)	(13,240)	(7,323)	(5,433)
Cash paid for acquisitions	-	-	-	-	(162,700)
Reimbursement from mine operator	-	-	-	3,600	-
Change in restricted cash and bond collateral	(2,612)	(1,754)	(10,984)	(424)	794
Net proceeds from sales of investments and assets	126	-	6,970	476	16,014

Net cash used in investing activities	(4,580)	(4,111)	(17,254)	(3,671)	(151,325)

Cash flows from financing activities:
Proceeds from long-term debt, net of debt issuance costs	18,723	850	9,373	-	114,604
Repayment of long-term debt	(2,706)	(1,950)	(14,561)	(13,753)	(12,053)
Net borrowings (repayments) of revolving lines of credit, net	(500)	(2,000)	(1,500)	(9,000)	11,000
Repurchase of preferred shares	-	(213)	(213)	(244)	-
Dividends paid to minority shareholders of subsidiary	-	-	(1,010)	(1,240)	(1,100)
Exercise of stock options	293	-	408	334	1,479
Dividends on preferred shares	(164)	(124)	(575)	(248)	-

Net cash provided by (used in) financing activities	15,646	(3,437)	(8,078)	(24,151)	113,930

Net increase (decrease) in cash and cash equivalents	15,005	148	(578)	4,612	(8,960)
Cash and cash equivalents, beginning of period	9,267	9,845	9,845	5,233	14,193

Cash and cash equivalents, end of period	$24,272	$9,993	$9,267	$9,845	$5,233

					(Continued)

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Cash Flows (Continued)

Three Months Ended March 31,			Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)

	(in thousands)
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$2,321	$2,309	$9,814	$10,176	$8,340
Income taxes	$13	$(254)	$737	$886	$1,209

See accompanying Summary of Significant Accounting Policies and Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Summary of Significant Accounting Policies
(Amounts presented relating to March 31, 2004 and the three months ended March 31, 2004 and 2003 are unaudited)

Consolidation Policy

The consolidated financial statements of Westmoreland Coal Company (the “Company”) include the accounts of the Company and its majority-owned subsidiaries, after elimination of intercompany balances and transactions. The Company uses the equity method of accounting for companies where its ownership is between 20% and 50% and for partnerships and joint ventures in which less than a controlling interest is held.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. All such instruments are carried at cost, which approximates market. Cash equivalents consist of Eurodollar time deposits, money market funds and bank repurchase agreements.

Inventories

Inventories, which include materials and supplies as well as raw coal, are stated at the lower of cost or market. Cost is determined using the average cost method.

Property, Plant and Equipment

Property, plant and equipment are carried at cost and include expenditures for new facilities and those expenditures that substantially increase the productive lives of existing plant and equipment. Maintenance and repair costs are expensed as incurred. Mineral rights and development costs are depleted based upon estimated recoverable proven and probable reserves. Plant and equipment are depreciated on a units-of-production or straight-line basis over the assets’ estimated useful lives, ranging from 3 to 40 years. The Company assesses the carrying value of its property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing estimated undiscounted cash flows expected to be generated from such assets with their net book value. If net book value exceeds estimated cash flows, the asset is written down to fair value. When an asset is retired or sold, its cost and related accumulated depreciation and depletion are removed from the accounts. The difference between the net book value of the asset and proceeds on disposition is recorded as a gain or loss. Fully depreciated plant and equipment still in use are not eliminated from the accounts.

Advanced Coal Royalties

Royalty payments made to lessors under terms of mineral lease agreements that are recoupable against future production are deferred. They are charged to expense as the leased coal reserves are mined.

Deferred Overburden Removal Costs

The cost of removing overburden in advance of coal extraction, net of amounts reimbursed by customers, is deferred and charged to expense when the coal is produced.

Until June 30, 2002, the Company was reimbursed for all operating expenses at the Jewett Mine on a current basis under the cost-plus-fees contract with its customer. Beginning July 1, 2002, the contract changed to a market-based, fixed price per ton arrangement. At that date, in compliance with its accounting policy, the Company began deferring the cost of overburden removal in advance of coal extraction until such time that the underlying coal is produced and sold. The amount to be deferred was originally based on the number of tons of exposed coal in the active pits at each period end. In order to better estimate deferred stripping expenses and achieve a proper matching of expenses with the revenues from tons sold, a change in the engineering estimates was made in 2003 to measure overburden removed above all in-pit tons, not just exposed tons. The impact of this change was an increase of $2.4 million in deferred overburden removal costs. Prior to 2003, the measurement of overburden removed above in-pit tons was not available. Therefore, the potential impact, if any, on prior periods is not determinable. The change has been reflected as a change in estimate during 2003.

Workers’ Compensation and Pneumoconiosis Benefit Obligations

The Company is self-insured for workers’ compensation claims incurred prior to 1996 and federal and state pneumoconiosis benefits for current and former employees. Workers’ compensation claims incurred after January 1, 1996 are covered by a third party insurance provider.

The liability for workers’ compensation claims is an actuarially determined estimate of the ultimate losses incurred on such claims based on the Company’s experience, and includes a provision for incurred but not reported losses. Adjustments to the probable ultimate liability are made continually based on subsequent developments and experience and are included in operations as incurred.

Reclamation Deposits and Receivables

Certain of the Company’s customers have either agreed to reimburse the Company for reclamation expenditures as they are incurred or have pre-funded a portion of the expected reclamation costs. These funds will serve as sources for use in final reclamation activities. The total reclamation deposit of $52.8 million at December 31, 2003 consists of $11.7 million of cash and cash equivalents and $41.1 million of Federal agency bonds. The Company has the intent and ability to hold these securities to maturity, and, therefore, accounts for them as held-to-maturity securities. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts calculated on the effective interest method. Interest income is recognized when earned. In addition, the Company has recognized $23.1 million as contractual third party reclamation obligations, representing the present value of obligations of certain customers and a contract miner.

The amortized cost, gross unrealized holding losses and fair value of held-to-maturity securities at December 31, 2003 are as follows (in thousands):

Amortized cost	$41,091
Gross unrealized holding gains	64
Gross unrealized holding losses	(854)

Fair value	$40,301

Maturities of held-to-maturity securities are as follows at December 31, 2003 (in thousands):

	Amortized Cost	Fair Value

Due in five years or less	$17,580	$17,482
Due after five years to ten years	15,847	15,369
Due in more than ten years	7,664	7,450

	$41,091	$40,301

Post Retirement Benefits Other than Pensions

The Company accounts for health care and life insurance benefits provided for current and certain retired employees and their dependents by accruing the cost of such benefits over the service lives of employees. The Company is amortizing its transition obligation, for past service costs relating to these benefits, over twenty years. Unrecognized actuarial gains and losses are amortized over the estimated average remaining service period for active employee plans and over the estimated average remaining life for retiree plans. For UMWA represented union employees who retired prior to 1976, the Company provides similar medical and life insurance benefits by making payments to a multiemployer union trust fund. The Company expenses such payments when they become due.

Coal Revenues

The Company recognizes coal sales revenue at the time title passes to the customer in accordance with the terms of the underlying sales agreements.

Reclamation

On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS No. 143”), a required new method of accounting for mine reclamation costs. Prior to the adoption of SFAS No. 143, reclamation costs were accrued on an undiscounted, units-of-production basis. SFAS No. 143 requires entities to record the fair value of asset retirement obligations using the present value of projected future cash flows, with an equivalent amount recorded as basis in the related long-lived asset. An accretion cost, representing the increase over time in the present value of the liability, is recorded each period and the capitalized cost is depreciated over the useful life of the related asset. As reclamation work is performed or liabilities are otherwise settled, the recorded amount of the liability is reduced.

Changes in the Company’s asset retirement obligations from January 1, 2003 to March 31, 2004 (in thousands) were:

Asset retirement obligation - January 1, 2003	$115,033
Accretion	7,815
Settlements (final reclamation performed)	(3,109)
Gains on settlements	(265)
Changes due to amount and timing of reclamation activities	3,869

Asset retirement obligation - December 31, 2003	$123,343
Accretion (unaudited)	2,088
Settlements (unaudited)	(255)

Asset retirement obligation - March 31, 2004 (unaudited)	$125,176

As a result of the adoption of SFAS No. 143, in the first quarter of 2003 the Company recorded a gain of $161,000, net of tax expense of $108,000, for the cumulative effect of the change in accounting principle. The Company also reduced its recorded liability for mine reclamation from $159 million to $115 million as of January 1, 2003 and reduced the net book value of its property, plant and equipment from $189 million to $145 million on its Consolidated Balance Sheets as a result of the change from undiscounted to present values.

Income Taxes

The Company accounts for deferred income taxes using the asset and liability method. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the Company’s financial statements based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse.

Comprehensive Income

The Company is party to an interest rate swap agreement on the long-term debt at the Roanoke Valley I independent power project through a subsidiary which is accounted for under the equity method of accounting. In accordance with generally accepted accounting principles, the Company has reflected the difference between its 50% share of the fair value of this interest rate swap agreement and its carrying value as a separate component of shareholders’ equity. The swap agreement exchanged variable interest rates on debt for a fixed rate. Because market interest rates have declined below those provided for in the swap agreement, the fair value of the swap agreement has decreased. The change in current interest rates, net of income tax impacts, is a component of the Company’s total comprehensive income. If interest rates remain at their current levels, the Company will recognize its share of the loss in future periods as a reduction in equity in earnings of independent power projects.

During 2003 and 2002, the Company recognized an additional minimum pension liability as a result of the accumulated pension benefit obligation exceeding the fair value of pension plan assets at these dates. This additional minimum liability, net of income tax effect, is shown as a separate component of shareholders’ equity.

Incentive Stock Options

The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, to account for its stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed under SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. The following table illustrates the effect on net income and net income per share as if the compensation cost for the Company’s stock options had been determined based on the fair value at the grant dates consistent with SFAS No. 123:

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)

	(in thousands, except per share data)
Net income (loss) applicable to common shareholders:
As reported	$2,100	$1,052	$10,842	$8,353	$3,451
Pro forma	$1,880	$883	$10,067	$6,698	$1,986

Income (loss) per share applicable to common shareholders:
As reported, basic	$.26	$.14	$1.39	$1.10	$.48
Pro forma, basic	$.23	$.11	$1.29	$.88	$.27
As reported, diluted	$.25	$.13	$1.30	$1.03	$.43
Pro forma, diluted	$.22	$.11	$1.21	$.82	$.25

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted in 2003, 2002 and 2001. The weighted average fair value of options granted in 2003, 2002 and 2001 was $11.88, $13.92 and $17.58, respectively.

Options Granted	Dividend Yield	Volatility	Risk-Free Rate	Expected Life

2003	None	100%	4.17%	10 years
2002	None	229%	5.04%	10 years
2001	None	272%	5.14%	10 years

Earnings Per Share

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share are determined on the same basis except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the reporting period.

The following table provides a reconciliation of the number of shares used to calculate basic and diluted earnings per share (EPS):

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)

	(in thousands of shares)
Weighted average number of common shares outstanding:
Basic	8,009	7,728	7,799	7,608	7,239
Effect of dilutive instruments	494	495	539	539	761

Diluted	8,503	8,223	8,338	8,147	8,000

Number of shares not included in dilutive EPS that would have been antidilutive because the exercise or conversion price was greater than the average market price of the common shares.	275	319	374	309	113

NEW ACCOUNTING PRONOUNCEMENTS

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidated of Variable Interest Entities (“FIN 46R”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003, The Company does not have interests in any variable interest entities and, therefore, will not be impacted by FIN 46R.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The statement also includes required disclosures for financial instruments within its scope. For the Company, the statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the statement will be effective for the Company of January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this statement.

Westmoreland Coal Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001
(Amounts presented relating to March 31, 2004 and the three months ended March 31, 2004 and 2003 are unaudited)

1.    NATURE OF OPERATIONS

The Company’s current principal activities, all conducted within the United States, are: (i) the production and sale of coal from surface mines in Montana, North Dakota and Texas; and (ii) the development, ownership and management of interests in cogeneration and other non-regulated independent power plants. Prior to the sale of the Company’s interest in Dominion Terminal Associates (“DTA”), which was effective as of June 30, 2003, the Company was also engaged in the leasing of capacity at that coal storage and vessel loading facility. As described in Note 4, the Company’s share of DTA’s activities has been classified as discontinued operations in the Consolidated Statements of Operations.

2.    ACQUISITIONS

On April 30, 2001 and May 11, 2001, respectively, the Company, through its wholly owned subsidiary Westmoreland Mining LLC (“WML”), completed the acquisitions of the coal business of Entech, Inc. (“Entech”), a wholly-owned subsidiary of the Montana Power Company (“Montana Power”) for approximately $136 million, and the coal operations of Knife River Corporation (“Knife River”) for approximately $27 million. The acquisitions were effective April 30, 2001. WML is a special purpose Delaware limited liability company formed on December 4, 2000 for the purpose of facilitating the financing of these acquisitions and operating the Rosebud, Jewett, Beulah and Savage mines. The results of operations relating to the acquisitions have been included in the Company’s consolidated financial statements beginning on May 1, 2001.

In the Entech, transaction, WML acquired the stock of Western Energy Company (“WECO”), which owns and operates the Rosebud Mine located in the Northern Powder River Basin, and Northwestern Resources Co. (“NWR”), which owns and operates the Jewett Mine in central Texas. In addition, the Company acquired the stock of three entities that were not engaged in active operations: Basin Resources, Inc.; Horizon Coal Services, Inc. (“Horizon”); and North Central Energy Company.

The final purchase price for the acquisition of Entech’s coal business is subject to adjustment pursuant to the terms of the Stock Purchase Agreement dated as of September 15, 2000 (the “Purchase Agreement”) between the Company and Entech. See further discussion of the status of the purchase price adjustment in Note 14.

The acquisitions were funded with $39 million in cash and borrowings of $125 million ($120 million term debt and $5 million revolving line of credit) by WML as described in Note 5.

3.    WESTMORELAND ENERGY, LLC

Westmoreland Energy, LLC (“WELLC”), a wholly owned subsidiary of the Company, holds general and limited partner interests in partnerships which were formed to develop and own cogeneration and other non-regulated independent power plants. Equity interests in these partnerships range from 4.49 percent to 50 percent. As of December 31, 2003, WELLC held interests in three operating projects as listed and described in the summary below. The lenders to these projects have recourse only against these projects and the income and revenues therefrom. The debt agreements contain various restrictive covenants including restrictions on making cash distributions to the partners, with which the partnerships are in compliance. The type of restrictions on making cash distributions to the partners vary from one project lender to another.

Project	Ft. Lupton	Roanoke Valley I	Roanoke Valley II
Location:	Ft. Lupton, Colorado	Weldon, North Carolina	Weldon, North Carolina
Gross Megawatt Capacity:	290 MW	180 MW	50 MW
WELLC Equity Ownership:	4.49%	50.0%	50.0%
Electricity Purchaser:	Public Service of Colorado	Dominion Virginia Power	Dominion Virginia Power
Steam Host:	Rocky Mtn. Produce, Ltd	Patch Rubber Company	Patch Rubber Company
Fuel Type:	Natural Gas	Coal	Coal
Fuel Supplier:	Thermo Fuels, Inc.	TECO Coal/ CONSOL	TECO Coal/ CONSOL
Commercial Operation Date:	1994	1994	1995

The following is a summary of aggregated financial information for all investments owned by WELLC which are accounted for under the equity method:

Balance Sheets
December 31,	2003	2002

	(in thousands)
Assets
Current assets	$38,549	$40,282
Property, plant and equipment, net	246,796	255,364
Other assets	25,267	25,171

Total assets	$310,612	$320,817

Liabilities and equity
Current liabilities	$29,884	$29,500
Long-term debt and other liabilities	209,979	231,922
Equity	70,749	59,395

Total liabilities and equity	$310,612	$320,817

WELLC’s share of equity	$38,487	$33,407

Income Statements
For years ended December 31,	2003	2002	2001

	(in thousands)

Revenues	$110,673	$110,075	$124,946
Operating income	45,918	46,731	72,209
Net income	30,446	28,935	33,003

WELLC’s share of earnings	$15,242	$14,506	$15,871

WELLC performs asset management services for the partnerships and has recognized related revenues of $258,000, $258,000 and $267,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Management fees, net of related costs, are recorded as other income when the service is performed.

4.    INVESTMENT IN DOMINION TERMINAL ASSOCIATES (DTA)

Prior to June 30, 2003, the Company had a 20% interest in DTA, a partnership which operates a coal-storage and vessel-loading facility in Newport News, Virginia. Due to declining export business, the Company’s original investment in DTA was written down from $17.6 million to $5.5 million in 1998. The Company’s loss from operations at DTA in more recent years was the revenue received from the lease of its facilities and throughput, net of its share of the expenses incurred attributable to the terminal’s operations. The Company recognized a further non-cash impairment charge equal to the remaining book value of its investment in DTA during the third quarter of 2002 as a result of the terminal’s continuing operating losses and the terms of an agreement by one of the terminal’s other owners to dispose of its interest in DTA, but the Company continued to share in cash operating expenses and recognize losses until the sale of its own interest was completed.

Effective June 30, 2003, a subsidiary of Dominion Resources, Inc. purchased for $10.5 million the Company’s 20% partnership interest in DTA and its industrial revenue bonds. Under the terms of the Purchase and Sale Agreement, the Company guaranteed throughput at the terminal for a period of three years from the effective date of the sale. To secure the throughput commitment, $6.0 million of the purchase price was deposited into an escrow account as collateral for a stand-by letter of credit for the benefit of the purchaser. The Company does not expect to be able to deliver the minimum throughput. The Company also provided customary representations and warranties. The Company has guaranteed its obligations under the Purchase and Sale Agreement for a period of five years.

With the closing of this transaction the Company no longer incurs DTA-related operating losses, which were $1.0 million, $2.1 million and $1.9 million in 2003, 2002 and 2001, respectively. The Company also recognized a $4.5 million pretax gain in the second quarter of 2003.

As a result of the sale of the Company’s investment, the financial results relating to DTA have been presented as Discontinued Operations in the accompanying Consolidated Statements of Operations. The basic income (loss) per share from these discontinued operations, including the gain on sale, were $.27, ($.47) and ($.16) for the years ended December 31, 2003, 2002 and 2001, respectively. The diluted income (loss) per share from these discontinued operations was $.25, ($.47) and ($.16) per share for 2003, 2002 and 2001, respectively.

5.     LINES OF CREDIT AND LONG-TERM DEBT

The amounts outstanding under the Company’s lines of credit and long-term debt consist of the following:

	March 31,	December 31,
	2004	2003	2002
	(unaudited)

	(in thousands)
WML revolving line of credit	$-	$-	$1,500
WML term debt	106,300	88,500	96,300
Corporate revolving line of credit	-	500	500
Other term debt	4,338	4,469	1,857

Total debt outstanding	110,638	93,469	100,157
Less current portion	(11,595)	(11,595)	(8,852)

Total long-term debt outstanding	$99,043	$81,874	$91,305

As of December 31, 2003, WML had a $20 million revolving credit facility with PNC Bank, National Association (“PNC”), as Agent, and three participating banks which has been replaced by a new facility described below. The interest rate was either PNC’s Base Rate plus 1.60% or Euro-Rate plus 3.10%, at WML’s option.

On March 8, 2004, WML entered into an amended $12 million revolving facility (the “Facility”) solely with PNC which expires on April 27, 2007. The interest rate is either PNC’s Base Rate plus 1.50% or Euro-Rate plus 3.00%, at WML’s option. In addition, a commitment fee of ½ of 1% of the average unused portion of the available credit is payable quarterly. The amount available under the Facility is based upon, and any outstanding amounts are secured by, eligible accounts receivable.

In 2001, WML borrowed $120 million from a group of institutions using PNC Capital Markets, Inc. as lead arranger to fund the acquisitions described in Note 2. The borrowings consisted of $20 million in variable-rate Series A Notes and $100 million in fixed-rate Series B Notes. The Series A Notes were repaid in full on June 30, 2002. The Series B Notes bear interest at a rate of 9.39% and require quarterly principal and interest payments from September 2002 to December 2008, when the remaining outstanding balance of $30.0 million is due. The Series B Notes are secured by assets of WML.

Both the revolving line of credit and the term notes contain various covenants which limit WML or its subsidiaries’ ability to merge or consolidate with another entity, dispose of assets, pay dividends, or change the nature of business operations. WML is also required to maintain certain financial ratios as defined in the agreements. Further, pursuant to these agreements any purchase price adjustment from the Montana Power transaction which is paid to WML must be used to repay any amounts outstanding under the Facility and in certain circumstances fund a debt service reserve account. As of December 31, 2003 and March 31, 2004, WML was in compliance with such covenants.

Under the terms of the Series B Notes, WML is required to maintain a debt service reserve account equal to the principal and interest payments and certain fees scheduled to become due within the next six months. In addition, 25% of any “Surplus Cash Flow” (as such term is defined in the agreement) is applied to a prepayment account for repayment of the final $30 million of indebtedness and 75% of any Surplus Cash Flow is available to WML. WML may distribute such Surplus Cash Flow to the Company so long as no Event of Default or Potential Event of Default under the term loan agreement exists or is likely to result from the distribution. The quarterly distribution is in addition to a quarterly $500,000 management fee that WML pays the Company. At December 31, 2003, WML had funded $8.8 million in the debt service reserve account, which could be used for principal and interest payments, and $8.7 million in the long-term prepayment account. At March 31, 2004, these accounts were funded $9.3 million and $9.5 million, respectively. Those funds have been classified as restricted cash in the consolidated balance sheet.

On March 8, 2004, WML amended its term debt to borrow an additional $35 million in $20.4 million Series C Notes and $14.6 million Series D Notes. The Series C Notes were drawn immediately and the Series D Notes will be borrowed after seven months but no later than December 31, 2004. Both notes require quarterly interest payments with principal payments beginning March 31, 2009 and final payment on December 31, 2011. The Series C Notes bear interest at a fixed rate of 6.85%, and the Series D Notes have a variable rate based upon LIBOR plus 2.90%. The new notes are secured by assets of WML and require the same covenants and financial ratios, as amended, as the Series A and B Notes.

The Company has a $10.0 million revolving credit agreement with First Interstate Bank. Interest is payable monthly at the Bank’s prime rate plus 1% (5.00% at December 31, 2003 and at March 31, 2004). The Company is required to maintain certain financial ratios. The revolving credit agreement is collateralized by the Company’s stock in WRI, 100% of the common stock of Horizon, and the dragline located at WRI’s Absaloka Mine in Big Horn County, Montana. The expiration date is January 24, 2005.

Other term debt consists of notes payable assumed in the 2001 acquisitions, certain notes payable related to the purchase of real property, and capital lease obligations for mining equipment. These obligations expire at various dates through 2009 and bear interest at a weighted-average rate of 5.65%.

The maturities of all long-term debt and the revolving credit facilities outstanding at December 31, 2003 are (in thousands):

2004	$11,595
2005	12,174
2006	11,995
2007	12,625
2008	44,980
Thereafter	100

$93,469

6.    WORKERS’ COMPENSATION BENEFITS

The Company was self-insured for workers’ compensation benefits prior to and through December 31, 1995. Beginning in 1996, the Company purchased third party insurance for new workers’ compensation claims. Based on updated actuarial and claims data, $834,000, $449,000, and $642,000 were charged to operations in 2003, 2002 and 2001, respectively. The cash payments for workers’ compensation benefits were $2.1 million, $2.8 million and $2.9 million in 2003, 2002 and 2001, respectively.

The Company was required to obtain surety bonds in connection with its self-insured workers’ compensation plan. The Company’s surety bond underwriters required collateral for such bonding. As of December 31, 2003 and 2002, $4.4 million and $4.0 million respectively, were held in the collateral accounts.

7.    PNEUMOCONIOSIS (BLACK LUNG) BENEFITS

The Company is self-insured for federal and state pneumoconiosis benefits for former employees and has established an independent trust to pay these benefits.

The following table sets forth the funded status of the Company’s obligation:

December 31,	2003	2002

	(in thousands)
Actuarial present value of benefit obligation:
Expected claims from terminated employees	$1,593	$2,330
Claimants	20,368	20,454

Total present value of benefit obligation	21,961	22,784
Plan assets at fair value, primarily government-backed
securities	28,195	30,449

Excess of trust assets over pneumoconiosis benefit
obligation	$6,234	$7,665

The discount rates used in determining the accumulated pneumoconiosis benefit as of December 31, 2003 and 2002 were 6.25% and 6.75%, respectively.

8.    POSTRETIREMENT MEDICAL AND LIFE INSURANCE BENEFITS

Single-Employer Plans

The Company and its subsidiaries provide certain health care and life insurance benefits for retired employees and their dependents either voluntarily or as a result of the Coal Act. Substantially all of the Company’s current employees may also become eligible for these benefits if certain age and service requirements are met at the time of termination or retirement as specified in the plan document. The majority of these benefits are provided through self-insured programs. The Company adopted Statement of Financial Accounting Standards No. 106 – Employers’ Accounting for Postretirement Benefits Other than Pensions (SFAS 106) effective January 1, 1993 and elected to amortize its unrecognized, unfunded accumulated postretirement benefit obligation over a 20-year period.

The following table sets forth the actuarial present value of postretirement medical and life insurance benefit obligations and amounts recognized in the Company’s financial statements:

December 31,	2003	2002

	(in thousands)
Assumptions:
Discount rate	6.25%	6.75%

Change in benefit obligation:
Net benefit obligation at beginning of year	$223,478	$205,564
Service cost	446	400
Interest cost	15,693	14,989
Plan participant contributions	(667)	-
Actuarial loss	81	67
Benefit obligation assumed in acquisitions	13,253	18,882
Gross benefits paid	(14,730)	(16,424)

Net benefit obligation at end of year	237,554	223,478

Change in plan assets:
Employer contributions	14,649	16,357
Plan participant contributions	81	67
Gross benefits paid	(14,730)	(16,424)

Fair value of plan assets at end of year	-	-

Funded status at end of year	(237,554)	(223,478)
Unrecognized net actuarial loss	73,407	65,353
Unrecognized net transition obligation	36,902	41,002

Net amount recognized at end of year (recorded as accrued benefit cost in the accompanying balance sheet)	$(127,245)	$(117,123)

The components of net periodic postretirement benefit cost are as follows:

Year ended December 31,	2003	2002	2001

	(in thousands)
Assumptions:
Discount rate	6.75%	7.25%	7.50%

Components of net periodic benefit cost:
Service cost	$446	$400	$227
Interest cost	15,693	14,989	12,327
Amortization of:
Transition obligation	4,100	4,100	4,100
Actuarial loss	4,532	2,899	861

Total net periodic benefit cost	$24,771	$22,388	$17,515

Of the total net periodic benefit cost, $23.4 million, $21.1 million and $16.7 million, relates to the Company’s former eastern mining operations and is included in heritage health benefit costs in 2003, 2002 and 2001, respectively. The remainder of $1.4 million, $1.3 million and $0.8 million, respectively, relates to current operations.

Sensitivity of retiree welfare results (in thousands):

Effect of a one percentage point increase in assumed ultimate health care cost trend

- - on total service and interest cost components	$1,658
- - on postretirement benefit obligation	$25,318

Effect of a one percentage point decrease in
assumed ultimate health care cost trend

- - on total service and interest cost components	$(1,401)
- - on postretirement benefit obligation	$(21,514)

The health care cost trend assumed on covered charges was 8.50%, 9.25% and 10.0% for 2003, 2002 and 2001, respectively, decreasing to an ultimate trend of 5.0% in 2009 and beyond.

In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “Act”) became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. Currently, the Company does not believe it will need to amend its plan to benefit from Medicare benefit provided under the Act. The Company has reflected the estimated impact of the Act as a $16.5 million reduction in the present value of the accumulated post-retirement benefit obligation as of December 31, 2003. However, the impact of the Act is not reflected in the net periodic benefit cost for 2003. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require the Company to change previously reported information.

Based on the same assumptions used in measuring the Company’s benefit obligation at December 31, 2003, the Company expects to pay benefits in each year 2004-2008 of $17.4 million, $18.2 million, $17.4 million, $18.0 million and $18.2 million, respectively. The aggregate benefits expected to be paid in the five-years from 2009-2013 are $92.5 million.

Multiemployer Plan

The Company makes payments to the Combined Benefit Fund (“CBF”), which is a multiemployer health plan neither controlled nor administered by the Company. The CBF is designed to pay benefits to UMWA workers (and dependents) who retired prior to 1976. The Company is required by the Coal Act to make monthly premium payments into the CBF. These payments are based on the number of beneficiaries assigned to the Company, the Company’s UMWA employees who retired prior to 1976 and the Company’s pro-rata assigned share of UMWA retirees whose companies are no longer in business. The net present value of the Company’s future cash payments is estimated to be approximately $39.8 million at December 31, 2003. The Company expenses payments to the CBF when they are due. Payments are generally made on the due date. Payments in 2003, 2002 and 2001 were $5.3 million, $5.2 million and $5.7 million, respectively. See Note 14 to the Consolidated Financial Statements for additional information.

Postretirement Medical Benefits (unaudited)

The Company provides postretirement medical and life insurance benefits to nearly all of its full-time employees as well as to retired employees and their dependents either voluntarily or as a result of union contracts and the Coal Act. The Company incurred costs of providing these benefits during the quarters ended March 31, 2004 and 2003 as follows:

	Postretirement Medical and Life Insurance Benefits
	2004	2003
	(unaudited)

	(in thousands)

Service cost	$126	$100
Interest cost	3,697	3,747
Expected return on plan assets	-	-
Amortzation of deferred items	2,084	1,750

Net periodic pension cost	$5,907	$5,597

9.    RETIREMENT PLANS

Defined Benefit Pension Plans

The Company provides defined benefit pension plans for its full-time employees. Benefits are generally based on years of service and the employee’s average annual compensation for the highest five continuous years of employment as specified in the plan agreement. The Company’s funding policy is to contribute annually the minimum amount prescribed, as specified by applicable regulations. Prior service costs and actuarial gains and losses are amortized over plan participants’ expected future period of service using the straight-line method.

Supplemental Executive Retirement Plan

Effective January 1, 1992, the Company adopted the Westmoreland Coal Company Supplemental Executive Retirement Plan (“SERP”). The SERP is an unfunded non-qualified deferred compensation plan which provides benefits to certain employees that are not eligible under the Company’s defined benefit pension plan beyond the maximum limits imposed by the Employee Retirement Income Security Act (“ERISA”) and the Internal Revenue Code.

The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of assets for the periods ended December 31, 2003 and 2002 and the amounts recognized in the Company’s financial statements for both the defined benefit pension and SERP Plans:

	Qualified Pension Benefits		SERP Benefits

December 31,	2003	2002	2003	2002

	(in thousands)
Assumptions:

Discount rate	6.25%	6.75%	6.25%	6.75%
Expected return on plan assets	8.50%	9.00%	8.50%	9.00%
Rate of compensation increase	4.50%	4.50%	5.00%	5.00%

Change in benefit obligation:

Net benefit obligation at beginning of year	$41,366	$33,544	$2,626	$1,503
Service cost	2,138	1,943	59	76
Interest cost	2,839	2,556	127	170
Actuarial (gain) loss	2,638	3,513	(773)	953
Gross benefits paid	(1,204)	(190)	(76)	(76)

Net benefit obligation at end of year	47,777	41,366	1,963	2,626

Change in plan assets:

Fair value of plan assets at beginning of year	30,147	33,593	-	-
Actual return on plan assets	3,905	(3,334)	-	-
Employer contributions	-	78	76	76
Gross benefits paid	(1,204)	(190)	(76)	(76)

Fair value of plan assets at end of year	32,848	30,147	-	-

Funded status at end of year	(14,929)	(11,219)	(1,963)	(2,626)
Unrecognized net actuarial (gain) loss	14,659	14,271	(310)	532
Unrecognized prior service cost	105	154	75	74
Unrecognized net transition asset	(4)	(10)	-	-

Net amount recognized at end of year	(169)	3,196	(2,198)	(2,020)

Amounts recognized in the accompanying balance sheet consist of:

Accrued benefit cost	(169)	3,196	(2,198)	(2,020)
Minimum pension liability	(6,717)	(5,517)	-	-

Net amount recognized at end of year	$(6,886)	$(2,321)	$(2,198)	$(2,020)

The components of net periodic pension cost (benefit) are as follows:

	Qualified Pension Benefits			SERP Benefits

Year ended December 31,	2003	2002	2001	2003	2002	2001

	(in thousands)
Assumptions:

Discount rate	6.75%	7.25%	7.50%	6.75%	7.25%	7.50%
Expected return on plan assets	8.50%	9.00%	9.00%	N/A	N/A	N/A
Rate of compensation increase	4.50%	4.50%	4.50%	5.00%	5.00%	5.00%

Components of net periodic benefit cost

Service cost	$2,139	$1,943	$1,238	$59	$76	$52
Interest cost	2,839	2,556	1,551	127	170	105
Expected return on assets	(2,393)	(2,975)	(2,275)	-	-	-
Amortization of:
Transition asset	(6)	(6)	(6)	-	-	-
Prior service cost	50	50	42	84	76	116
Actuarial (gain) loss	803	97	-	(16)	22	(40)

Total net periodic pension cost	$3,432	$1,665	$550	$254	$344	$233

The weighted-average asset allocation of the Company’s qualified pension trusts at December 31, 2003 and 2002 was as follows:

	Allocation of Plan Assets at December 31,
	2003	2002	Target Allocation

Asset Category
Cash and equivalents	-%	11%	0%-25%
Equity securities	70%	51%	40%-75%
Debt securities	29%	38%	0%-50%
Other	1%	-%	0%-10%

Total	100%	100%

The Company’s investment goals are to maximize returns subject to specific risk management policies. Its risk management policies permit investments in mutual funds, and prohibit direct investments in debt and equity securities and derivative financial instruments. The Company addresses diversification by the use of mutual fund investments whose underlying investments are in domestic and international fixed income securities and domestic and international equity securities. These mutual funds are readily marketable and can be sold to fund benefit payment obligations as they become payable.

The Company expects to contribute $1.7 million to its qualified pension plans and $76,000 to its SERP in 2004.

The benefits expected to be paid in each year 2004-2008 are $532,000, $670,000, $903,000, $1.2 million and $1.6 million, respectively. The aggregate benefits expected to be paid in the five years from 2009-2013 are $14.0 million. The expected benefits are based on the same assumptions used to measure the company’s benefit obligation at December 31 and include estimated future employee service.

1974 UMWA Pension Plan

The Company was required under the 1993 Wage Agreement to pay amounts based on hours worked or tons processed (depending on the source of the coal) in the form of contributions to the 1974 UMWA Pension Plan with respect to UMWA represented employees. The 1974 UMWA Pension Plan is a multiemployer plan under ERISA.

Under the Multiemployer Pension Plan Act (“MPPA”), a company contributing to a multiemployer plan is liable for its share of unfunded vested liabilities upon withdrawal from the plan. That withdrawal occurred for the Company with the cessation of eastern mining operations, its only operations at that time which utilized UMWA employees. In 1996, the Company recorded its withdrawal liability, which was estimated by the 1974 UMWA Pension Plan at $13.8 million. The Company disputed the amount of this obligation through arbitration. In accordance with MPPA, the Company amortized this withdrawal liability, with interest, during the arbitration process by making payments of approximately $172,500 per month. The final phase of the arbitration was scheduled for April 2004. On March 8, 2004, the Company reached a settlement agreement with the 1974 UMWA Pension Plan whereby its obligation was considered fully repaid after making the monthly payment in February 2004. As a result, the Company reduced the recorded amount of its obligation and reduced the amount of its heritage health benefit costs for 2003 by $6.3 million. No further contributions will be required.

Pension Benefits (unaudited)

The Company provides pension benefits to nearly all of its full-time employees as well as to retired employees and their dependents. The Company incurred costs of providing these benefits during the quarters ended March 31, 2004 and 2003 as follows:

	Pension Benefits
	2004	2003
	(unaudited)

	(in thousands)
Service cost	$616	$505
Interest cost	826	682
Expected return on plan assets	(693)	(744)
Amortzation of deferred items	225	60

Net periodic pension cost	$974	$503

The Company previously disclosed in its consolidated financial statements for the year ended December 31, 2003 that it expected to contribute $1.8 million for its pension benefits during 2004. As of March 31, 2004, no contributions have been made. The Company currently anticipates that it may contribute as little as $1.3 million or as much as $2.2 million during the remainder of 2004 to fund its pension plan obligations.

10. INCOME TAXES (BENEFIT)

Income tax expense (benefit) attributable to income (loss) before income taxes consists of:

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)

	(in thousands)
Current:
Federal	$71	$115	$25	$-	$-
State	89	263	251	900	908

	160	378	276	900	908

Deferred:
Federal	(1,015)	(1,121)	(9,599)	(5,605)	(120)
State	(20)	(181)	(132)	(51)	(352)

	(1,035)	(1,302)	(9,731)	(5,656)	(472)

Income tax expense (benefit)	$(875)	$(924)	$(9,455)	$(4,756)	$436

Income tax expense (benefit) attributable to income (loss) before income taxes differed from the amounts computed by applying the statutory Federal income tax rate of 34% to pretax income as a result of the following:

	2003	2002	2001

	(in thousands)

Computed tax expense (benefit) at statutory rate	$1,067	$1,825	$1,925
Increase (decrease) in tax expense resulting from:
Tax depletion in excess of book	(2,865)	(3,399)	(2,412)
Minority interest adjustment	263	272	265
State income taxes, net of increase in valuation allowance of $5,453	78	720	842
Change in valuation allowance
relating to Federal income taxes	(7,768)	(4,149)	-
Other, net	(230)	(25)	(184)

Income tax expense (benefit)	$(9,455)	$(4,756)	$436

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented below:

	2003	2002

Deferred tax assets:	(in thousands)

Federal net operating loss carryforwards	$61,326	$58,874
State net operating loss carryforwards	6,160	6,035
Alternative minimum tax credit carryforwards	2,632	2,608
Accruals for the following:
Workers' compensation	3,791	4,296
Postretirement benefit and pension obligations	49,601	43,336
Asset retirement obligations	13,397	7,532
1974 UMWA pension plan obligation	100	3,214
Other accruals	5,273	4,722

Total gross deferred assets	142,280	130,617
Less valuation allowance	(25,058)	(32,574)

Net deferred tax assets	117,222	98,043

Deferred tax liabilities:
Investment in independent power projects	$(12,273)	$(14,964)
Plant and equipment, differences due to depreciation and amortization	(26,668)	(14,929)
Excess of trust assets over pneumoconiosis benefit obligation	(2,494)	(3,066)

Total gross deferred tax liabilities	(41,435)	(32,959)

Net deferred tax asset	$75,787	$65,084

The net deferred tax asset is presented on the consolidated balance sheets at December 31, as follows:

	2003	2002

	(in thousands)
Deferred income tax assets - current	$12,921	$15,831
Deferred income tax assets - long-term	62,866	49,253

	$75,787	$65,084

An income tax benefit of $484,000, $160,000 and $989,000 related to the exercise of stock options during 2003, 2002 and 2001, respectively, was added to other paid-in capital.

As of December 31, 2003, a minimum of $180.4 million of future taxable income will be necessary to enable the Company to fully utilize the net operating loss carryforwards and realize gross deferred tax assets of $142.3 million. As of December 31, 2003, the Company has available Federal net operating loss carryforwards to reduce future taxable income which expires as follows:

Expiration Date	Regular Tax

(in thousands)
2010	$45,809
2011	36,479
2012	449
2018	531
2019	88,429
after 2019	8,673

Total	$180,370

Current tax expense results from Federal Alternative Minimum Tax and estimated state income taxes. The deferred income tax benefit recorded for 2003 included a benefit of $7.8 million due to a reduction in the deferred income tax asset valuation allowance as a result of an increase in the amount of Federal net operating loss carryforwards the Company expects to use prior to their expiration through 2019. The increase in the expected amount of Federal net operating losses to be used in future years is primarily a result of an extension of an existing coal sales contract entered into during 2003, the agreement reached with the customer of the Company’s Jewett Mine providing certainty of volumes and pricing through 2007 and the settlement of the withdrawal liability issue with the 1974 UMWA Retirement Plan. The terms of the extended contract call for deliveries of 1.5 to 2.5 million tons per year from 2004 through 2008. In addition, the deferred income tax benefit for 2003 reflects the generation of additional deferred tax assets during the period due to temporary differences related to the timing of book expenses versus tax deductions. The deferred income tax benefit recorded for 2002 included a benefit of $4.1 million for a reduction in the valuation allowance as a result of anticipated increased use of future net operating loss carryforwards.

The Company has alternative minimum tax credit carryforwards of $2.6 million which are available indefinitely to offset future Federal taxes payable. For Alternative Minimum Tax purposes, the Company has net operating loss carryforwards of approximately $34.8 million as of December 31, 2003. As of December 31, 2003, the Company also has available an estimated $14.1 million in net operating loss carryforwards in Colorado to reduce future taxable income.

11.    CAPITAL STOCK

Each depositary share represents one-quarter of a share of Westmoreland’s Series A Convertible Exchangeable Preferred Stock. Dividends at a rate of 8.5% per annum were previously paid quarterly but were last suspended in the third quarter of 1995 pursuant to the requirements of Delaware law, described below, as a result of recognition of net losses, the violation of certain bank covenants, and a subsequent shareholders’ deficit. The full amount of the quarterly dividend is $2.125 per preferred share or $0.53 per depositary share. Westmoreland commenced a partial payment of dividends to preferred shareholders on October 1, 2002 as described below. The quarterly dividends which are accumulated but unpaid through and including January 1, 2004 amount to $15.3 million in the aggregate ($74.62 per preferred share or $18.65 per depositary share). Common stock dividends may not be declared until the preferred stock dividends that are accumulated but unpaid are made current.

There are statutory restrictions limiting the payment of preferred stock dividends under Delaware law, the state in which Westmoreland is incorporated. Under Delaware law, Westmoreland is permitted to pay preferred stock dividends only: (1) out of surplus, surplus being the amount of shareholders’ equity in excess of the par value of Westmoreland’s two classes of stock; or (2) in the event there is no surplus, out of net profits for the fiscal year in which a preferred stock dividend is declared (and/or out of net profits from the preceding fiscal year), but only to the extent that shareholders’ equity exceeds the par value of the preferred stock (which par value was $205,000 at December 31, 2003). The Company had shareholders’ equity of $33.3 million and the par value of all outstanding shares of preferred stock and shares of common stock aggregated $20.1 million at December 31, 2003.

The Board of Directors regularly reviews the subjects of current preferred stock dividends and the accumulated unpaid preferred stock dividends, and is committed to meeting its obligations to the preferred shareholders in a manner consistent with the best interests of all shareholders. Quarterly dividends of $0.15 per depositary share were commenced beginning October 1, 2002 and increased to $0.20 per depositary share beginning October 1, 2003.

On August 9, 2002 Westmoreland’s Board of Directors authorized the repurchase of up to 10% of the outstanding depositary shares on the open market or in privately negotiated transactions with institutional and accredited investors between then and the end of 2004. The timing and amount of depositary shares repurchased will be determined by the Company’s management based on its evaluation of the Company’s capital resources, the price of the depositary shares offered to the Company and other factors. Any acquired shares will be converted into shares of Series A Convertible Exchangeable Preferred Stock and retired. The repurchase program will be funded from working capital which may be currently available, or become available to the Company. Since the commencement of the depositary share purchase program, Westmoreland has purchased a total of 14,500 depositary shares for aggregate consideration of $457,000, including 7,000 shares purchased in 2003 for $213,000.

12. INCENTIVE STOCK OPTION AND STOCK APPRECIATION RIGHTS PLANS

As of December 31, 2003, the Company had options outstanding from four shareholder-approved Incentive Stock Option (“ISOs”) Plans for employees and three Incentive Stock Option Plans for directors.

The employee plans provide for the granting of ISO’s, non-qualified options under certain circumstances, stock appreciation rights and restricted stock. ISO’s generally vest over two years, expire ten years from the date of grant, and may not have an option price that is less than the market value of the stock on the date of grant. The maximum number of shares that could be issued or granted under these plans is 1,550,000, and as of December 31, 2003, 193,806 shares are available for future issue or grant.

The non-employee director plans generally allow the grant of options for 20,000 shares when elected or appointed, and options for 10,000 shares after each annual meeting. Beginning in 2003, rather than the grant of 10,000 options, each non-employee director was granted $30,000 worth of common shares which are restricted for one year from the date of grant. The maximum number of shares that could be issued or granted under these plans is 900,000, and as of December 31, 2003, 44,832 shares are available for future issue or grant.

Information for 2003, 2002 and 2001 with respect to both the employee and director Plans is as follows:

	Issue Price Range	Stock Option Shares	Weighted Average Exercise Price

Outstanding at December 31, 2000	$ 2.63-20.00	1,174,800	$ 3.64
Granted in 2001	12.04-8.19	145,500	17.58
Exercised in 2001	2.81-8.75	(371,450)	3.99
Expired or forfeited in 2001	2.63-20.00	(56,500)	5.53

Outstanding at December 31, 2001	2.63-18.19	892,350	5.51
Granted in 2002	12.86-15.31	183,600	13.93
Exercised in 2002	2.63-12.38	(77,900)	4.28

Outstanding at December 31, 2002	2.63-18.19	998,050	7.17
Granted in 2003	10.48-18.08	189,350	17.08
Exercised in 2003	2.81-12.86	(114,700)	3.56
Expired or forfeited in 2003	12.86-18.19	(23,300)	15.11

Outstanding at December 31, 2003	$ 2.63-18.19	1,049,400	$ 9.22

Information about stock options outstanding as of December 31, 2003 is as follows:

Range of Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price

$2.63 - 5.00	520,100	4.9	$ 2.92	502,600	$ 2.91
5.01-10.00	40,000	6.9	7.41	30,000	7.41
10.01-15.00	125,635	8.4	12.35	63,435	12.56
15.01-18.19	363,665	8.7	17.36	98,465	17.50

$2.63-18.19	1,049,400	6.7	$9.22	694,500	$ 6.06

13.    BUSINESS SEGMENT INFORMATION

The Company’s operations have been classified into two segments: coal and independent power operations. The coal segment includes the production and sale of coal from Montana, North Dakota and Texas. The independent power operations include the ownership of interests in cogeneration and other non-regulated independent power plants. The “Corporate” classification noted in the tables represents all costs not otherwise classified, including corporate office charges, heritage health benefit costs and business development expenses. Summarized financial information by segment for 2003, 2002 and 2001 and for March 31, 2004 and 2003 is as follows:

Quarter ended March 31, 2004 (unaudited)

	Coal	Independent Power	Corporate	Total

	(in thousands)

Revenues:
Coal	$77,132	$-	$-	$77,132

Equity in earnings	-	5,405	-	5,405

	77,132	5,405	-	82,537

Costs and expenses:
Cost of sales – coal	60,203	-	-	60,203
Depreciation, depletion
and amortization	3,786	5	29	3,820
Selling and administrative	5,266	208	2,249	7,723
Heritage health benefit
costs	-	-	7,206	7,206
Gain on sales of assets	(19)	-	-	(19)

Operating income (loss) from continuing operations	$7,896	$5,192	$(9,484)	$3,604

Capital expenditures	$2,029	$-	$65	$2,094

Property, plant and
equipment, net	$149,168	$43	$463	$149,674

Quarter ended March 31, 2003 (unaudited)

	Coal	Independent Power	Corporate	Total

	(in thousands)

Revenues:
Coal	$74,513	$-	$-	$74,513

Equity in earnings	-	3,771	-	3,771

	74,513	3,771	-	78,284

Costs and expenses:
Cost of sales – coal	58,190	-	-	58,190
Depreciation, depletion
and amortization	2,921	6	29	2,956
Selling and administrative	4,533	198	2,381	7,112
Heritage health benefit
costs	-	-	7,517	7,517

Operating income (loss) from continuing operations	$8,869	$3,567	$(9,927)	$2,509

Capital expenditures	$2,301	$-	$56	$2,357

Property, plant and
equipment, net	$143,506	$63	$1,324	$144,893

Year ended December 31, 2003

	Coal	Independent Power	Corporate	Total

	(in thousands)

Revenues:
Coal	$294,986	$-	$-	$294,986

Equity in earnings	-	15,824	-	15,824

	294,986	15,824	-	310,810

Costs and expenses:
Cost of sales – coal	228,433	-	-	228,433
Depreciation, depletion
and amortization	12,451	22	126	12,599
Selling and administrative	23,626	1,013	8,747	33,386
Heritage health benefit
costs	-	-	29,922	29,922
Gain on sales of assets	(194)	-	(451)	(645)

Operating income (loss) from continuing operations	$30,670	$14,789	$(38,344)	$7,115

Capital expenditures	$13,110	$1	$129	$13,240

Property, plant and
equipment (net)	$150,887	$48	$414	$151,349

Year ended December 31, 2002

	Coal	Independent Power	Corporate	Total

	(in thousands)

Revenues:
Coal	$301,235	$-	$-	$301,235

Equity in earnings	-	14,506	-	14,506

	301,235	14,506	-	315,741

Costs and expenses:
Cost of sales – coal	226,707	-	-	226,707
Depreciation, depletion
and amortization	11,430	13	96	11,539
Selling and administrative	23,058	939	8,251	32,248
Heritage health benefit
costs	-	-	26,921	26,921
Doubtful account recoveries	(516)	-	-	(516)
Loss on sales of assets	9	-	-	9

Operating income (loss) from continuing operations	$40,547	$13,554	$(35,268)	$18,833

Capital expenditures	$7,196	$45	$82	$7,323

Property, plant and
equipment (net)	$188,154	$69	$1,309	$189,532

Year ended December 31, 2001

	Coal	Independent Power	Corporate	Total

	(in thousands)

Revenues:
Coal	$231,048	$-	$-	$231,048

Equity in earnings	-	15,871	-	15,871

	231,048	15,871	-	246,919

Costs and expenses:
Cost of sales – coal	177,304	-	-	177,304
Depreciation, depletion
and amortization	9,124	11	30	9,165
Selling and administrative	13,184	376	9,511	23,071
Heritage health benefit
costs	-	-	23,773	23,773
Doubtful account recoveries	(428)	-	(18)	(446)
Loss on sales of assets	-	440	-	440

Operating income (loss) from continuing operations	$31,864	$15,044	$(33,296)	$13,612

Capital expenditures	$5,388	$4	$41	$5,433

Property, plant and
equipment (net)	$195,968	$45	$1,258	$197,271

The Company derives its coal revenues from a few key customers. The customers from which more than 10% of total revenue has been derived and the percentage of total revenue is summarized as follows:

	2003	2002	2001

		(in thousands)

Customer A	$ 99,688	$ 119,658	$ 92,626
Customer B	70,431	64,007	46,104

Percentage of total revenue	55%	58%	56%

14.    COMMITMENTS AND CONTINGENCIES

Protection of the Environment

As of December 31, 2003 the Company has reclamation bonds in place for its active mines in Montana, North Dakota and Texas and for inactive mining sites in Virginia which are now awaiting final bond release. These government-required bonds assure that coal mining operations comply with applicable Federal and State regulations relating to the performance and completion of final reclamation activities. The Company estimates that the cost of final reclamation for its mines when they are closed in the future will total approximately $306.7 million with a present value of $123.3 million ($125.2 million as of March 31, 2004, unaudited), and that the Company is financially responsible for reclamation obligations with a present value of $45.2 million ($48.1 million as of March 31, 2004, unaudited). The contractual third party reclamation obligations of certain customers and a contract mine operator are discussed below. The amount of the Company’s bonds exceeds the amount of its share of estimated final reclamation obligations as of December 31, 2003 and as of March 31, 2004, unaudited.

At the Rosebud Mine, certain customers were contractually obligated under a coal supply agreement to pay the final reclamation costs for a specific area of the mine. They satisfied that obligation by pre-funding their respective portions of those costs. The funds are invested in cash equivalents and government-backed interest-bearing securities. As of December 31, 2003, the value of those funds, classified as reclamation deposits on the Consolidated Balance Sheets, was $51.1 million. One customer under the same coal supply agreement elected not to pre-fund its obligation but in 2003 began to fund a separate reclamation account to satisfy the contract provisions. The balance in that account was $1.7 million and the present value of that customer’s obligation was $6.3 million as of December 31, 2003 and is classified as contractual third party reclamation obligations on the Consolidated Balance Sheets.

Also at the Rosebud Mine, all of the owners of the Colstrip Station are contractually required to reimburse the Company for contemporaneous reclamation costs as they are incurred. As of December 31, 2003, the total amount of such costs outstanding was $7.3 million, which amount is included in other receivables on the Consolidated Balance Sheets.

At the Jewett Mine, the customer is contractually responsible for all post-production reclamation obligations and has provided a $50.0 million corporate guarantee to the Railroad Commission of Texas to assure performance of such final reclamation. The present value of the customer’s obligation was $12.8 million as of December 31, 2003, which is classified as contractual third party reclamation obligations on the Consolidated Balance Sheets.

At the Absaloka Mine, the contract miner, Washington Group International (“WGI”), is obligated to perform the vast majority of all reclamation activities, including all final backfilling, regrading and seeding. Westmoreland Resources Inc. (“WRI”) owns the Absaloka Mine, and Westmoreland owns 80% of WRI. WRI has a maximum financial responsibility for these activities of $1.7 million, which amount is being pre-funded through annual installment payments of $113,000 through 2005. Once the contract miner has performed its final reclamation obligations, WRI will be responsible for site maintenance and monitoring until final bond release. To assure compliance, and as part of a settlement of several outstanding issues in 2002, the contract miner has established an escrow account into which 6.5% of every contract mining invoice payment is being deposited. The balance as of December 31, 2003 was $1.5 million which includes WRI’s 2003 annual installment of $113,000. The present value of the contract miner’s reclamation obligation was $6.3 million as of December 31, 2003, and is classified as contractual third party reclamation obligations on the Consolidated Balance Sheets.

Royalty Claims

The Company has received demand letters from the Montana Department of Revenue (“DOR”), as agent for the Minerals Management Service (“MMS”) of the U.S. Department of the Interior, asserting underpayment of certain royalties allegedly due at the Rosebud Mine. The claims relate to the fees the Company receives to transport coal from the contract delivery point to the customer, certain “take or pay” payments the Company received when its customers did not require coal, and adjustments for certain taxes. The total amount of the claims is approximately $15.5 million, including penalties and interest, which continues to accrue. The Company continues to receive transportation fees and expects DOR to assert claims for additional underpayment and to issue more demand letters until the appeal process is completed. The Company believes that the DOR/MMS claims are improper and is vigorously contesting them. The appeal process will take several years. In the event of a negative outcome with DOR and MMS, the Company believes that certain of the Company’s customers are contractually obligated to reimburse the Company for any claims paid plus legal expenses.

UMWA Master Agreement

The Company was subject to certain financial ratio tests specified in a Contingent Promissory Note (the “Note”) executed in conjunction with an agreement with the UMWA Health and Retirement Funds (the “Master Agreement”) and others, which facilitated the Company’s discharge from Chapter 11 Bankruptcy in 1998. The Note was originally scheduled to terminate on January 1, 2005. On August 11, 2003, the Company reached an agreement with the above Funds, whereby, in exchange for a one-time payment of $225,000, the financial ratio tests, the Note, and a related security agreement were terminated. The Company will continue to be obligated to meet certain other covenants through the expiration of the Master Agreement on January 1, 2005.

Purchase Price Adjustment

The final purchase price for the Company’s 2001 acquisition of the coal business of Entech LLC is subject to a final adjustment. Pursuant to the terms of the Stock Purchase Agreement, certain adjustments to the purchase price were to be made as of the date the transaction closed to reflect the net assets of the acquired operations on the closing date and the net revenues that those operations had earned between January 1, 2001 and the closing date. In June 2001, Entech submitted proposed adjustments that would have increased the purchase price by approximately $9.0 million. In July 2001, the Company objected to Entech’s adjustments and submitted its own adjustments which would result in a substantial decrease in the original purchase price. The Stock Purchase Agreement requires that the parties’ disagreements be submitted to an independent accountant for resolution. The Company also submitted a timely claim for indemnification by Entech.

Litigation in the New York courts ensued. On June 18, 2003, Touch America Holdings, Inc. (formerly Montana Power Company) and Entech LLC (formerly Entech Inc., and together with Touch America Holdings, Inc., “the Debtors,”) filed bankruptcy petitions in the United States Bankruptcy Court in Delaware. As a result, the automatic stay provisions of the Bankruptcy Code prevent any pending action from proceeding or any new actions from being filed against the Debtors. The Company’s pending litigation involving the purchase price adjustment is now stayed. The Company filed appropriate proofs of claim.

The Company is currently evaluating its options for proceeding, which include (1) seeking relief from the stay, so that it can continue to pursue its purchase price adjustment claims through the independent accountant and in an action at law in the New York courts, and (2) seeking to resolve its claims as part of the bankruptcy proceeding.

Tax Assessments

The ROVA project is located in Halifax County, North Carolina and is the County’s largest taxpayer. In 2002, the County hired an independent consultant to review and audit the property tax returns for the previous five years. In May 2002, the County advised the ROVA project that its returns were being scrutinized for potential underpayment due to undervaluation of property subject to tax. ROVA responded to the County that its valuation was consistent with a preconstruction agreement reached with the County in 1996. In late 2002, the ROVA projects received notice of an assessment of $4.6 million for the years 1997 to 2001. The ROVA Project filed a protest. Since that date the County has increased the amount of its claim to $5.3 million, which includes tax years 1996, 2002 and 2003. With penalty and interest, the total amount claimed due by the County is $8.3 million. The ROVA Project Partnership believes its position is meritorious; however, it is impossible to predict the outcome. If the assessment is upheld, in addition to the amounts assessed, the ROVA Project’s future taxes would increase by approximately $600,000 per year, of which we would be responsible for half.

Niagara Mohawk Power Corporation (“NIMO”) was party to power purchase agreements with independent power producers, including the Rensselaer project, in which the Company owned an interest. In 1997, the New York Public Service Commission approved NIMO’s plan to terminate or restructure 29 power purchase contracts. The Rensselaer project agreed to terminate its Power Purchase and Supply Agreement after NIMO threatened to seize the project under its power of eminent domain. NIMO and the Rensselaer project executed a settlement agreement in 1998. On February 11, 2003, the North Carolina Department of Revenue notified us that it had disallowed the exclusion of gain from the settlement agreement between NIMO and the Rensselaer project. The State of North Carolina has assessed a current tax of $3.5 million, interest of $1.0 million, and a penalty of $0.9 million. We have filed a protest. The North Carolina Department of Revenue held a hearing on May 28, 2003. In November 2003, the Company submitted further documentation to the State to support its position and is awaiting their response.

Other Contingencies

McGreevey Litigation

In late 2002, the Company was served with a complaint in a case styled McGreevey et al. v. Montana Power Company et al. in a Montana State court. Plaintiffs filed their first complaint on August 16, 2001. This was the Plaintiffs’ Fourth Amendment Complaint which added Westmoreland as a defendant to a shareholder suit against Montana Power Company, various officers of Montana Power Company, the Board of Directors of Montana Power Company, financial advisors and lawyers representing Montana Power Company and the purchasers of some of the businesses formerly owned by Montana Power Company and Entech, Inc., a subsidiary of Montana Power Company. The plaintiffs seek to rescind the sale by Montana Power of its generating, oil and gas, and transmission businesses, and the sale by Entech of its coal business or to compel the purchasers to hold these businesses in trust for the shareholders. The Plaintiffs contend that the shareholders were entitled to vote to approve the sale by Entech to the Company even though they were not shareholders of Entech. Westmoreland has filed an answer, various affirmative defenses and a counterclaim against the plaintiffs.

The litigation has been transferred to the U.S. District Court in Billings, Montana. In December 2003, Montana Power and Entech sought to enforce the bankruptcy code’s automatic stay against the McGreevey plaintiffs. The plaintiffs have consented to a stay of the McGreevey litigation for approximately four months.

Combined Benefit Fund

The Company makes monthly premium payments to the UMWA Combined Benefit Fund (“CBF”), a multiemployer health plan neither controlled nor administered by the Company. The previous amount of the monthly premiums was less than $400,000 and is recalculated each October. In 1996, a Federal Court ordered a decrease in the premiums charged by the CBF as a result of a finding that the formula being used by the government to determine reimbursement for health benefits under the Coal Act had been discontinued and that the actual amounts received by the CBF should be used instead. In connection with a separate case brought by the CBF, the Trustees of the CBF obtained notice of a premium increase on June 10, 2003 for beneficiaries assigned to companies under the Coal Act from the Social Security Administration (“SSA”). The CBF seeks to impose the increase retroactively to 1995 and has imposed a retroactive “catch-up” premium equal to the entire amount alleged to be due for the period from 1995 through October 2003, payable over the twelve months commencing October 2003. The net effect of these assessments increased the Company’s monthly payments to the CBF to $859,000 for the twelve months ending September 2004. The Company has commenced paying the higher monthly invoices while it vigorously pursues its legal remedies. As of December 31, 2003, the Company has accrued the remaining retroactive portion of the CBF premiums totaling $3.5 million.

The Company is a party to other claims and lawsuits with respect to various matters in the normal course of business. The ultimate outcome of these matters is not expected to have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

Lease Obligations

The Company leases certain of its coal reserves from third parties and pays royalties based on either a per ton rate or as a percentage of revenues received. Royalties charged to expense under all such lease agreements amounted to $24.2 million, $25.5 million and $21.7 million in 2003, 2002 and 2001, respectively.

The Company has operating lease commitments expiring at various dates, primarily for real property and equipment. Rental expense under operating leases during 2003, 2002 and 2001 totaled $2.9 million, $4.3 million and $3.2 million, respectively. Minimum future rental obligations existing under these leases at December 31, 2003 are as follows (in thousands):

Lease Obligations

2004	$ 2,753
2005	1,356
2006	867
2007	618
2008 and thereafter	-

Long-Term Sales Commitments

The following table presents estimated total sales tonnage under existing long-term contracts for the next five years from the Company’s existing mining operations. The prices for all future tonnage are subject to revision and adjustments based upon market prices, certain indices and/or cost recovery.

Projected Sales Tonnage Under
Existing Long-Term Contracts
(in millions of tons)

2004	29.6
2005	28.8
2006	28.3
2007	27.8
2008	22.3

The tonnages in the table above represent estimated sales tonnage under existing, signed contracts and generally exclude pending or anticipated contract renewals or new contracts. These projections reflect customers’ scheduled major plant outages, if known.

15.    RESTRICTED NET ASSETS OF WESTMORELAND MINING LLC

As discussed in Note 2, WML was formed for the purpose of facilitating the financing of the acquisitions completed effective April 30, 2001. The line of credit and existing term notes entered into by WML for that purpose restrict the cash and other assets available for distribution or dividend to the parent company or other entities in the consolidated group. See Note 5 for a more detailed discussion of the restrictions and the amount of cash that is available for general use. Due to the recognition of a $55.6 million deferred tax asset in purchase accounting relating primarily to Westmoreland Coal Company’s net operating loss carryforwards, WML’s basis in property, plant and equipment is higher than that recognized in Westmoreland’s consolidated financial statements.

During the years ended December 31, 2003, 2002 and 2001, WML paid dividends and management fees to Westmoreland of $14.7 million, $14.9 million and $5.3 million, respectively.

The following are the condensed consolidated financial statements of WML and its subsidiaries as of and for the years ended December 31, 2003 and 2002 (in thousands):

Condensed Consolidated Balance Sheets
	December 31,
	2003	2002
Cash and cash equivalents	$4,053	$5,113
Accounts receivable, net	19,452	18,090
Restricted cash	17,427	12,883
Deferred overburden removal costs	12,654	10,348
Other current assets	17,868	19,580
Property, plant and equipment, net	168,788	208,639
Deferred tax assets	-	1,571
Reclamation deposits	52,786	49,484
Contractual third party reclamation obligations	19,843	23,448
Other assets	8,128	9,800

Total Assets	$320,999	$358,956

Current portion of long-term debt	$11,595	$8,852
Accounts payable and accrued expenses	31,187	30,715
Payable to parent	23,018	19,164
Line of credit	-	1,500
Long-term debt, less current portion	81,374	89,305
Deferred tax liabilities	114	-
Asset retirement obligations	115,852	152,967
Other liabilities	11,874	7,691
Member’s equity	45,985	48,762

Total Liabilities and Member’s Equity	$320,999	$358,956

Condensed Consolidated Statement of Operations

	Year Ended December 31,
	2003	2002

Coal revenues	$245,871	$256,363
Cost of sales – coal	(186,855)	(189,274)
Depreciation and amortization expense	(14,478)	(14,516)
Selling and administrative expense	(20,627)	(18,440)
Management fees to parent	(2,000)	(2,000)

Operating income	21,911	32,133

Interest expense	(9,371)	(10,012)
Interest and other income	1,995	2,154

Income before income taxes and cumulative effect of change in accounting principle	14,535	24,275

Income tax expense	(5,020)	(9,239)

Net income before cumulative effect of change in accounting principle	$9,515	$15,036
Cumulative effect of change in accounting principle	358	-

Net income	$9,873	$15,036

Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
	2003	2002

Net income	$9,873	$15,036
Depreciation and amortization expense	14,478	14,516
Deferred income tax expense (benefit)	1,685	(1,169)
Cumulative effect of change in accounting principle	(358)	-
Changes in operating assets and liabilities	12,233	20,456

Cash provided by operating activities	37,911	48,839

Fixed asset additions	(12,760)	(7,286)
Increase in restricted cash	(7,846)	(4,512)
Proceeds from asset sales	973	610

Cash used in investing activities	(19,633)	(11,188)

Proceeds from borrowings of long-term debt, net	4,590	-
Repayment of long-term debt	(9,778)	(13,753)
Borrowings (repayments) under line of credit, net	(1,500)	(6,500)
Dividends to parent	(12,650)	(12,909)

Cash used in financing activities	(19,338)	(33,162)

Net increase in cash and cash equivalents	(1,060)	4,489
Cash and cash equivalents, beginning of year	5,113	624

Cash and cash equivalents, end of year	$4,053	$5,113

16.    TRANSACTIONS WITH AFFILIATED COMPANIES

WRI has a coal mining contract with WGI, its 20% stockholder. Mining costs incurred under the contract were $20.5 million, $18.0 million and $21.5 million in 2003, 2002 and 2001, respectively.

17.    QUARTERLY FINANCIAL DATA (UNAUDITED)

The quarterly data presented below reflect the reclassification of discontinued operations identified during the fourth quarter of 2003 and as a result differ from those previously filed. Summarized quarterly financial data for 2003 and 2002 are as follows:

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31

	(in thousands except per share data)
2003
Revenues	$78,284	$70,455	$83,291	$78,780
Costs and expenses	75,775	73,585	84,025	70,310

Operating income	2,509	(3,130)	(734)	8,470
Income (loss) from continuing
operations before income taxes	605	(4,941)	(2,948)	6,633
Income tax (expense) benefit	910	3,459	4,229	2,373
Loss from discontinued operations	(184)	2,306	(9)	-
Cumulative effect of change in accounting principle	161	-	-	-
Net income	1,492	824	1,272	9,006
Less preferred stock dividend
requirements	(440)	(440)	(436)	(436)

Net income applicable to common
shareholders	$1,052	$384	$836	$8,570

Income per share applicable to common shareholders:
Basic	$0.14	$0.05	$0.11	$1.08
Diluted	$0.13	$0.05	$0.10	$1.02

Weighted average number of common and common equivalent shares outstanding:
Basic	7,728	7,762	7,805	7,899
Diluted	8,223	8,331	8,378	8,426

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31

	(in thousands except per share data)
2002
Revenues	$83,213	$83,683	$75,280	$73,565
Costs and expenses	77,367	78,601	70,865	70,075

Operating income	5,846	5,082	4,415	3,490
Income (loss) from continuing
operations before income taxes	3,462	3,188	3,619	1,071
Income tax (expense) benefit	(802)	(512)	1,212	2,470
Loss from discontinued operations	(329)	(376)	(2,572)	(306)
Net income	2,331	2,300	2,259	3,235
Less preferred stock dividend
requirements	(444)	(444)	(444)	(440)

Income applicable to common
shareholders	$1,887	$1,856	$1,815	$2,795

Income per share applicable to common shareholders:
Basic	$0.25	$0.24	$0.24	$0.36
Diluted	$0.23	$0.23	$0.22	$0.34

Weighted average number of common and common equivalent shares outstanding:
Basic	7,531	7,584	7,638	7,677
Diluted	8,103	8,159	8,146	8,172

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders
Westmoreland Coal Company:

Under date of February 20, 2004, except as to Notes 5 and 9 which are as of March 8, 2004, we reported on the consolidated balance sheets of Westmoreland Coal Company and subsidiaries as of December 31, 2003 and 2002, and the related statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, Annual Report on Form 10-K of Westmoreland Coal Company. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule II. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

Denver, Colorado
February 20, 2004

Schedule II

WESTMORELAND COAL COMPANY AND SUBSIDIARIES

Valuation Accounts
Years Ended December 31, 2002, 2001 and 2000

(in thousands)

	Balance at beginning of year	Deductions credited to earnings	Other Additions	Balance at end of year

Year ended December 31, 2003:

Allowance for doubtful accounts	$2,441	-	-	$2,441	(A)

Year ended December 31, 2002:

Allowance for doubtful accounts	$2,957	(516)	-	$2,441	(A)

Year ended December 31, 2001:

Allowance for doubtful accounts	$3,301	(446)	102	$2,957	(A)

Amounts above include current and non-current valuation accounts.

(A)	Includes reserves related to the uncollectibility of notes receivable reported as a reduction of other assets in the Company's Consolidated Balance Sheets.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the various fees and expenses payable in connection with the issuance and distribution of the securities being registered, all of which we will pay. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Registration fee - Securities and Exchange Commission		$4,026

American Stock Exchange listing fee		*

Legal fees and expenses		*

Accounting fees and expenses		*

Printing fees and expenses		*

Subscription Agent fees and expenses		*

Miscellaneous expenses		*

Total Expenses	$	*

* To be completed by amendment

Item 14. Indemnification of Directors and Officers.

        Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Restated Certificate of Incorporation limits the liability of directors to the extent permitted by Delaware law.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Section 145 also permits us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Westmoreland, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability.

        Our bylaws obligate us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or supervisor or manager of Westmoreland or a constituent corporation absorbed in a consolidation or merger, or while a director, officer or supervisor or manager of Westmoreland is or was serving at the request of Westmoreland or a constituent corporation absorbed in a consolidation or merger, as a director, officer or supervisor or manager of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation to the extent that such person is not otherwise indemnified and to the extent such indemnification is not prohibited by applicable law. Our bylaws also obligate us to pay any such person’s expenses in advance of the final disposition of any such proceeding, if such person undertakes to repay any amount so advanced if it shall ultimately be determined that he is not entitled to be indemnified by us.

        Under our bylaws, our obligation to indemnify, including the duty to advance expenses, is a contract between our company and each person entitled to indemnification, and no modification of our bylaws may affect, to the detriment of any such person, our obligations in connection with a claim based on any act or failure to act occurring before such modification.

        Our bylaws also permit us to purchase and maintain insurance, and we have purchased insurance on behalf of our directors and officers.

        Under our bylaws, the rights to indemnification and advance of expenses are not exclusive of any other right to which an indemnified person may be entitled, and all such rights shall inure to the benefit of the indemnified person and his or her heirs, executors and administrators.

Item 15. Recent Sales of Unregistered Securities.

        In the three years preceding the filing of this registration statement, we have not sold any securities that were not registered under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)   Exhibits.

EXHIBIT NUMBER	DESCRIPTION

3.1	Restated Certificate of Incorporation of Westmoreland Coal Company (originally filed as Exhibit 3(a) to the registrant’s Annual Report on Form 10-K (File No. 001-11155) for the year ended December 31, 1994, superseded by copy filed herewith).

3.2	Bylaws, as amended, of Westmoreland Coal Company (filed as Exhibit 3(b) to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed June 21, 1999 and incorporated herein by reference).

4.1	Specimen certificate representing the Common Stock of Westmoreland Coal Company (filed as Exhibit 4(c) to the registrant’s Registration Statement on Form S-2 (Registration No. 33-1950) filed December 4, 1985 and incorporated herein by reference).

4.2	Indenture between Westmoreland and Fidelity Bank, National Association, as Trustee relating to the Exchange Debentures (originally filed as Exhibit 4.1 to the registrant’s Registration Statement on Form S-2 (Registration No. 33-47872) filed May 13, 1992, as subsequently amended, superseded by copy filed herewith).

4.3	Form of Exchange Debenture (originally filed as Exhibit 4.2 to the registrant’s Registration Statement on Form S-2 (Registration No. 33-47872) filed May 13, 1992, as subsequently amended, included as part of the indenture between Westmoreland and Fidelity Bank, National Association, superseded by copy filed herewith).

4.4	Deposit Agreement among Westmoreland, First Chicago Trust Company of New York, as Depository and the holders from time to time of the Depositary Receipts (originally filed as Exhibit 4.3 to the registrant’s Registration Statement on Form S-2 (Registration No. 33-47872) filed May 13, 1992, as subsequently amended, superseded by copy filed herewith).

4.5	Form of Depositary Receipt (originally filed as Exhibit 4.7 to the registrant’s Registration Statement on Form S-2 (Registration No. 33-47872) filed May 13, 1992, as subsequently amended, included as part of the Deposit Agreement among Westmoreland, First Chicago Trust Company of New York, as Depository and the holders from time to time of the Depositary Receipts filed herewith).

4.6	Specimen certificate representing the Preferred Stock of Westmoreland Coal Company (filed as Exhibit 4.6 to the registrant’s Registration Statement on Form S-2 (Registration No. 33-47872) filed May 13, 1992, as subsequently amended, and incorporated herein by reference).

4.7	Amended and Restated Rights Agreement, dated as of February 7, 2003, between Westmoreland Coal Company and EquiServe Trust Company, N.A. (filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed February 7, 2003 and incorporated herein by reference).

4.8	Form of Subscription Rights Certificate (to be filed by amendment).

5.1	Opinion of W. Michael Lepchitz, Esq.

10.1	Westmoreland Coal Company 1985 Incentive Stock Option and Stock Appreciation Rights Plan (filed as Exhibit 10(c) to the registrant’s Registration Statement on Form S-2 (Registration No. 33-1950) filed December 4, 1985 and incorporated herein by reference).

10.2	Executive Severance Policy, established in 1990 for certain executive officers of Westmoreland Coal Company (the description of the Executive Severance Policy was originally included in the registrant’s Definitive Proxy Statement (File No. 001-11155) filed April 20, 2000, superseded by copy filed herewith).

10.3	Westmoreland Coal Company 1991 Non-Qualified Stock Option Plan for Non-Employee Directors (filed as Exhibit 10(i) to the registrant’s Annual Report on Form 10-K (File No. 0-752) for the year ended December 31, 1990 and incorporated herein by reference).

10.4	Supplemental Executive Retirement Plan, effective January 1, 1992, for certain executive officers and other key individuals, to supplement Westmoreland’s Retirement Plan (filed as Exhibit 10(d) to the registrant’s Annual Report on Form 10-K (File No. 001-11155) for the year ended December 31, 2000 and incorporated herein by reference).

10.5	Amended Coal Lease Agreement between Westmoreland Resources, Inc. and Crow Tribe of Indians, dated November 26, 1974, as further amended in 1982 (filed as Exhibit 10(a) to the registrant’s Quarterly Report on Form 10-Q (File No. 0-752) for the quarter ended March 31, 1992 and incorporated herein by reference).

10.6	Westmoreland Coal Company 1995 Long-Term Incentive Stock Plan (filed as Appendix 3 to the registrant’s Definitive Proxy Statement (File No. 0-752) filed April 28, 1995 and incorporated herein by reference).

10.7	Master Agreement, dated as of January 4, 1999 between Westmoreland Coal Company, Westmoreland Resources, Inc., Westmoreland Energy, Inc., Westmoreland Terminal Company, and Westmoreland Coal Sales Company, the UMWA 1992 Benefit Plan and its Trustees, the UMWA Combined Benefit Fund and its Trustees, the UMWA 1974 Pension Trust and its Trustees, the United Mine Workers of America, and the Official Committee of Equity Security Holders in the chapter 11 case of Westmoreland Coal and its official members (filed as Exhibit 99.2 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed February 4, 1999 and incorporated herein by reference).

10.8	Westmoreland Coal Company 1996 Directors’ Stock Incentive Plan (filed as Exhibit 10(i) to the registrant’s Annual Report on Form 10-K (File No. 001-11155) for the year ended December 31, 2000 and incorporated herein by reference).

10.9	Westmoreland Coal Company 2000 Nonemployee Directors’ Stock Incentive Plan (filed as Exhibit 10(j) to the registrant’s Annual Report on Form 10-K (File No. 001-11155) for the year ended December 31, 2000 and incorporated herein by reference).

10.10	Westmoreland Coal Company 2000 Long-Term Incentive Stock Plan (filed as Annex A to the registrant's Definitive Proxy Statement (File No. 001-11155) filed April 20, 2000 and incorporated herein by reference).

10.11	Westmoreland Coal Company 2001 Directors Compensation Policy.

10.12	Amended and Restated Coal Supply Agreement dated August 24, 1998, by and among The Montana Power Company, Puget Sound Energy, Inc., The Washington Water Power Company, Portland General Electric Company, PacifiCorp and Western Energy Company (filed as Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.13	Coal Transportation Agreement dated July 10, 1981, by and among the Montana Power Company, Puget Sound Power & Light Company, Puget Colstrip Construction Company, The Washington Water Power Company, Portland General Electric Company, Pacific Power & Light Company, Basin Electric Power Cooperative, and Western Energy Company (filed as Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.14	Amendment No. 1 to the Coal Transportation Agreement dated September 14, 1987, by and among The Montana Power Company, Puget Sound Power & Light Company, Puget Colstrip Construction Company, The Washington Water Power Company, Portland General Electric Company, Pacific Power & Light Company and Western Energy Company (filed as Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.15	Amendment No. 2 to the Coal Transportation Agreement dated August 24, 1998, by and among The Montana Power Company, Puget Sound Power & Light Company, Puget Colstrip Construction Company, The Washington Water Power Company, Portland General Electric Company, Pacific Power & Light Company, Basin Electric Power Cooperative, and Western Energy Company (filed as Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.16	Lignite Supply Agreement dated August 29, 1979, between Northwestern Resources Co. and Utility Fuels Inc. (filed as Exhibit 10.5 to the registrant's Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.17	Settlement Agreement and Amendment of Existing Contracts dated August 2, 1999, between Northwestern Resources Co. and Reliant Energy, Incorporated (filed as Exhibit 10.6 to the registrant's Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.18	Term Loan Agreement dated as of April 27, 2001 by and among Westmoreland Mining LLC, WCCO-KRC Acquisition Corp., Dakota Westmoreland Corporation, Western Energy Company, Northwestern Resources Co., the other entities from time to time party thereto as guarantors, and the purchasers named in Schedule A thereto (filed as Exhibit 99.2 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed May 15, 2001 and incorporated herein by reference).

10.19	Credit Agreement dated as of April 27, 2001 by and among Westmoreland Mining LLC, WCCO-KRC Acquisition Corp., Dakota Westmoreland Corporation, Western Energy Company, Northwestern Resources Co., the other entities from time to time party thereto as guarantors, the banks party thereto, and PNC Bank, National Association, in its capacity as agent for the banks (filed as Exhibit 99.3 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed May 15, 2001 and incorporated herein by reference).

10.20	First Amendment to Credit Agreement dated as of August 15, 2001 among Westmoreland Mining LLC, the Loan Parties under the Credit Agreement, the Banks under the Credit Agreement, and PNC Bank, National Association, as Agent (filed as Exhibit 10.7 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.21	First Amendment to Note Purchase Agreement dated as of August 15, 2001 among Westmoreland Mining LLC, the other Obligors under the Agreement, the Purchasers under the Agreement, and PNC Capital Markets, Inc., as lead arranger (filed as Exhibit 10.8 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.22	Amendment No. 2 to Credit Agreement dated February 27, 2002 among Westmoreland Mining LLC, the Loan Parties under the Credit Agreement, the Banks under the Credit Agreement, and PNC Bank, National Association, as Agent (filed as Exhibit 10(w) to the registrant’s Annual Report on Form 10-K (File No. 001-11155) for the year ended December 31, 2001 and incorporated herein by reference).

10.23	Second Amendment to Term Loan Agreement dated February 27, 2002 among Westmoreland Mining LLC, the other Obligors under the Agreement, the Purchasers under the Agreement, and PNC Capital Markets, Inc. as lead arranger (filed as Exhibit 10(x) to the registrant’s Annual Report on Form 10-K (File No. 001-11155) for the year ended December 31, 2001 and incorporated herein by reference).

10.24	Third Amendment to Term Loan Agreement dated March 8, 2004 among Westmoreland Mining LLC, the other Obligors under the Agreement, the Purchasers under the Agreement, and PNC Capital Markets, Inc. as lead arranger (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed March 10, 2004 and incorporated herein by reference).

10.25	Third Amendment to Credit Agreement dated March 8, 2004 among Westmoreland Mining LLC, the Loan Parties under the Credit Agreement, the Banks under the Credit Agreement, and PNC Bank, National Association, as Agent (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed March 10, 2004 and incorporated herein by reference).

10.26	Loan Agreement dated as of December 14, 2001 between Westmoreland Coal Company, a Delaware corporation, and First Interstate Bank, a Montana corporation (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed December 19, 2001 and incorporated herein by reference).

10.27	First Amendment dated as of December 24, 2002 to Loan Agreement dated December 14, 2001 between Westmoreland Coal Company, a Delaware corporation, and First Interstate Bank, a Montana corporation (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed January 28, 2003 and incorporated herein by reference).

10.28	Second Amendment dated as of January 24, 2003 to Loan Agreement dated December 14, 2001 between Westmoreland Coal Company, a Delaware corporation, and First Interstate Bank, a Montana corporation (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed January 28, 2003 and incorporated herein by reference).

10.29	Third Amendment effective as of June 24, 2004 to Loan Agreement dated December 14, 2001 between Westmoreland Coal Company, a Delaware corporation, and First Interstate Bank, a Montana corporation (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed June 30, 2004 and incorporated herein by reference).

10.30	Pledge Agreement dated as of April 27, 2001, by and among Westmoreland Coal Company, Westmoreland Mining LLC, the other entities from time to time party thereto as pledgors, and Firstar Bank, N.A., as collateral agent for the purchasers in connection with the Term Loan Agreement (filed as Exhibit 99.4 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed May 15, 2001 and incorporated herein by reference).

10.31	Pledge Agreement dated as of April 27, 2001, by and among Westmoreland Coal Company, Westmoreland Mining LLC, the other entities from time to time party thereto as pledgors, and Firstar Bank, N.A., as collateral agent for the banks in connection with the Revolving Credit Agreement (filed as Exhibit 99.5 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed May 15, 2001 and incorporated herein by reference).

10.32	Continuing Agreement of Guaranty and Suretyship dated as of April 27, 2001, by and among WCCO-KRC Acquisition Corp., Dakota Westmoreland Corporation, Western Energy Company, Northwestern Resources Co., and each of the other persons which becomes a guarantor thereunder, in favor of the purchasers under the Term Loan Agreement (filed as Exhibit 99.6 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed May 15, 2001 and incorporated herein by reference).

10.33	Continuing Agreement of Guaranty and Suretyship dated as of April 27, 2001, by and among WCCO-KRC Acquisition Corp., Dakota Westmoreland Corporation, Western Energy Company, Northwestern Resources Co., and each of the other persons which becomes a guarantor thereunder, in favor of PNC Bank, National Association, as agent for the banks in connection with that Credit Agreement (filed as Exhibit 99.7 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed May 15, 2001 and incorporated herein by reference).

10.34	Security Agreement dated as of April 27, 2001, by and among Westmoreland Mining LLC, WCCO-KRC Acquisition Corp., Dakota Westmoreland Corporation, Western Energy Company, Northwestern Resources Co., and each of the other persons which becomes a guarantor under the Term Loan Agreement and Firstar Bank, N.A., as collateral agent for the purchasers under the Term Loan Agreement (filed as Exhibit 99.8 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed May 15, 2001 and incorporated herein by reference).

10.35	Stock Purchase Agreement dated as of September 15, 2000, by and between Westmoreland Coal Company and Entech, Inc. (filed as Exhibit 99.1 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed February 5, 2001 and incorporated herein by reference).

10.36	Westmoreland Coal Company 2002 Long-Term Incentive Stock Plan (filed as Annex A to the registrant’s Definitive Proxy Statement (File No. 001-11155) filed April 23, 2002 and incorporated herein by reference).

10.37	Letter Agreement dated June 18, 2002, between Reliant-HL&P and Northwestern Resources Co. (filed as Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2002 and incorporated herein by reference).

10.38	Approved Westmoreland Coal Company 2000 Performance Unit Plan, dated May 22, 2003 (filed as Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2003 and incorporated herein by reference).

10.39	First Amendment to Westmoreland Coal Company 2000 Non-employee Directors’ Stock Incentive Plan, dated May 22, 2003 (filed as Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2003 and incorporated herein by reference).

10.40	Termination Agreement for Robert J. Jaeger, Chief Financial Officer (filed as Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2003 and incorporated herein by reference).

10.41	Supplemental Settlement Agreement and Amendment of Existing Contracts Between Northwestern Resources Company and Texas Genco, L.P. dated January 30, 2004 (filed as Exhibit 10(nn) to the registrant’s Annual Report on Form 10-K (File No. 001-11155) for the year ended December 31, 2003 and incorporated herein by reference).

21.1	Subsidiaries of Westmoreland Coal Company.

23.1	Consent of KPMG LLP.

23.2	Consent of W. Michael Lepchitz (included in Exhibit 5.1 filed herewith).

23.3	Consent of IntraSearch Inc.

24.1	Power of Attorney (included on the signature pages of this Registration Statement).

99.1	Form of Instructions for Use of Westmoreland Coal Company Subscription Rights Certificates (to be filed by amendment).

99.2	Form of Notice of Guaranteed Delivery for Subscription Rights Certificates (to be filed by amendment).

99.3	Form of Letter from Westmoreland Coal Company to Stockholders who are Record Holders (to be filed by amendment).

99.4	Form of Letter from Westmoreland Coal Company to Securities Dealers, Commercial Banks, Trust Companies and other Nominees (to be filed by amendment).

99.5	Form of Letter from Nominees to Stockholders who are Beneficial Owners (to be filed by amendment).

99.6	Form of Nominee Holder Certification (to be filed by amendment).

99.7	Form of Beneficial Owner Election Form (to be filed by amendment).

(b)   Financial Statement Schedules.

        Schedule II - Valuation and Qualifying Accounts.

        All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Colorado Springs, State of Colorado, on July 28, 2004.

WESTMORELAND COAL COMPANY

By:	/s/ Christopher K. Seglem
Christopher K. Seglem
Chairman of the Board, President, and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of Westmoreland Coal Company, hereby severally constitute and appoint W. Michael Lepchitz, Ronald H. Beck and Thomas S. Barta, and each of them singly, our true and lawful attorneys with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Westmoreland Coal Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher K. Seglem Christopher K. Seglem	Chairman of the Board of Directors, President, and Chief Executive Officer (Principal executive officer)	July 28, 2004

/s/ Ronald H. Beck Ronald H. Beck	Vice President of Finance and Treasurer (Principal financial officer)	July 28, 2004

/s/ Thomas S. Barta Thomas S. Barta	Controller (Principal accounting officer)	July 28, 2004

/s/ Michael Armstrong Michael Armstrong	Director	July 28, 2004

/s/ Thomas J. Coffey Thomas J. Coffey	Director	July 28, 2004

/s/ Pemberton Hutchinson Pemberton Hutchinson	Director	July 28, 2004

/s/ Robert E. Killen Robert E. Killen	Director	July 28, 2004

/s/ Thomas W. Ostrander Thomas W. Ostrander	Director	July 28, 2004

/s/ James W. Sight James W. Sight	Director	July 28, 2004

/s/ William M. Stern William M. Stern	Director	July 28, 2004

/s/ Donald A. Tortorice Donald A. Tortorice	Director	July 28, 2004

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

3.1	Restated Certificate of Incorporation of Westmoreland Coal Company (originally filed as Exhibit 3(a) to the registrant’s Annual Report on Form 10-K (File No. 001-11155) for the year ended December 31, 1994, superseded by copy filed herewith).

3.2	Bylaws, as amended, of Westmoreland Coal Company (filed as Exhibit 3(b) to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed June 21, 1999 and incorporated herein by reference).

4.1	Specimen certificate representing the Common Stock of Westmoreland Coal Company (filed as Exhibit 4(c) to the registrant’s Registration Statement on Form S-2 (Registration No. 33-1950) filed December 4, 1985 and incorporated herein by reference).

4.2	Indenture between Westmoreland and Fidelity Bank, National Association, as Trustee relating to the Exchange Debentures (originally filed as Exhibit 4.1 to the registrant’s Registration Statement on Form S-2 (Registration No. 33-47872) filed May 13, 1992, as subsequently amended, superseded by copy filed herewith).

4.3	Form of Exchange Debenture (originally filed as Exhibit 4.2 to the registrant’s Registration Statement on Form S-2 (Registration No. 33-47872) filed May 13, 1992, as subsequently amended, included as part of the indenture between Westmoreland and Fidelity Bank, National Association, superseded by copy filed herewith).

4.4	Deposit Agreement among Westmoreland, First Chicago Trust Company of New York, as Depository and the holders from time to time of the Depositary Receipts (originally filed as Exhibit 4.3 to the registrant’s Registration Statement on Form S-2 (Registration No. 33-47872) filed May 13, 1992, as subsequently amended, superseded by copy filed herewith).

4.5	Form of Depository Receipt (originally filed as Exhibit 4.7 to the registrant’s Registration Statement on Form S-2 (Registration No. 33-47872) filed May 13, 1992, as subsequently amended, included as part of the Deposit Agreement among Westmoreland, First Chicago Trust Company of New York, as Depository and the holders from time to time of the Depositary Receipts filed herewith).

4.6	Specimen certificate representing the Preferred Stock of Westmoreland Coal Company (filed as Exhibit 4.6 to the registrant’s Registration Statement on Form S-2 (Registration No. 33-47872) filed May 13, 1992, as subsequently amended, and incorporated herein by reference).

4.7	Amended and Restated Rights Agreement, dated as of February 7, 2003, between Westmoreland Coal Company and EquiServe Trust Company, N.A. (filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed February 7, 2003 and incorporated herein by reference).

4.8	Form of Subscription Rights Certificate (to be filed by amendment).

5.1	Opinion of W. Michael Lepchitz, Esq.

10.1	Westmoreland Coal Company 1985 Incentive Stock Option and Stock Appreciation Rights Plan (filed as Exhibit 10(c) to the registrant’s Registration Statement on Form S-2 (Registration No. 33-1950) filed December 4, 1985 and incorporated herein by reference).

10.2	Executive Severance Policy, established in 1990 for certain executive officers of Westmoreland Coal Company (the description of the Executive Severance Policy was originally included in the registrant’s Definitive Proxy Statement (File No. 001-11155) filed April 20, 2000, superseded by copy filed herewith).

10.3	Westmoreland Coal Company 1991 Non-Qualified Stock Option Plan for Non-Employee Directors (filed as Exhibit 10(i) to the registrant’s Annual Report on Form 10-K (File No. 0-752) for the year ended December 31, 1990 and incorporated herein by reference).

10.4	Supplemental Executive Retirement Plan, effective January 1, 1992, for certain executive officers and other key individuals, to supplement Westmoreland’s Retirement Plan (filed as Exhibit 10(d) to the registrant’s Annual Report on Form 10-K (File No. 001-11155) for the year ended December 31, 2000 and incorporated herein by reference).

10.5	Amended Coal Lease Agreement between Westmoreland Resources, Inc. and Crow Tribe of Indians, dated November 26, 1974, as further amended in 1982 (filed as Exhibit 10(a) to the registrant’s Quarterly Report on Form 10-Q (File No. 0-752) for the quarter ended March 31, 1992 and incorporated herein by reference).

10.6	Westmoreland Coal Company 1995 Long-Term Incentive Stock Plan (filed as Appendix 3 to the registrant’s Definitive Proxy Statement (File No. 0-752) filed April 28, 1995 and incorporated herein by reference).

10.7	Master Agreement, dated as of January 4, 1999 between Westmoreland Coal Company, Westmoreland Resources, Inc., Westmoreland Energy, Inc., Westmoreland Terminal Company, and Westmoreland Coal Sales Company, the UMWA 1992 Benefit Plan and its Trustees, the UMWA Combined Benefit Fund and its Trustees, the UMWA 1974 Pension Trust and its Trustees, the United Mine Workers of America, and the Official Committee of Equity Security Holders in the chapter 11 case of Westmoreland Coal and its official members (filed as Exhibit 99.2 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed February 4, 1999 and incorporated herein by reference).

10.8	Westmoreland Coal Company 1996 Directors’ Stock Incentive Plan (filed as Exhibit 10(i) to the registrant’s Annual Report on Form 10-K (File No. 001-11155) for the year ended December 31, 2000 and incorporated herein by reference).

10.9	Westmoreland Coal Company 2000 Nonemployee Directors’ Stock Incentive Plan (filed as Exhibit 10(j) to the registrant’s Annual Report on Form 10-K (File No. 001-11155) for the year ended December 31, 2000 and incorporated herein by reference).

10.10	Westmoreland Coal Company 2000 Long-Term Incentive Stock Plan (filed as Annex A to the registrant's Definitive Proxy Statement (File No. 001-11155) filed April 20, 2000 and incorporated herein by reference).

10.11	Westmoreland Coal Company 2001 Directors Compensation Policy.

10.12	Amended and Restated Coal Supply Agreement dated August 24, 1998, by and among The Montana Power Company, Puget Sound Energy, Inc., The Washington Water Power Company, Portland General Electric Company, PacifiCorp and Western Energy Company (filed as Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.13	Coal Transportation Agreement dated July 10, 1981, by and among the Montana Power Company, Puget Sound Power & Light Company, Puget Colstrip Construction Company, The Washington Water Power Company, Portland General Electric Company, Pacific Power & Light Company, Basin Electric Power Cooperative, and Western Energy Company (filed as Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.14	Amendment No. 1 to the Coal Transportation Agreement dated September 14, 1987, by and among The Montana Power Company, Puget Sound Power & Light Company, Puget Colstrip Construction Company, The Washington Water Power Company, Portland General Electric Company, Pacific Power & Light Company and Western Energy Company (filed as Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.15	Amendment No. 2 to the Coal Transportation Agreement dated August 24, 1998, by and among The Montana Power Company, Puget Sound Power & Light Company, Puget Colstrip Construction Company, The Washington Water Power Company, Portland General Electric Company, Pacific Power & Light Company, Basin Electric Power Cooperative, and Western Energy Company (filed as Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.16	Lignite Supply Agreement dated August 29, 1979, between Northwestern Resources Co. and Utility Fuels Inc. (filed as Exhibit 10.5 to the registrant's Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.17	Settlement Agreement and Amendment of Existing Contracts dated August 2, 1999, between Northwestern Resources Co. and Reliant Energy, Incorporated (filed as Exhibit 10.6 to the registrant's Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.18	Term Loan Agreement dated as of April 27, 2001 by and among Westmoreland Mining LLC, WCCO-KRC Acquisition Corp., Dakota Westmoreland Corporation, Western Energy Company, Northwestern Resources Co., the other entities from time to time party thereto as guarantors, and the purchasers named in Schedule A thereto (filed as Exhibit 99.2 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed May 15, 2001 and incorporated herein by reference).

10.19	Credit Agreement dated as of April 27, 2001 by and among Westmoreland Mining LLC, WCCO-KRC Acquisition Corp., Dakota Westmoreland Corporation, Western Energy Company, Northwestern Resources Co., the other entities from time to time party thereto as guarantors, the banks party thereto, and PNC Bank, National Association, in its capacity as agent for the banks (filed as Exhibit 99.3 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed May 15, 2001 and incorporated herein by reference).

10.20	First Amendment to Credit Agreement dated as of August 15, 2001 among Westmoreland Mining LLC, the Loan Parties under the Credit Agreement, the Banks under the Credit Agreement, and PNC Bank, National Association, as Agent (filed as Exhibit 10.7 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.21	First Amendment to Note Purchase Agreement dated as of August 15, 2001 among Westmoreland Mining LLC, the other Obligors under the Agreement, the Purchasers under the Agreement, and PNC Capital Markets, Inc., as lead arranger (filed as Exhibit 10.8 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2001 and incorporated herein by reference).

10.22	Amendment No. 2 to Credit Agreement dated February 27, 2002 among Westmoreland Mining LLC, the Loan Parties under the Credit Agreement, the Banks under the Credit Agreement, and PNC Bank, National Association, as Agent (filed as Exhibit 10(w) to the registrant’s Annual Report on Form 10-K (File No. 001-11155) for the year ended December 31, 2001 and incorporated herein by reference).

10.23	Second Amendment to Term Loan Agreement dated February 27, 2002 among Westmoreland Mining LLC, the other Obligors under the Agreement, the Purchasers under the Agreement, and PNC Capital Markets, Inc. as lead arranger (filed as Exhibit 10(x) to the registrant’s Annual Report on Form 10-K (File No. 001-11155) for the year ended December 31, 2001 and incorporated herein by reference).

10.24	Third Amendment to Term Loan Agreement dated March 8, 2004 among Westmoreland Mining LLC, the other Obligors under the Agreement, the Purchasers under the Agreement, and PNC Capital Markets, Inc. as lead arranger (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed March 10, 2004 and incorporated herein by reference).

10.25	Third Amendment to Credit Agreement dated March 8, 2004 among Westmoreland Mining LLC, the Loan Parties under the Credit Agreement, the Banks under the Credit Agreement, and PNC Bank, National Association, as Agent (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed March 10, 2004 and incorporated herein by reference).

10.26	Loan Agreement dated as of December 14, 2001 between Westmoreland Coal Company, a Delaware corporation, and First Interstate Bank, a Montana corporation (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed December 19, 2001 and incorporated herein by reference).

10.27	First Amendment dated as of December 24, 2002 to Loan Agreement dated December 14, 2001 between Westmoreland Coal Company, a Delaware corporation, and First Interstate Bank, a Montana corporation (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed January 28, 2003 and incorporated herein by reference).

10.28	Second Amendment dated as of January 24, 2003 to Loan Agreement dated December 14, 2001 between Westmoreland Coal Company, a Delaware corporation, and First Interstate Bank, a Montana corporation (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed January 28, 2003 and incorporated herein by reference).

10.29	Third Amendment effective as of June 24, 2004 to Loan Agreement dated December 14, 2001 between Westmoreland Coal Company, a Delaware corporation, and First Interstate Bank, a Montana corporation (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed June 30, 2004 and incorporated herein by reference).

10.30	Pledge Agreement dated as of April 27, 2001, by and among Westmoreland Coal Company, Westmoreland Mining LLC, the other entities from time to time party thereto as pledgors, and Firstar Bank, N.A., as collateral agent for the purchasers in connection with the Term Loan Agreement (filed as Exhibit 99.4 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed May 15, 2001 and incorporated herein by reference).

10.31	Pledge Agreement dated as of April 27, 2001, by and among Westmoreland Coal Company, Westmoreland Mining LLC, the other entities from time to time party thereto as pledgors, and Firstar Bank, N.A., as collateral agent for the banks in connection with the Revolving Credit Agreement (filed as Exhibit 99.5 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed May 15, 2001 and incorporated herein by reference).

10.32	Continuing Agreement of Guaranty and Suretyship dated as of April 27, 2001, by and among WCCO-KRC Acquisition Corp., Dakota Westmoreland Corporation, Western Energy Company, Northwestern Resources Co., and each of the other persons which becomes a guarantor thereunder, in favor of the purchasers under the Term Loan Agreement (filed as Exhibit 99.6 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed May 15, 2001 and incorporated herein by reference).

10.33	Continuing Agreement of Guaranty and Suretyship dated as of April 27, 2001, by and among WCCO-KRC Acquisition Corp., Dakota Westmoreland Corporation, Western Energy Company, Northwestern Resources Co., and each of the other persons which becomes a guarantor thereunder, in favor of PNC Bank, National Association, as agent for the banks in connection with that Credit Agreement (filed as Exhibit 99.7 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed May 15, 2001 and incorporated herein by reference).

10.34	Security Agreement dated as of April 27, 2001, by and among Westmoreland Mining LLC, WCCO-KRC Acquisition Corp., Dakota Westmoreland Corporation, Western Energy Company, Northwestern Resources Co., and each of the other persons which becomes a guarantor under the Term Loan Agreement and Firstar Bank, N.A., as collateral agent for the purchasers under the Term Loan Agreement (filed as Exhibit 99.8 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed May 15, 2001 and incorporated herein by reference).

10.35	Stock Purchase Agreement dated as of September 15, 2000, by and between Westmoreland Coal Company and Entech, Inc. (filed as Exhibit 99.1 to the registrant’s Current Report on Form 8-K (File No. 001-11155) filed February 5, 2001 and incorporated herein by reference).

10.36	Westmoreland Coal Company 2002 Long-Term Incentive Stock Plan (filed as Annex A to the registrant’s Definitive Proxy Statement (File No. 001-11155) filed April 23, 2002 and incorporated herein by reference).

10.37	Letter Agreement dated June 18, 2002, between Reliant-HL&P and Northwestern Resources Co. (filed as Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2002 and incorporated herein by reference).

10.38	Approved Westmoreland Coal Company 2000 Performance Unit Plan, dated May 22, 2003 (filed as Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2003 and incorporated herein by reference).

10.39	First Amendment to Westmoreland Coal Company 2000 Non-employee Directors’ Stock Incentive Plan, dated May 22, 2003 (filed as Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2003 and incorporated herein by reference).

10.40	Termination Agreement for Robert J. Jaeger, Chief Financial Officer (filed as Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-11155) for the quarter ended June 30, 2003 and incorporated herein by reference).

10.41	Supplemental Settlement Agreement and Amendment of Existing Contracts Between Northwestern Resources Company and Texas Genco, L.P. dated January 30, 2004 (filed as Exhibit 10(nn) to the registrant’s Annual Report on Form 10-K (File No. 001-11155) for the year ended December 31, 2003 and incorporated herein by reference).

21.1	Subsidiaries of Westmoreland Coal Company.

23.1	Consent of KPMG LLP.

23.2	Consent of W. Michael Lepchitz (included in Exhibit 5.1 filed herewith).

23.3	Consent of IntraSearch Inc.

24.1	Power of Attorney (included on the signature pages of this Registration Statement).

99.1	Form of Instructions for Use of Westmoreland Coal Company Subscription Rights Certificates (to be filed by amendment).

99.2	Form of Notice of Guaranteed Delivery for Subscription Rights Certificates (to be filed by amendment).

99.3	Form of Letter from Westmoreland Coal Company to Stockholders who are Record Holders (to be filed by amendment).

99.4	Form of Letter from Westmoreland Coal Company to Securities Dealers, Commercial Banks, Trust Companies and other Nominees (to be filed by amendment).

99.5	Form of Letter from Nominees to Stockholders who are Beneficial Owners (to be filed by amendment).

99.6	Form of Nominee Holder Certification (to be filed by amendment).

99.7	Form of Beneficial Owner Election Form (to be filed by amendment).